Exhibit 96.7 Goldfields.com Technical Report Summary of Mineral reserves and Mineral resources 31 December 2021 for Gold Fields Limited – Gruyere Gold Mine – Australia

Table of Contents 1 Executive Summary ............................................................................................................................................................. 8 1.1 Property description and ownership ............................................................................................................................ 8 1.2 Geology and mineralisation ........................................................................................................................................ 8 1.3 Exploration, development and operations ................................................................................................................... 9 1.4 Mineral resource estimates ........................................................................................................................................ 10 1.5 Mineral reserve estimates .......................................................................................................................................... 11 1.6 Capital and operating cost estimates ......................................................................................................................... 12 1.7 Permitting .................................................................................................................................................................. 12 1.8 Conclusions and recommendations ........................................................................................................................... 13 2 Introduction......................................................................................................................................................................... 14 2.1 Registrant for whom the technical report summary was prepared............................................................................. 14 2.2 Terms of reference and purpose of the technical report summary ............................................................................. 14 2.3 Sources of information .............................................................................................................................................. 14 2.4 Qualified persons and details of inspection ............................................................................................................... 14 2.5 Report version update ............................................................................................................................................... 15 3 Property description ........................................................................................................................................................... 16 3.1 Property location ....................................................................................................................................................... 16 3.2 Ownership ................................................................................................................................................................. 16 3.3 Property area ............................................................................................................................................................. 16 3.4 Property mineral titles, claims, mineral rights, leases and options ............................................................................ 16 3.5 Mineral rights description ......................................................................................................................................... 18 3.6 Encumbrances ........................................................................................................................................................... 20 3.7 Other significant factors and risks ............................................................................................................................. 20 3.8 Royalties or similar interest....................................................................................................................................... 20 4 Accessibility, climate, local resources, infrastructure and physiography .................................................................... 21 4.1 Topography, elevation, and vegetation ..................................................................................................................... 21 4.2 Access ....................................................................................................................................................................... 22 4.3 Climate ...................................................................................................................................................................... 22 4.4 Infrastructure ............................................................................................................................................................. 22 4.5 Book value ................................................................................................................................................................ 24 5 History .................................................................................................................................................................................. 25 6 Geological setting, mineralization, and deposit ............................................................................................................... 26 6.1 Geological setting ..................................................................................................................................................... 26 6.2 Mineralisation ........................................................................................................................................................... 28 7 Exploration .......................................................................................................................................................................... 32 7.1 Exploration ................................................................................................................................................................ 32 7.2 Drilling ...................................................................................................................................................................... 32 7.2.1 Type and extent ................................................................................................................................................. 32 7.2.2 Procedures ......................................................................................................................................................... 33 7.2.3 Results ............................................................................................................................................................... 34 7.3 Hydrogeology ........................................................................................................................................................... 35 7.4 Geotechnical ............................................................................................................................................................. 36 7.4.1 Laboratory testing ............................................................................................................................................. 36 7.4.2 Regional stability .............................................................................................................................................. 38 7.4.3 Infrastructure ..................................................................................................................................................... 39 7.5 Density ...................................................................................................................................................................... 39 8 Sample preparation, analyses, and security .................................................................................................................... 41 8.1 Sample collection ...................................................................................................................................................... 41

P a g e 3 | 1 3 8 8.2 Sample preparation ................................................................................................................................................... 41 8.3 Sample analysis ......................................................................................................................................................... 42 8.4 Quality control and quality assurance (QA/QC) ....................................................................................................... 45 9 Data verification ................................................................................................................................................................. 47 9.1 Data management ...................................................................................................................................................... 47 9.2 Plant Sampling .......................................................................................................................................................... 48 9.3 Drilling ...................................................................................................................................................................... 48 9.4 Sampling ................................................................................................................................................................... 48 9.5 Survey ....................................................................................................................................................................... 49 9.6 Sample analysis ......................................................................................................................................................... 49 9.7 Geological modelling ................................................................................................................................................ 49 10 Mineral processing and metallurgical testing ................................................................................................................. 50 10.1 Testing and procedures ............................................................................................................................................. 50 10.1.1 Background ....................................................................................................................................................... 50 10.1.2 Metallurgical sampling & testing ...................................................................................................................... 51 10.2 Relevant results ......................................................................................................................................................... 52 10.2.1 Sample Head Analysis ...................................................................................................................................... 52 10.2.2 Metallurgical recovery ...................................................................................................................................... 54 10.2.3 Ore hardness ...................................................................................................................................................... 57 10.2.4 Abrasion Index .................................................................................................................................................. 60 10.3 Plant Sampling and reconciliation ............................................................................................................................. 61 10.4 Deleterious Elements ................................................................................................................................................ 61 10.5 Metallurgical Risks ................................................................................................................................................... 62 10.5.1 Sample Representativity .................................................................................................................................... 62 10.5.2 Laboratory Test Methods and Scale-up ............................................................................................................. 62 10.5.3 Deleterious Elements ........................................................................................................................................ 63 11 Mineral resource estimates ................................................................................................................................................ 64 11.1 Mineral resources estimation criteria ........................................................................................................................ 64 11.1.1 Geological model and interpretation ................................................................................................................. 64 11.1.2 Block modelling ................................................................................................................................................ 64 11.1.3 Bulk density ...................................................................................................................................................... 64 11.1.4 Compositing and domaining ............................................................................................................................. 64 11.1.5 Top cuts ............................................................................................................................................................. 65 11.1.6 Variography ...................................................................................................................................................... 65 11.1.7 Grade estimation ............................................................................................................................................... 65 11.1.8 Selective mining units (SMU) ........................................................................................................................... 66 11.1.9 Model validation ............................................................................................................................................... 66 11.1.10 Cut-off grades ................................................................................................................................................... 67 11.1.11 Classification criteria ........................................................................................................................................ 68 11.2 Mineral resources as of 31 December 2021 .............................................................................................................. 71 11.3 Audits and reviews .................................................................................................................................................... 72 11.4 Comparison 31 December 2021 with 31 December 2020 Mineral resource ............................................................. 72 12 Mineral reserve estimates .................................................................................................................................................. 73 12.1 Level of assessment .................................................................................................................................................. 73 12.2 Mineral reserve estimation criteria ............................................................................................................................ 73 12.2.1 Recent production performance ........................................................................................................................ 73 12.2.2 Key assumptions and parameters ...................................................................................................................... 74 12.2.3 Cut-off grades ................................................................................................................................................... 76 12.2.4 Mine design and planning ................................................................................................................................. 77 12.2.5 Mining schedule ................................................................................................................................................ 78 12.2.6 Processing schedule .......................................................................................................................................... 79 12.2.7 Classification criteria ........................................................................................................................................ 79

P a g e 4 | 1 3 8 12.2.8 Economic assessment ........................................................................................................................................ 79 12.3 Mineral reserves as of 31 December 2021 ................................................................................................................ 80 12.4 Audits and reviews .................................................................................................................................................... 81 12.5 Comparison with 31 December 2020 Mineral reserve .............................................................................................. 81 13 Mining methods .................................................................................................................................................................. 83 13.1 Mining methods open pits ......................................................................................................................................... 83 13.2 Geotechnical models ................................................................................................................................................. 86 13.2.1 Regional Stability .............................................................................................................................................. 87 13.2.2 Infrastructure ..................................................................................................................................................... 87 13.3 Hydrogeological models ........................................................................................................................................... 87 14 Processing and recovery methods ..................................................................................................................................... 89 14.1 Flow sheet and design ............................................................................................................................................... 89 14.2 Recent process plant performance ............................................................................................................................. 90 14.3 Process plant requirements ........................................................................................................................................ 91 14.4 Processing Risks ....................................................................................................................................................... 91 14.4.1 Major Equipment Failure .................................................................................................................................. 91 14.4.2 Plant Operational Management ......................................................................................................................... 92 14.4.3 Operating Costs, Plant Consumables and Reagents .......................................................................................... 92 14.4.4 Mill throughput ................................................................................................................................................. 92 15 Infrastructure ...................................................................................................................................................................... 94 15.1 Tailings storage facilities (TSF) ................................................................................................................................ 94 15.2 Waste rock dumps ..................................................................................................................................................... 95 15.3 Water ......................................................................................................................................................................... 96 15.4 Power ........................................................................................................................................................................ 97 15.5 Accommodation ........................................................................................................................................................ 97 15.6 Site access ................................................................................................................................................................. 97 15.7 Other infrastructure ................................................................................................................................................... 98 16 Market studies ..................................................................................................................................................................... 99 16.1 Preliminary market study .......................................................................................................................................... 99 16.2 Metal Price history .................................................................................................................................................. 101 17 Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups .... 102 17.1 Permitting ................................................................................................................................................................ 102 17.2 Environmental studies ............................................................................................................................................. 104 17.3 Waste disposal, monitoring and water management ............................................................................................... 107 17.3.1 Tailings storage facilities (TSF) ...................................................................................................................... 107 17.3.2 Waste rock dumps ........................................................................................................................................... 110 17.3.3 Water management.......................................................................................................................................... 111 17.4 Social and community ............................................................................................................................................. 112 17.4.1 Native Title and heritage ................................................................................................................................. 112 17.4.2 Social programs ............................................................................................................................................... 113 17.5 Mine closure............................................................................................................................................................ 113 17.5.1 Post Closure Mine Landforms ......................................................................................................................... 114 17.5.2 Closure Criteria ............................................................................................................................................... 116 18 Capital and operating costs ............................................................................................................................................. 117 18.1 Capital costs ............................................................................................................................................................ 117 18.2 Operating costs ........................................................................................................................................................ 117 19 Economic analysis ............................................................................................................................................................. 119 19.1 Key inputs and assumptions .................................................................................................................................... 119 19.2 Economic analysis ................................................................................................................................................... 120 19.3 Breakdown of ESG expenditure .............................................................................................................................. 120 19.4 Sensitivity analysis 50 % Attributable .................................................................................................................... 120

P a g e 5 | 1 3 8 20 Adjacent properties .......................................................................................................................................................... 122 21 Other relevant data and information ............................................................................................................................. 123 22 Interpretation and conclusions ....................................................................................................................................... 125 22.1 Gruyere risks and mitigating actions ....................................................................................................................... 125 23 Recommendations ............................................................................................................................................................ 129 24 References .......................................................................................................................................................................... 130 25 Reliance on information provided by the registrant .................................................................................................... 131 26 Definitions .......................................................................................................................................................................... 132 26.1 Adequate geological evidence ................................................................................................................................. 132 26.2 Conclusive geological evidence .............................................................................................................................. 132 26.3 Cutoff grade ............................................................................................................................................................ 132 26.4 Development stage issuer ........................................................................................................................................ 132 26.5 Development stage property.................................................................................................................................... 132 26.6 Economically viable ................................................................................................................................................ 132 26.7 Exploration results .................................................................................................................................................. 132 26.8 Exploration stage issuer .......................................................................................................................................... 132 26.9 Exploration stage property ...................................................................................................................................... 132 26.10 Exploration target .................................................................................................................................................... 132 26.11 Feasibility study ...................................................................................................................................................... 133 26.12 Final market study ................................................................................................................................................... 133 26.13 Indicated Mineral resource ...................................................................................................................................... 133 26.14 Inferred Mineral resource ........................................................................................................................................ 133 26.15 Initial assessment .................................................................................................................................................... 133 26.16 Investment and market assumptions ........................................................................................................................ 133 26.17 Limited geological evidence ................................................................................................................................... 134 26.18 Material ................................................................................................................................................................... 134 26.19 Material of economic interest .................................................................................................................................. 134 26.20 Measured Mineral resource ..................................................................................................................................... 134 26.21 Mineral reserve ....................................................................................................................................................... 134 26.22 Mineral resource ..................................................................................................................................................... 134 26.23 Modifying factors .................................................................................................................................................... 134 26.24 Preliminary feasibility study (or pre-feasibility study) ............................................................................................ 135 26.25 Preliminary market study ........................................................................................................................................ 135 26.26 Probable Mineral reserve ........................................................................................................................................ 135 26.27 Production stage issuer ............................................................................................................................................ 135 26.28 Production stage property ....................................................................................................................................... 135 26.29 Proven Mineral reserve ........................................................................................................................................... 135 26.30 Qualified person ...................................................................................................................................................... 135 26.31 Relevant experience ................................................................................................................................................ 136

P a g e 6 | 1 3 8 List of Tables Table 1.4.1: Gruyere - summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz ......................................................................................................................................................................................10 Table 1.5.1: Gruyere - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz ......................................................................................................................................................................................11 Table 1.6.1: Capital costs ($ million) ......................................................................................................................................................................12 Table 1.6.2: Operating costs ($ million) ..................................................................................................................................................................12 Table 2.4.1: List of Qualified persons .....................................................................................................................................................................15 Table 3.4.1: Summary of Gruyere tenements ..........................................................................................................................................................16 Table 7.2.1: Summary total Gruyere Joint Venture exploration drilling – 2021 ....................................................................................................32 Table 7.4.1: Required number representative samples for laboratory testing ........................................................................................................36 Table 7.4.2: Summary of laboratory test results – I ................................................................................................................................................37 Table 7.4.3: Summary of laboratory test results – II ...............................................................................................................................................37 Table 7.4.4: Slope design configuration against geotechnical domains .................................................................................................................38 Table 7.5.1: Density by rock type ............................................................................................................................................................................39 Table 8.4.1: Quality control sample type summary ................................................................................................................................................45 Table 8.4.2: Laboratory audits 2021 ........................................................................................................................................................................46 Table 10.2.1: Summary of Gruyere average sample head analyses .......................................................................................................................52 Table 10.2.2: Summary of Golden Highway deposits samples average head analyses .........................................................................................53 Table 10.2.3: Summary of Gruyere pit metallurgical samples quantities and average recovery results ...............................................................55 Table 10.2.4: Summary of Gruyere pit assigned metallurgical recovery estimation models .................................................................................55 Table 10.2.5: Summary of Golden Highway metallurgical samples quantities and average recovery results ......................................................56 Table 10.2.6: Summary of assigned Golden Highway metallurgical recovery estimation models .......................................................................56 Table 10.2.7: Summary of Gruyere fresh ore samples SAG Work Index (Axb, Mia) test results .........................................................................58 Table 10.2.8: Summary of Gruyere fresh ore samples Ball Work Index (BWI, Mib) test results .........................................................................58 Table 10.2.9: Summary of Golden Highway and Gruyere fresh ore samples hardness test results .......................................................................60 Table 10.2.10: Summary of Gruyere and Golden Highway abrasion index test results ........................................................................................61 Table 11.1.1: Summary of December 2021 Mineral resource estimation parameters ...........................................................................................66 Table 11.1.2: Gruyere open pit resource cut-off grades ..........................................................................................................................................67 Table 11.1.3: Gruyere resource classification criteria by area ................................................................................................................................69 Table 11.2.1: Gruyere - summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz ..................................................................................................................................................................................71 Table 12.2.1: Gruyere – recent production performance ........................................................................................................................................74 Table 12.2.2: Gruyere – key modifying factors ......................................................................................................................................................74 Table 12.2.3: Gruyere open pit reserve cut-off grades ............................................................................................................................................76 Table 12.2.4: Equipment availability, utilisation and productivity assumptions for LoM planning ......................................................................77 Table 12.3.1: Gruyere - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz ......................................................................................................................................................................................80 Table 12.5.1: Net difference in Mineral reserves between 31 December 2020 and 31 December 2021 ...............................................................82 Table 13.1.1: Mining equipment major fleet numbers ............................................................................................................................................83 Table 13.2.1: Gold Fields acceptance criteria for open pit design inclusive of typical factor of safety and probability of failure .......................87 Table 14.3.1: Process plant – key requirements summary ......................................................................................................................................91 Table 15.1.1: Life of Mine Reserve TSF storage balance .......................................................................................................................................95 Table 15.2.1: Likely Composition of Mine Waste Material ...................................................................................................................................95 Table 15.2.3: Materials Balance for Fresh, Competent Rock (Mm3) ....................................................................................................................96 Table 15.2.4: Waste Rock Dump Design Criteria for the Gruyere Gold Project ...................................................................................................96 Table 16.1.1: Reserve and Resource metal prices ...................................................................................................................................................99 Table 17.1.1: List of Gruyere permits .................................................................................................................................................................. 103 Table 17.2.1: Flora and Fauna .............................................................................................................................................................................. 104 Table 17.3.1: Available freeboard ........................................................................................................................................................................ 110 Table 17.3.2: Summary of Monitoring Commitments ......................................................................................................................................... 112

P a g e 7 | 1 3 8 Table 17.5.1:Gruyere Gold Mine Closure Domains ............................................................................................................................................ 114 Table 18.1.1: Capital costs ($ million) ................................................................................................................................................................. 117 Table 18.2.1: Operating costs ($ million) ............................................................................................................................................................. 117 Table 18.2.2: Closure and holding cost post life of mine reserves ...................................................................................................................... 118 Table 19.1.1: Gruyere Mineral reserve LoM plan ............................................................................................................................................... 119 Table 19.2.1: Gold Fields 50 % Attributable Gold, FCF and NPV ..................................................................................................................... 120 Table 19.3.1: Breakdown of ESG expenditure included in tables 18.1, 18.2 and 19,1 100 % basis .................................................................. 120 Table 19.4.1: NPV sensitivity to changes in gold price ....................................................................................................................................... 120 Table 19.4.2: NPV sensitivity to changes in grade .............................................................................................................................................. 120 Table 19.4.3: NPV sensitivity to changes in capital costs.................................................................................................................................... 120 Table 19.4.4: NPV sensitivity to changes in operating costs ............................................................................................................................... 121 Table 19.4.5: NPV sensitivity to changes in discount rate ................................................................................................................................... 121 Table 22.1.1: Gruyere risks and mitigating actions .............................................................................................................................................. 125 List of Figures Figure 1.2.1: Location of Gruyere .............................................................................................................................................................................9 Figure 3.4.1: Gruyere mineral titles .........................................................................................................................................................................16 Figure 4.4.1: Gruyere operating sites and infrastructure .........................................................................................................................................23 Figure 6.1.1: Gruyere – regional geology ...............................................................................................................................................................26 Figure 6.1.2: Local geology of the Gruyere area.....................................................................................................................................................27 Figure 6.2.1: Gruyere stratigraphic column ............................................................................................................................................................29 Figure 6.2.2: Gruyere Geological Section – Looking North ...................................................................................................................................30 Figure 7.2.1: Gruyere Exploration Drilling Phases .................................................................................................................................................35 Figure 8.3.1: Sample preparation workflow for RC and AC samples ....................................................................................................................43 Figure 8.3.2: Sample preparation workflow for diamond core samples .................................................................................................................44 Figure 10.2.1: Comparison of Gruyere fresh ore recovery estimation model with test-work recoveries ..............................................................55 Figure 10.2.2: Gruyere fresh ore samples – SAG work index versus Ball work index(1) (BWI) plot ....................................................................59 Figure 13.1.1:Final Reserve outlines .......................................................................................................................................................................85 Figure 14.1.1: Schematic flow diagram of the Gruyere process plant ....................................................................................................................90 Figure 15.1.1: Location of the TSF relative to the pit and processing plant ...........................................................................................................94 Figure 17.3.1: VWP locations .......................................................................................................................................................................... 108 Figure 17.3.2: TSF monitoring bore locations (25 July 2020) ............................................................................................................................. 109 Figure 17.5.1: Location of Regional Mine Closure Domains .............................................................................................................................. 115 Figure 17.5.2: Location of Central Mine Closure Domains................................................................................................................................. 115

P a g e 8 | 138 1 Executive Summary This technical report summary was prepared for Gold Fields Limited (Gold Fields or the Company or the Registrant), a production stage issuer. The purpose of this technical report summary is to support the disclosure of exploration results, Mineral resources and Mineral reserves for the Gruyere Gold Mine (Gruyere), a production stage property located in Australia, in accordance with the Securities and Exchange Commission (SEC) property disclosure requirements for mining registrants as specified in Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. The effective date of this technical report summary is 31 December 2021. Unless otherwise specified, all units of currency are in United States dollars (US$). All measurements are metric with the exception of troy ounces (oz). 1.1 Property description and ownership Gruyere is located approximately 1,100 kilometres (km) northeast of Perth, the capital of Western Australia (Figure 1.2.1). Gruyere is an unincorporated 50:50 joint venture (the Gruyere Joint Venture or Gruyere Joint Venture) between Gruyere Mining Company Pty Ltd (a wholly owned subsidiary of Gold Fields) and Gold Road (Gruyere) Pty Ltd (a wholly owned subsidiary of Gold Road Resources Ltd). Gold Fields is the manager of the Gruyere Joint Venture through its wholly owned subsidiary Gruyere Management Pty Ltd (GMPL). The Gruyere Joint Venture has ownership of 12 granted Mining Leases, 1 granted Exploration License, 52 granted Miscellaneous Licenses and 2 granted Prospecting Licences covering an area of 138,893 ha. The major components of the Gruyere mining and processing operation are:  One operating open pit.  An 8.2 Mt/a carbon-in-leach (CIL) process plant.  A tailings storage facility (TSF).  A power station with gas pipeline and power distribution lines.  An accommodation village.  An airstrip.  Administration centers and workshops.  Two borefields. 1.2 Geology and mineralisation Gruyere is situated in the central part of the Dorothy Hills Greenstone Belt, a greenstone sub‐basin in the northeast portion of the Yamarna Greenstone Belt. The Yamarna and Dorothy Hills Greenstone Belts are the easternmost known greenstone belts of the Archean Yilgarn Craton in southern Western Australia.

Figure 1.2.1: Location of Gruyere



Gruyere Gold Mine : General Location of Material Assets
LEGEND
Gruyere Tenements
Administration Offices
Mines / Deposits
Towns
Gruyere Gold Mine
Gruyere Open Pit
Gruyere Mine Village
YAM14
Alaric
Montagne
Argos
Orleans
Central Bore
Yamarna Exploration Camp
Attila
N
W
E
S
Datum : WGS84
Kilometres
Miles
560,000E
580,000E
6,900,000N
6,880,000N
AU-GRU-P00084AA-J00069
Indian Ocean
Broome
Port Hedland
Carnarvon
Western Australia
Leinster
Gruyere
Geraldton
Kalgoorlie-Boulder
Perth
Esperance
Southern Ocean

Source: Gruyere CPR, 2021

Gruyere is an orogenic gold deposit hosted by a quartz monzonite porphyry on a flexure point in the regional-scale Dorothy Hills Shear Zone. The mineralised strike length is 2,200 m with a known vertical extent of over 1,100 m. The host monzonite porphyry averages 90 m in horizontal width through the deposit with a maximum width of 190 m in the centre tapering to between 5 m and 10 m width at the northern and southern extremities. The monzonite porphyry dips steeply (65° - 80°) to the east and is variably altered with gold grades related to variations in the style and intensity of alteration, structure, quartz veining and sulphide species.

Yam14 is located 8 km south of the Gruyere deposit on a flexure of the Dorothy Hills Shear Zone. Mineralisation is shear-related and hosted in an intermediate sedimentary package at the contact with a rhyolitic tuff. Elevated gold grades are associated with shearing, increased quartz veining and albite-chlorite-pyrite-arsenopyrite alteration.

Gold mineralisation along the Yamarna Greenstone Belt in the west of the Property (Attila, Alaric, Montagne, Argos and Orleans deposits) is hosted in a steeply dipping sequence of sheared felsic to mafic volcanic and sedimentary rocks.

## 1.3 Exploration, development and operations

Open pit mining of the Gruyere deposit commenced in late 2018. The first gold pour was achieved in June 2019. Mining is by conventional drill and blast with truck and shovel using contract mining.

The recent production performance of Gruyere is summarised in Section 12.2.1.

Page 9 | 138

During 2021, exploration completed within the Gruyere Joint Venture mining lease was managed by Goldfields as part of its extensive Gruyere Deeps exploration program. This is discussed in more detail in Section 7 of this report.

## 1.4 Mineral resource estimates

The Gruyere Mineral resources exclusive of Mineral reserves as of 31 December 2021 are summarised in Table 1.4.1. The Mineral resources are 50 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral resources is in-situ without dilution applied.

Table 1.4.1: Gruyere - summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz

| | Resources (exclusive of Mineral reserves) | | | Cut-off grades/ (g/t Au) | Metallurgical recovery/ (%) |
|---|---|---|---|---|---|
| | Amount/ (kt) | Grades/ (g/t Au) | Amount/ (koz Au) | | |
| Open Pit Mineral resources | | | | | |
| OP measured Mineral resources | 46 | 1.0 | 1 | 0.4 to 0.7 | 81 to 95 |
| OP indicated Mineral resources | 13,886 | 1.4 | 610 | 0.4 to 0.7 | 81 to 95 |
| OP measured + indicated Mineral resources | 13,932 | 1.4 | 611 | 0.4 to 0.7 | 81 to 95 |
| OP inferred Mineral resources | 17,730 | 1.4 | 781 | 0.4 to 0.7 | 81 to 95 |
| Underground Mineral resources | | | | | |
| UG measured Mineral resources | | | | | |
| UG indicated Mineral resources | | | | | |
| UG measured + indicated Mineral resources | | | | | |
| UG inferred Mineral resources | 121 | 13 | 51 | 0.4 to 0.7 | 81 to 95 |
| Stockpile Mineral resources | | | | | |
| SP measured Mineral resources | | | | | |
| SP indicated Mineral resources | | | | | |
| SP measured + indicated Mineral resources | | | | | |
| SP inferred Mineral resources | | | | | |
| Total Gruyere Mineral resources | | | | | |
| Total Measured Mineral resources | 46 | 1.0 | 1 | | 81 to 95 |
| Total Indicated Mineral resources | 13,886 | 1.4 | 610 | | 81 to 95 |
| Total Measured + Indicated Mineral resources | 13,932 | 1.4 | 611 | | 81 to 95 |
| Total Inferred Mineral resources | 17,851 | 1.4 | 832 | | 81 to 95 |

Notes:
a) Rounding of figures may result in minor computational discrepancies.
b) Mineral resources are exclusive of Mineral reserves.
c) No year on year Mineral resource comparison is presented as Gruyere did not disclose a Mineral resource in 2020.
d) Quoted as diluted in situ metric tonnes and grades. Metallurgical recovery factors have not been applied to the Mineral resource estimates. The approximate metallurgical recovery factor of 81 % to 95 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. Gruyere mining operations vary according to the mix of the source material (e.g. oxide, transitional, fresh and ore type blend).
e) The metal prices used for the 2021 Mineral resources are based on a gold price of $1,500 per ounce or A$2,000 per ounce (at an exchange rate of A$ 1:$0.75). Open pit Mineral resources at the Australian operations are based on revenue factor 1 pits and the underground Mineral resources on appropriate mine design and extraction schedules. The gold price used for Mineral resources approximates 15 % higher than the selected Mineral reserve.
f) The cut-off grade may vary per shaft, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied to the Mineral resources are; Gruyere 2.3 g/t to 3.9 g/t Au mill feed (underground) and 0.41 g/t to 0.66 g/t Au (open pit).
g) The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Gruyere costs, the impact of modifying factors such as mining dilution and mining recovery, processing recovery and royalties. Mineral resources are also tested through the application of Environmental, Social and Governance (ESG) criteria to demonstrate reasonable prospects for economic extraction.
h) The Mineral resources are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters

Source: Gruyere CPR, 2021

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The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Gruyere costs, the impact of modifying factors such as mining dilution and recovery, processing recovery and royalties to demonstrate reasonable prospects for economic extraction.

## 1.5 Mineral reserve estimates

The Gruyere Mineral reserves as of 31 December 2021 are summarised in Table 1.5.1. The Mineral reserves are 50 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral reserves is ore delivered to the processing facility.

Table 1.5.1: Gruyere - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz

| | Amount/ (kt) | Grades/ (g/t Au) | Amount/ (koz Au) | Cut-off grades/ (g/t Au) | Metallurgical recovery/ (%) |
|---|---|---|---|---|---|
| Open Pit Mineral reserves | | | | | |
| OP Proven Mineral reserves | 5,706 | 1.2 | 217 | 0.4 to 0.7 | 81 to 95 |
| OP Probable Mineral reserves | 46,176 | 1.3 | 1,946 | 0.4 to 0.7 | 81 to 95 |
| OP total Mineral reserves | 51,881 | 1.3 | 2,163 | 0.4 to 0.7 | 81 to 95 |
| Stockpile Mineral reserves | | | | | |
| SP Proven Mineral reserves | 2,667 | 0.73 | 63 | | 81 to 95 |
| SP Probable Mineral reserves | | | | | |
| SP total Mineral reserves | 2,667 | 0.73 | 63 | | |
| Total Mineral reserves | | | | | |
| Total Proven Mineral reserves | 8,372 | 1.0 | 280 | 0.4 to 0.7 | 81 to 95 |
| Total Probable Mineral reserves | 46,176 | 1.3 | 1,946 | 0.4 to 0.7 | 81 to 95 |
| Total Gruyere Mineral reserves 2021 | 54,548 | 1.3 | 2,226 | 0.4 to 0.7 | 81 to 95 |
| Total Gruyere Mineral reserves 2020 | 43,425 | 1.2 | 1,738 | | |
| Year on year difference (%) | 26% | 2% | 28% | | |

Notes:
a) Rounding of figures may result in minor computational discrepancies.
b) Refer to
c) Table 12.5.1 for year on year for a detailed Mineral reserve comparison
d) Quoted as mill delivered metric tonnes and run-of-mine (RoM) grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical recovery factor is 81 % to 95 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. The recoveries for Gruyere vary according to the mix of the source material (e.g. oxide, transitional fresh and ore type blend) and method of treatment.
e) The metal prices used for the 2021 LoM Mineral reserves are based on a gold price of $1,300 per ounce or A$1,750 per ounce (at an exchange rate of A$1:$0.74). Open pit Mineral reserves at Gruyere are based on optimized pits and the underground operations on appropriate mine design and extraction schedules. The gold price used for Mineral reserves is detailed in particularity in chapter 16 Marketing.
f) Dilution relates to planned and unplanned waste and/or low-grade material being mined and delivered to the process plant. Ranges are given for those operations that have multiple orebody styles and mining methodologies. The mine dilution factors are 4 % to 31 % (open pit).
g) The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral reserves. This percentage will vary from mining area to mining area and reflects planned and scheduled reserves against actual tonnes, grade and metal mined, with all modifying factors, mining constraints and pillar discounts applied. The mining recovery factors are 89 % to 98 %.
h) The cut-off grade may vary per shaft, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied in the planning process are: Gruyere 0.4 g/t to 0.7 g/t Au.
i) An ounces-based Mine Call Factor (metal called for over metal accounted for) determined primarily on historic performance but also on realistic planned improvements where appropriate is applied to the Mineral reserves. A Mine Call Factor of 100 % has been applied at Gruyere.
j) The Mineral reserves are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters.
k) Gruyere is 50 % attributable to Gold Fields and is entitled to mine all declared material located within the properties mineral leases and all necessary statutory mining authorizations and permits are in place or have reasonable expectation of being granted.
l) Increases in Mineral reserves at Gruyere are primarily due to increases in the designed pit wall angles following a feasibility study in 2021 resulting in additional Resource to Reserve conversion.

Source: Gruyere CPR, 2021

Page 11 | 138

The Gruyere Mineral reserves are the economically mineable part of the measured and indicated Mineral resources based on LoM schedules and pre-feasibility studies completed at the reserve gold price of $1,300/oz to justify their economic viability at 31 December 2021 (refer to Section 19 for details on the supporting economic analysis).

## 1.6 Capital and operating cost estimates

Project development and the establishment of infrastructure at Gruyere is complete. Ongoing capital costs for the 31 December 2021 Mineral reserve LoM plan are summarized in Table 1.6.1.

Table 1.6.1: Capital costs ($ million)

| Capital cost | Units | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2031 | 2032 | 2033 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Capital | $ million | 62.3 | 136.3 | 115.9 | 121.7 | 110.5 | 171.8 | 161.3 | 167.7 | 9.4 | 8.0 | 6.9 | 0.6 |

Notes: a) The detailed capital cost schedule is presented in Table 18.1.1
b) This capital summary estimate is for the Mineral reserve life of mine schedule
c) Closure cost are included in operating costs

Source: Gruyere CPR, 2021

Budgeted operating costs are summarized in Table 1.6.2.

Table 1.6.2: Operating costs ($ million)

| Operating cost | Units | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2031 | 2032 | 2033 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| operating costs | $ million | 209.9 | 187.3 | 204.2 | 192.2 | 203.8 | 193.2 | 243.1 | 204.7 | 250.9 | 197.3 | 152.2 | 5.6 |

Notes: a) The detailed operating cost schedule is presented in Table 18.2.1
b) This operating cost summary estimate is for the Mineral reserve LoM schedule
c) Closure costs are presented from 2033 onwards

Source: Gruyere CPR, 2021

## 1.7 Permitting

The key operating environmental permits for the operation are issued by DMIRS and DWER and relate to:

- Mining Proposal which includes land clearing, disturbance and infrastructure
- Environmental licence
- Native vegetation clearing
- Mine dewatering (category 06)
- Water abstraction and groundwater operating strategies
- Sewerage facility (category 54)
- Putrescible landfill site; and
- Mine Closure Plan

The operation has these permits in place and manage the obligations through the INX InForm (legal register process).

In Australia, with few exceptions, all onshore mineral rights are reserved to the government of the relevant state or territory. The Western Australian Mining Act 1978 (WA) (the "WA Mining Act"), is the principal piece of legislation governing exploration and mining on land in Western Australia. Licenses and leases for, among other things, prospecting, exploration and mining must be obtained pursuant to the requirements of the WA Mining Act before the relevant activity can begin. Where native title has not been extinguished, native title legislation may apply to the grant of tenure and some subsequent administrative processes. Heritage legislation may operate to preclude or regulate the disturbance of a particular area.

Page 12 | 138

P a g e 1 3 | 1 3 8 The maximum initial term of a mining lease is 21 years and the holder has the right to renew the lease for a further period of 21 years. Subsequent renewals are subject to the minister’s discretion and the lease can only be assigned with the consent of the relevant minister. A general-purpose lease may also be granted for one or more of a number of permitted purposes. There are minimum expenditure requirements for most types of tenure, to ensure ongoing activity is undertaken and reported. Current leases are due for renewal over the period, E38/1964 and P38/4401. Gold Fields maintains a tenement management auditing system that flags lease renewals to meet the renewal process timeline and to keep the tenement ownership in good standing by meeting expenditure and other commitments. Gruyere has security of tenure for all current exploration and mining leases that contribute to future ore reserves in this CPR. If mining expansion is required into additional areas currently held under exploration, it would need to convert the relevant exploration licenses prior to commencing mining. This would also include negotiations with the relevant native title holders in order to obtain their consent to any proposed grant. In 2017, the Yilka People and Sullivan Edwards families were successful in having their claim under the Native Title Act 1993 (Cth) (WCD2017/005) determined by the Federal Court over an area including the Gruyere mine. GRM is party to an agreement with the Yilka People that gives the necessary consents for the grant of mining and other tenure at Gruyere. 1.8 Conclusions and recommendations The Gruyere Mineral reserves currently support a 12 year life of mine reserve plan which includes two years of stockpile processing that values the operation at $437.3 million at the reserve gold price of $1,300/oz. k). Increases in Mineral reserves at Gruyere are primarily due to increases in the designed pit wall angles following a feasibility study in 2021 resulting in additional Resource to Reserve conversion.

P a g e 1 4 | 1 3 8 2 Introduction 2.1 Registrant for whom the technical report summary was prepared This technical report summary was prepared for Gold Fields Limited (Gold Fields or the Company or the Registrant), a production stage issuer. 2.2 Terms of reference and purpose of the technical report summary The purpose of this technical report summary is to support the disclosure of exploration results, Mineral resources and Mineral reserves for the Gruyere Gold Mine (Gruyere or the Property), a production stage property located in Australia, in accordance with the Securities and Exchange Commission (SEC) property disclosure requirements for mining registrants as specified in Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. The effective date of this technical report summary is 31 December 2021. The Mineral resources and Mineral reserves disclosed in this technical report summary were reported in accordance with the South African Code for the Reporting of Exploration Results, Mineral resources and Mineral reserves (SAMREC Code 2016). SAMREC is based on the Committee for Mineral reserves International Reporting Standards (CRIRSCO) Reporting Template 2019. 2.3 Sources of information This technical report summary is principally based on information disclosed in the “Competent Person’s Report on the Material Assets of Gruyere Gold Mine as at 31 December 2021” prepared by Gruyere management on behalf of the Company. The Competent Person’s Report (CPR) was supplemented by technical reports and studies prepared by the Company and third-party specialists engaged by the Company as cited throughout this technical report summary and listed in Section 24. All units of currency are in United States dollars ($) unless otherwise specified. All measurements are metric with the exception of troy ounces (oz). 2.4 Qualified persons and details of inspection The Qualified persons responsible for the preparation of this technical report summary are listed in Table 2.4.1. All Qualified persons are eligible members in good standing of the South African Mineral Reporting Codes (SAMREC 2016) recognized professional organization (RPO) register within the mining industry. They have at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that the Qualified person is undertaking on behalf of the Company at the time this technical report summary was prepared.

Table 2.4.1: List of Qualified persons

| Incumbent | Employer | Position | Affiliations | Relevant experience (years) | Details of inspection | Responsibility |
|---|---|---|---|---|---|---|
| Dr Julian Verbeek | Gold Fields | VP Geology and Mineral resources | FAusIMM - 207994 | 34 | Has not attended site | This document has been prepared under the supervision of and reviewed by Julian Verbeek.<br>Chapters 1-26 |
| Richard Butcher | Gold Fields | Chief Technical Officer GFL Group Technical Services | FAusIMM CP - 211182 | 41 | 11 Mar 2021<br>11 Oct 2021 | Overview and review of document.<br>Chapters 1-5, 10 & 12-26 |
| Dr Winfred Assibey-Bonsu | Gold Fields | Group Geostatistician and Evaluator | FSAIMM - 400112/00 | 35 | Has attended site | Resources Estimation<br>Chapters 8 - 9 & 11 |
| Andrew Engelbrecht | Gold Fields | Group Geologist | AusIMM - 224997 | 22 | Has not attended site | Geology and Resources.<br>Chapters 1 - 11 |
| Peter Andrews | Gold Fields | VP: Geotechnical | FAusIMM CP - 302255 | 25 | Has attended site | Geotechnical review.<br>Sections 7.4, 15.2 & 17.3.2 |
| Daniel Hillier | Gold Fields | VP: Metallurgy | FAusIMM CP - 227106 | 31 | Has not attended site | Chapters 10 & 14 |
| Johan Boshoff | Gold Fields | Group Head of Tailings | FAusIMM - 1007564 | 26 | 18 Feb 2021<br>12 Jun 2021<br>5 Aug 2021 | Tailings Review.<br>Sections 15.1 & 17.3.1 |
| Andre Badenhorst | Gold Fields | Group Technical and Reporting Governance Manager | AusIMM - 309882 | 41 | Has attended site | Chapters 1-26 |
| Fiona Phillips | Gold Fields | VP: Technical | AusIMM - 112538 | 24 | Twice a year | Overview and review of document.<br>Chapters 1-5, 10 & 12-26 |
| Trent Strickland | Gold Fields | Principal Geologist: Resources & Reserves | AusIMM - 211953<br>AIG - 6761 | 17 | Twice a year | Geology and Resources.<br>Chapters 1 - 11 |
| Marco Tassone | Gold Fields | Manager: Geology | AusIMM - 3000317 | 26 | Site employee | Chapters 1-26 |
| Hamish Guthrie | Gold Fields | Mine Planning Superintendent | AusIMM - 210899 | 22 | Once a quarter | Reserves and Mining<br>Chapters 1-5, 10 & 12-26 |
| Mark Roux | Gold Fields | Resource Geology Superintendent | AusIMM - 324099 | 15 | Once a quarter | Resources Estimation<br>Chapters 8 - 9 & 11 |

Notes

a) The Qualified persons where not all able to attend site in 2021 for Mineral reserve and Mineral resource reviews, however, the Mineral reserve and Mineral resource were reviewed according to the chapter 21 description.

The recognized professional organization affiliation in good standing has been reviewed by Gold Fields. The Qualified persons have been appointed by Gold Fields

## 2.5 Report version update

No previous technical report summary has been filed by the Gold Fields on the Gruyere property in Western Australia. Gruyere is sometimes referred to as the Gruyere Joint Venture.

Page 15 | 138

## 3 Property description

### 3.1 Property location

Gruyere is located in the North Eastern Goldfields 1,100 km northeast of Perth, the capital of Western Australia (Figure 1.2.1), at 27º59'04"S and longitude 123º50'43"E or GDA94 / MGA Zone 51 coordinates 583,115E and 6,904,206N.

Refer to Figure 4.4.1 for Gruyere operating sites and infrastructure drawing.

### 3.2 Ownership

Gruyere is an unincorporated 50:50 joint venture (the Gruyere Joint Venture or Gruyere Joint Venture) between Gruyere Mining Company Pty Ltd (a wholly owned subsidiary of Gold Fields) and Gold Road (Gruyere) Pty Ltd (a wholly owned subsidiary of Gold Road Resources Ltd, ASX: GOR). Gold Fields is the manager of the Gruyere Joint Venture through its wholly owned subsidiary Gruyere Management Pty Ltd (GMPL).

Under the terms of the Gruyere Joint Venture, Gold Road Resources received a A$250 million cash consideration, payment of a further A$100 million to fund Gold Road Resources' share of the initial cash calls during the construction phase, and an uncapped 1.5 % net smelter return (NSR) royalty on Gold Fields' 50 % share of production from the Gruyere Joint Venture tenements once total gold production exceeded two million ounces.

### 3.3 Property area

The Gruyere Joint Venture tenements cover a total area of 138,893 ha. The Gruyere Joint Venture has security of tenure for all current exploration and mining tenements that contribute to future Mineral resources and reserves.

### 3.4 Property mineral titles, claims, mineral rights, leases and options

The Gruyere Joint Venture has 100 % ownership of 12 granted Mining Leases, 1 granted Exploration Licence, 52 granted Miscellaneous Licences and 2 granted Prospecting Licences covering a total area of 138,893 ha (Figure 3.4.1, Table 3.4.1).

Figure 3.4.1: Gruyere mineral titles


Gruyere Gold Mine - Tenement Map
Gruyere Gold Mine
Gruyere Open Pit
Gruyere Mine Village
YAM14
Alaric
Montagne
Argos
Central Bore
Attila
Yamarna Exploration Camp
Western Australia
LEGEND
Buildings
Mines / Deposits
Mining Lease
Exploration Licence
Miscellaneous Licence
N
W
E
S
Datum : GDA94 MGA Zone 51
0 Kilometres 20
0 Miles 15

Source: Gruyere CPR, 2021

Table 3.4.1: Summary of Gruyere tenements

Page 16 | 138

| Number | Grant date | Expiry date | Area (HA – hectare) (BL = blocks) | Min annual expenditure ($) | Annual rent ($) | Reporting group | Term granted |
|---|---|---|---|---|---|---|---|
| Mining Leases | | | | | | | |
| M38/1178 | 05-May-16 | 04-May-37 | 974.50000 HA | $72,150 | $15,873 | Yamarna - C035/2017 | 21 Years |
| M38/1179 | 02-Jun-16 | 01-Jun-37 | 874.95000 HA | $64,750 | $14,245 | Yamarna - C035/2017 | 21 Years |
| M38/1255 | 31-May-16 | 30-May-37 | 1,793.50000 HA | $132,756 | $29,206 | Yamarna - C035/2017 | 21 Years |
| M38/1267 | 05-May-16 | 04-May-37 | 6,855.00000 HA | $507,270 | $111,599 | Yamarna - C035/2017 | 21 Years |
| M38/435 | 10-Aug-04 | 09-Aug-25 | 770.20000 HA | $57,054 | $12,552 | Yamarna - C035/2017 | 21 Years |
| M38/436 | 10-Aug-04 | 09-Aug-25 | 98.59000 HA | $7,400 | $1,612 | Yamarna - C035/2017 | 21 Years |
| M38/437 | 10-Aug-04 | 09-Aug-25 | 158.50000 HA | $11,766 | $2,589 | Yamarna - C035/2017 | 21 Years |
| M38/438 | 10-Aug-04 | 09-Aug-25 | 227.15000 HA | $16,872 | $3,712 | Yamarna - C035/2017 | 21 Years |
| M38/439 | 10-Aug-04 | 09-Aug-25 | 18.91500 HA | $7,400 | $309 | Yamarna - C035/2017 | 21 Years |
| M38/788 | 10-Aug-04 | 09-Aug-25 | 148.55000 HA | $11,026 | $2,426 | Yamarna - C035/2017 | 21 Years |
| M38/814 | 10-Aug-04 | 09-Aug-25 | 1,000.00000 HA | $74,000 | $16,280 | Yamarna - C035/2017 | 21 Years |
| M38/841 | 10-Aug-04 | 09-Aug-25 | 374.50000 HA | $27,750 | $6,105 | Yamarna - C035/2017 | 21 Years |
| Exploration Licences | | | | | | | |
| E38/1964 | 27-Aug-09 | 26-Aug-23 | 3 BL | $37,000 | $1,503 | Yamarna - C035/2017 | 5 Years (Extended) |
| E38/2326 | 04-Jun-10 | 03-Jun-22 | 8 BL | $51,800 | $4,008 | Yamarna - C035/2017; Yamarna Central - C183/2020 | 5 Years (Extended) |
| E38/2415 | 03-Nov-10 | 02-Nov-22 | 4 BL | $37,000 | $2,004 | Yamarna - C035/2017; Yamarna Central - C183/2020 | 5 Years (Extended) |
| Prospecting Licences | | | | | | | |
| P38/4196 | 04-Aug-16 | 03-Aug-24 | 136.00000 HA | $4,026 | $332 | | 4 Years (Extended) |
| P38/4197 | 04-Aug-16 | 03-Aug-24 | 111.00000 HA | $3,286 | $271 | | 4 Years (Extended) |
| P38/4198 | 04-Aug-16 | 03-Aug-24 | 49.00000 HA | $1,480 | $120 | | 4 Years (Extended) |
| P38/4401 | 14-Nov-17 | 13-Nov-21 | 36.50000 HA | $1,480 | $90 | | 4 Years |
| P38/4478 | 02-Sep-19 | 01-Sep-23 | 72.66000 HA | $2,161 | $178 | | 4 Years |
| Miscellaneous Licences | | | | | | | |
| L38/186 | 14-Aug-13 | 13-Aug-34 | 75.90000 HA | | $1,108 | | 21 Years |
| L38/210 | 16-May-13 | 15-May-34 | 59,562.30000 HA | | $26,446 | | 21 Years |
| L38/227 | 27-Sep-16 | 26-Sep-37 | 45.10000 HA | | $671 | | 21 Years |
| L38/230 | 27-Sep-16 | 26-Sep-37 | 9.58000 HA | | $146 | | 21 Years |
| L38/235 | 15-Jul-16 | 14-Jul-37 | 42,821.40000 HA | | $19,013 | | 21 Years |
| L38/250 | 24-Mar-17 | 23-Mar-38 | 12,406.69120 HA | | $180,869 | | 21 Years |
| L38/251 | 03-Oct-16 | 02-Oct-37 | 789.00000 HA | | $11,502 | | 21 Years |
| L38/252 | 08-May-17 | 07-May-38 | 3,057.25000 HA | | $44,580 | | 21 Years |
| L38/253 | 28-Feb-17 | 27-Feb-38 | 788.50000 HA | | $11,502 | | 21 Years |
| L38/254 | 27-Sep-16 | 26-Sep-37 | 568.80000 HA | | $8,295 | | 21 Years |
| L38/255 | 27-Sep-16 | 26-Sep-37 | 482.80000 HA | | $7,041 | | 21 Years |
| L38/256 | 03-Oct-16 | 02-Oct-37 | 189.90000 HA | | $2,770 | | 21 Years |
| L38/259 | 28-Sep-17 | 27-Sep-38 | 296.52000 HA | | $4,330 | | 21 Years |
| L38/260 | 22-May-17 | 21-May-38 | 664.20000 HA | | $9,694 | | 21 Years |
| L38/266 | 24-Mar-17 | 23-Mar-38 | 156.84070 HA | | $2,289 | | 21 Years |
| L38/267 | 24-Mar-17 | 23-Mar-38 | 217.41530 HA | | $3,178 | | 21 Years |
| L38/268 | 24-Mar-17 | 23-Mar-38 | 12.57090 HA | | $190 | | 21 Years |
| L38/269 | 24-Mar-17 | 23-Mar-38 | 178.15200 HA | | $2,609 | | 21 Years |
| L38/270 | 24-Mar-17 | 23-Mar-38 | 64.32800 HA | | $948 | | 21 Years |
| L38/271 | 24-Mar-17 | 23-Mar-38 | 133.48790 HA | | $1,953 | | 21 Years |
| L38/272 | 24-Mar-17 | 23-Mar-38 | 24.09690 HA | | $364 | | 21 Years |
| L38/273 | 24-Mar-17 | 23-Mar-38 | 133.45960 HA | | $1,953 | | 21 Years |
| L38/274 | 24-Mar-17 | 23-Mar-38 | 51.29330 HA | | $758 | | 21 Years |
| L38/275 | 24-Mar-17 | 23-Mar-38 | 270.20230 HA | | $3,951 | | 21 Years |

Page 17 | 138

| Number | Grant date | Expiry date | Area (HA – hectare) (BL = blocks) | Min annual expenditure ($) | Annual rent ($) | Reporting group | Term granted |
|---|---|---|---|---|---|---|---|
| L38/276 | 30-Mar-17 | 29-Mar-38 | 371.12090 HA | | $5,423 | | 21 Years |
| L38/278 | 24-Mar-17 | 23-Mar-38 | 5.39020 HA | | $87 | | 21 Years |
| L38/279 | 24-Mar-17 | 23-Mar-38 | 4.80080 HA | | $73 | | 21 Years |
| L38/280 | 24-Mar-17 | 23-Mar-38 | 3.00660 HA | | $58 | | 21 Years |
| L38/281 | 24-Mar-17 | 23-Mar-38 | 1.66250 HA | | $29 | | 21 Years |
| L38/282 | 26-Apr-17 | 25-Apr-38 | 511.60000 HA | | $7,464 | | 21 Years |
| L38/283 | 08-May-17 | 07-May-38 | 348.40000 HA | | $5,088 | | 21 Years |
| L38/284 | 12-Sep-17 | 11-Sep-38 | 0.98100 HA | | $15 | | 21 Years |
| L38/285 | 12-Sep-17 | 11-Sep-38 | 6.12900 HA | | $102 | | 21 Years |
| L38/286 | 28-Sep-17 | 27-Sep-38 | 0.93600 HA | | $15 | | 21 Years |
| L38/293 | 09-Oct-17 | 08-Oct-38 | 7.70000 HA | | $117 | | 21 Years |
| L38/294 | 09-Oct-17 | 08-Oct-38 | 1.00000 HA | | $15 | | 21 Years |
| L38/295 | 09-Oct-17 | 08-Oct-38 | 1.00000 HA | | $15 | | 21 Years |
| L38/296 | 09-Oct-17 | 08-Oct-38 | 1.00000 HA | | $15 | | 21 Years |
| L38/297 | 09-Oct-17 | 08-Oct-38 | 41.20900 HA | | $612 | | 21 Years |
| L38/298 | 09-Oct-17 | 08-Oct-38 | 46.88700 HA | | $685 | | 21 Years |
| L38/299 | 09-Oct-17 | 08-Oct-38 | 1.51100 HA | | $29 | | 21 Years |
| L38/300 | 09-Oct-17 | 08-Oct-38 | 6.39100 HA | | $102 | | 21 Years |
| L38/301 | 09-Oct-17 | 08-Oct-38 | 15.28100 HA | | $233 | | 21 Years |
| L38/302 | 09-Oct-17 | 08-Oct-38 | 11.11000 HA | | $175 | | 21 Years |
| L38/303 | 09-Oct-17 | 08-Oct-38 | 63.39500 HA | | $933 | | 21 Years |
| L38/304 | 27-Oct-17 | 26-Oct-38 | 27.67300 HA | | $408 | | 21 Years |
| L38/305 | 09-Oct-17 | 08-Oct-38 | 22.40600 HA | | $335 | | 21 Years |
| L38/306 | 09-Oct-17 | 08-Oct-38 | 20.45300 HA | | $306 | | 21 Years |
| L38/307 | 09-Oct-17 | 08-Oct-38 | 4.77000 HA | | $73 | | 21 Years |
| L38/309 | 15-Jan-18 | 14-Jan-39 | 2.55600 HA | | $0 | | 21 Years |
| L38/310 | 27-Feb-18 | 26-Feb-39 | 1.00000 HA | | $15 | | 21 Years |
| L38/311 | 23-Mar-18 | 22-Mar-39 | 5.96500 HA | | $87 | | 21 Years |

Notes: a) Registered Holder – Gruyere

b) The Qualified persons opinion is that licenses and tenements can be renewed or extended as required

Source: Gruyere CPR, 2021

## 3.5 Mineral rights description

The operation of mining and associated activities at Gruyere are governed by numerous Western Australian Government Acts. This section summarises published information available from the Western Australian Department of Mines, Industry Regulation and Safety (DMIRS).

The Western Australian Mining Act 1978 (WA) (the Mining Act (1978)) is the principal legislation governing exploration and mining on land in Western Australia. Licenses and leases for, among other things, prospecting, exploration and mining must be obtained pursuant to the requirements of the Mining Act (1978) before the relevant activity can begin. Application fees and annual rental payments are payable in respect of each tenement. Where Native Title has not been extinguished, Native Title legislation may apply to the grant of tenure and some subsequent administrative processes. Heritage legislation may operate to preclude or regulate the disturbance of a particular area.

Prospecting licences are granted over a maximum area of 200 ha and have an initial period of four years and can be extended by one period of four years. Exploration Licences are granted over larger areas for five years plus a possible extension of five years and further periods of two years thereafter, with 40 % per cent of ground to be surrendered at the end of year six.

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P a g e 1 9 | 1 3 8 If the holder of a Prospecting or Exploration Licence establishes indications of an economic mineral deposit and expends a minimum level of investment, it may apply for a Mining Lease which gives the holder exclusive mining rights with respect to all minerals on the property. It is possible for one person to own the surface of the property and for another to own the mineral rights. An application for a Mining Lease must be accompanied by one of the following:  A Mining Proposal completed in accordance with the guidelines.  A statement of mining operations and a mineralisation report prepared by a Qualified person.  A statement of mining operations and a resource report that complies with the JORC Code that has been made to the Australian Securities Exchange (ASX). The maximum initial term of a Mining Lease is 21 years and the holder has the right to renew the lease for a further period of 21 years. Subsequent renewals are subject to the minister’s discretion and the lease can only be assigned with the consent of the relevant minister. Prescribed minimum annual expenditure commitments and activity reporting requirements apply to holders of Exploration and Prospecting Licences, and Mining Leases. Mining operations on tenements in Western Australia must be developed and operated in compliance with various Commonwealth and State legislative requirements. The operation of Gruyere is under the control of the following Western Australian Government legislation.  Mining Act (1978)  Environmental Protection Act (1986) and Environmental Protection Amendment Act (2004)  Contaminated Sites Act (2003)  Environmental Protection (Clearing of Native Vegetation) Regulations (2004)  Rights in Water and Irrigation Act (1914)  Conservation and Land Management Act (1984)  Wildlife Conservation Act (1950)  Country Areas Water Supply Act (1947)  Aboriginal Heritage Act (1972)  Heritage of Western Australia Act (1990)  Environmental Protection Regulations (1987)  Environmental Protection (Unauthorized Discharge) Regulations (2004)  Mining Rehabilitation Fund Act (2012) The operation of Gruyere is also under the authority of the following Commonwealth of Australia Government legislation.  Environmental Protection and Biodiversity Conservation Act (1999)  National Greenhouse and Energy Reporting Act (2007) The governing Western Australian agencies are the Department of Water and Environmental Regulation (DWER), the Department of Planning, Lands and Heritage (DPLH) and the DMIRS. Miscellaneous Licences are for purposes such as a roads and pipelines.

P a g e 2 0 | 1 3 8 Mineral royalty rates are prescribed under the Mining Regulations 1981. For gold, an ad valorem royalty rate of 2.5 % is applied. Gruyere also holds regulatory licences, permits and registrations that govern various aspects of environmental management as disclosed in Section 17. 3.6 Encumbrances Other regulatory requirements including those associated with the operation and management of mining, rehabilitation and exploration activities are managed under the Mining Act (1978) in the form of tenement conditions administered by the DMIRS. Section 17 discloses the remediation and reclamation guarantees that are pertinent to Gruyere. Gruyere did not incur any fines or other encumbrances for non-compliance or breaches in 2021. 3.7 Other significant factors and risks Under the terms of the Gruyere Joint Venture, an uncapped 1.5 % NSR royalty on Gold Fields’ 50 % share of production from the Gruyere Joint Venture tenements is payable to Gold Road Resources once total gold production has exceeded two million ounces. A 0.8 % gold production royalty is also payable pursuant to a Native Title agreement. There are no significant factors and risks that may affect access, title, or the right or ability to perform work on the Property. The Qualified person has relied on information provided by the Registrant in preparing its findings and conclusions regarding other significant factors and risks. In the Qualified person has considered all information that is rely upon opinion it reasonable to rely upon the Registrant for any of the identified information. If mine expansions are required into areas currently held under a Prospecting or Exploration Licence, conversion to a Mining Lease is required prior to commencing mining. Other permitting and licensing requirements required to start a new mining operation may include inter alia; Native Title, heritage, local disturbance, clearing, environmental, power, water extraction and waste disposal, which follow well established authorization protocols with the relevant Government authorities. The Qualified person is not aware of any other current or pending licensing or legal matters that may have an influence on the rights to explore or mine for minerals at Gruyere. The Qualified person has relied on information provided by the Registrant in preparing its findings and conclusions regarding other significant factors and risks. A review of recent Company public disclosure documents including the annual report (Form 20-F for the 12 months Ended 31 December 2021) do not contain any statements by the directors on any legal proceedings or other material conditions (other than as set out above) that may impact on the Company’s ability to continue mining or exploration activities at Gruyere. 3.8 Royalties or similar interest There are no non managed tenements, and there are no royalties or similar interests The Qualified person has reviewed the limited non-managed tenements and is of the opinion that it has not been explored on in 2021. Any discoveries will be considered as attributable to Gold Fields

P a g e 2 1 | 1 3 8 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Topography, elevation, and vegetation Gruyere lies at the western margin of the Great Victoria Desert, which is characterised by a semi-arid climate, with hot summers and mild winters. It consists of a predominantly flat landscape, truncated by the Yeo paleo-drainage valley. The region is covered by an extensive sandplain with areas of low longitudinal dunes. The upland terrain comprises isolated low hills and ridges that typically represent bedrock outcrops of mafic or felsic rocks, banded iron formation or granite tors attaining a elevation of around 400 – 500 m above sea level (ASL). Botanica Environmental Consultants were engaged by Gold Road to undertake two Level 2 desktop and field flora and vegetation surveys of the Gruyere Gold Project Mining area (M38/1267). Surveys were undertaken in spring 2014 and autumn 2015 covering 6,846 and 4,793 ha respectively. Thirty-seven broad vegetation communities were identified during the spring 2014 survey, representing a total of 39 families, 85 genera and 199 plant taxa (Botanica 2015a). A total of 240 vascular plant taxa from 44 families and 104 genera were recorded during the autumn 2015 survey area with 32 vegetation communities being mapped in the study area (2015b). There was a high degree of homogeneity between the Acacia forests and woodlands/shrublands and mallee woodlands and shrublands of the breakaway, clay-loam plain, quartz/rocky plain, drainage depression and rocky hill slope groups despite obvious differences in landform structure. The sandplain communities were mainly distinguished from the breakaway, clay-loam plain, quartz/rocky plain, drainage depression and rocky hill slope. There were also differences within the sandplain communities with the Acacia forest and woodland/shrubland sandplain communities mostly separated from the Eucalypt woodland/mallee woodland and shrubland sandplain communities. Species composition of the sand dune community was similar to that of the Eucalypt woodland/mallee woodland and shrubland sandplain communities (Botanica 2015b). Based on the Keighery vegetation health rating scale (1994) all vegetation communities were rated as ‘very good’ (Botanica 2015b), which is defined as ‘the vegetation structure is altered by obvious signs of disturbance for example, disturbance to vegetation structure caused by repeated fires, the presence of some more aggressive weeds, dieback, logging and grazing’. Disturbances within the Gruyere Gold Project area were noted to be exploration activities, fire and grazing by stock and feral camels. Topsoil and vegetation stripped from most areas to be disturbed for the project will be returned to the place that they were stripped from, generally maintaining any landform, soil and vegetation associations (aside from the pit footprint, which will never be restored). Topsoil, vegetation and growth medium stripped from the footprint of the pit and IWL will be placed on an artificial landform (the IWL), with sands from sandplains and dunes favoured for the top of the IWL, and gravelly loams from clay/loam plains, quartz rocky plains and low rocky hills favoured for the batters of the landform. The project area is not located within Environmentally Sensitive Areas or Schedule 1 Areas, as described in Regulation 6 and Schedule 1, clause 4 of the Environmental Protection (Clearing of Native Vegetation) Regulations 2004 (Botanica 2016a). The project area is not located within any DBCA managed land; however the Yeo Lake Nature Reserve which is listed as a Class “A” Nature Reserve and is managed by DBCA is located approximately 13 km to the east of the Gruyere Gold Project. None of the vegetation communities were found to have National Environmental Significance as defined by the Commonwealth EPBC Act (Botanica 2015b). The Qualified person’s opinion is that the revegetation proposed will adequately remediate any disturbance to the satisfaction of the community and authorities and the revegetation of tailings facilities will be in line with Company procedures and will minimize toxins.

P a g e 2 2 | 1 3 8 4.2 Access Access to Gruyere from the regional city of Kalgoorlie-Boulder is via the Goldfields Highway to the town of Leonora and the sealed Laverton-Leonora Road to Laverton followed by approximately 160 km along the unsealed Great Central Road (Figure 1.2.1). The mine site is serviced by regular chartered flights from Perth using the sealed airstrip located adjacent to the Gruyere village. 4.3 Climate The mean daily maximum temperature is 35.8°C in January and 17.8°C in July. Mean minimum temperatures are 20.5°C in January and 5.2°C in July. Temperature extremes range from below freezing on winter nights to above 45°C on summer days. Mean annual rainfall is 234 mm and although the mean monthly rainfall is relatively consistent, high rainfall events can occur between January and May due to remnant cyclonic activity. These events are relatively rare and have little effect on the mine operations. The most reliable rains occur in winter from cold fronts arriving from the west, and cloud bands from the northwest. January and February are the wettest months with an average of above 40 mm. Evaporation rates are high and there are no naturally occurring perennial lakes, streams or rivers in the region. No extreme climate conditions are experienced that materially affect operations. 4.4 Infrastructure Gruyere is an open pit gold mining operation with associated infrastructure and facilities that operate year-round. Major infrastructure owned and operated by the Gruyere Joint Venture include an 8.2 Mt/a CIL process plant, a large waste dump, a tailings storage facility (TSF), haul roads, an airstrip, workshops, administration centres and a residential village (Figure 4.4.1). On-site power is provided by a 45 MW gas-fired power station supplied by a 198 km gas pipeline extending from the Eastern Goldfields Gas Pipeline (EGP). The APA Group (APA) designed, built and own the pipeline and power station that was fully commissioned in Q4 2018. The Gruyere residential village consists of a 648 room camp, offices, messing and recreational facilities. The Property is serviced by a sealed airstrip adjacent to the Gruyere village. The 2.1 km airstrip has achieved Civil Aviation Safety Authority (CASA) compliance and is approved for 100 seat jet aircraft. The Anne Beadell borefield, 23 km southeast of the mine site, provides most of the water required by the village. Potable water is processed via a reverse osmosis (RO) plant and disinfected using ultra-violet light filtration systems. The Yeo borefield, approximately 28 km west of the mine site, is the main source of water for the process plant. Water is also recycled from the TSF and fed back into the process plant.

P a g e 2 3 | 1 3 8 Figure 4.4.1: Gruyere operating sites and infrastructure Source: Gruyere CPR, 2021

P a g e 2 4 | 1 3 8 The process plant, located to the southeast of the open pit, consists of a gyratory crusher, SAG mill, ball mill and conventional CIL gold recovery circuit. Gruyere has a single purpose-built engineered TSF immediately east of the Gruyere open pit. It is an integrated waste landform in that it is a TSF built within a waste dump. Gruyere also has heavy mining equipment (HME) fleet maintenance workshops used by the mining contractor and fuel storage facilities, as well as supporting offices and stores. Other infrastructure at Gruyere includes:  Warehouse and reagent storage areas.  Process maintenance and warehouse facilities.  Process water storage pond.  Stormwater management infrastructure (bunds and drains).  Explosive’s magazine.  Process laboratory.  Medical treatment centre.  Light vehicle wash down facility.  Raw water tanks and reverse osmosis water treatment system. The majority of the Gruyere workforce are fly-in fly-out (FIFO) from Perth with a small number of employees residing in other regional centres including Geraldton and Kalgoorlie. Work rosters are predominantly based on 8 days on, 6 days off cycles; however, some contractors operate on longer rosters such as 2 weeks on, 1 week off. Supplies are delivered to site via road transport from either Kalgoorlie or Perth via the Goldfields Highway and Great Central Road. The closest community is Cosmo Newberry which is approximately 80 km northwest of the Property. The closest population centre is the town of Laverton, approximately 160 km to the southwest with a population of 871 as at 2016. Facilities at Laverton include an airstrip, accommodation, police station, hospital, general store, supermarket, post office, service station, school, library, aquatic centre and hotel. Further details regarding the infrastructure are provided in Section 15. 4.5 Book value The economic analysis disclosed in chapter 19 is in respect of attributable Mineral reserves only and excludes Mineral resources and lower grade material. The assumptions, parameters and cashflows are only intended to support the reserve declaration of the operation. Certain assumptions and estimates might differ from the long-term outlook or actual results of the operation, including the commodity prices used, which are materially different from current spot prices. Changes in these assumptions may result in significant changes to mine plans, models and the NPV of the operation. The Mineral reserves will therefore not necessarily represent the total future economic benefit that can be derived from the Property. Net Book value of property plant and equipment consists mainly out of land, mining infrastructure, mine development, mineral and surface rights and processing plant related assets of the Property. Gruyere 50 % has a book value of $587.5. The Qualified person is of the opinion that the book value estimated as described is expected to be different to the NPV for the attributable reserve only.

P a g e 2 5 | 1 3 8 5 History The general region surrounding Gruyere was prospected for gold in the late 19th century and explored for nickel, chromite, platinum group elements and gold by various exploration companies between the 1960s and 2000s. Metal Mining Australia discovered the Attila gold deposit on the Yamarna structure in the early 1990s. The project was sold to Zanex NL in 1994 who subsequently entered into a farm-in agreement with Asarco. A series of substantial exploration programs were carried out up to 2005 when Faulkner Resources consolidated the tenements in the belt and listed Eleckra Mines Ltd on the ASX in 2006. Following the discovery of the Central Bore deposit in 2009, Eleckra Mines changed its name to Gold Road Resources in 2010. Gold Road Resources discovered the Gruyere gold deposit in 2013. A total of 87,066 m was subsequently drilled in 470 holes as part of the feasibility study completed in 2016. The Gruyere Joint Venture with Gold Fields was formed in November 2016. Construction commenced in early 2017 following the receipt of the required regulatory approvals. In May 2019, Gruyere mine was successfully commissioned with the first gold achieved in June 2019. Commercial production was achieved at the end of September 2019., Gruyere achieved the first full year of commercial production in 2020 with 258,000 oz gold produced from 8.1 Mt of ore. The historic drilling and current drilling was amalgamated into a current database. The Qualified person is of the opinion that the historic drilling is of sufficient quality to be used in estimations. The Qualified person is of the opinion that the historic exploration results have been superseded and supplemented by more recent exploration undertaken by Gold Fields for areas of current interest and that any historic errors or deficiencies will have little influence on the current Mineral resource models or the life of mine reserves.

## 6 Geological setting, mineralization, and deposit

### 6.1 Geological setting

Gruyere is situated in the central part of the Dorothy Hills Greenstone Belt, which is a sub-basin in the north-eastern portion of the Yamarna Greenstone Belt. The Yamarna and Dorothy Hills Greenstone Belts are the easternmost known greenstone belts of the Archean Yilgarn Craton, a 2.6 Ga granite-greenstone terrain in southern Western Australia (Figure 6.1.1).

Figure 6.1.1: Gruyere – regional geology



0 60 120 240 360 480
Kilometres
N
KURNALPI TERRANE
NARRYER TERRANE
YOUANMI TERRANE
AW
YAMARNA TERRANE
EASTERN GOLDFIELDS SUPERTERRANE
Murchison Domain
Southern Cross Domain
BURTVILLE TERRANE
MD
KAL
SC
KALGOORLIE TERRANE
Perth
SOUTH WEST TERRANE
FO
LJ
RAV
Granite-gneiss
Supracrustal belt
Terrane boundary
Domain boundary
2.9 Ga komatiite
2.7 Ga komatiite

Source: Gruyere CPR 2021

These two greenstone belts form part of the Yamarna Terrane. The western margin of the terrane is marked by the 350 km long Yamarna Shear Zone, which is a broad, crustal scale, east-dipping listric shear zone separating the Yamarna Terrane from the older Burtville Terrane to the west. The eastern margin of the terrane is typically sheared against interpreted metagranitic rocks concealed under cover.

The northwest trending Yamarna Greenstone Belt on the western margin of the Yamarna Terrane extends over a 250 km strike length, varying in width from 3 km to 30 km (Figure 6.1.2). Approximately 25 km to the east is the poorly exposed northwest-trending Dorothy Hills Greenstone Belt which extends over a 90 km strike length and varies in width from 3 km to 10 km.

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P a g e 2 7 | 1 3 8 Figure 6.1.2: Local geology of the Gruyere area Source: Gruyere CPR 2021 In comparison to other greenstone belts in the Yilgarn Craton, the geology of the Yamarna Terrane, including the Yamarna and Dorothy Hills Greenstone Belts, remains poorly understood. The Archean basement rocks are dominantly covered by Quaternary aeolian sands generally 1 to 3 m thick with localised sand dunes up to 10 m in height or by localised thick accumulations of semi-consolidated Cenozoic sedimentary rocks.

P a g e 2 8 | 1 3 8 The Gruyere deposit is a large shear-hosted, Archean orogenic gold deposit located on a flexure point of the regional- scale Dorothy Hills Shear Zone within the Dorothy Hills Greenstone Belt, where the shear zone changes from a northerly to a north-northwest direction. The deposit is predominantly hosted within a steeply east-dipping, medium-grained quartz monzonite porphyry intrusion. The monzonite porphyry intrudes a sequence of mafic and intermediate volcanic and sedimentary rocks with a distinctive tholeiitic basalt unit in the hangingwall to the southeast. The monzonite porphyry averages 90 m in horizontal width through the deposit with a maximum width of 190 m in the centre tapering to between 5 m and 10 m width at the northern and southern extremities. The monzonite porphyry is sheared with a strong foliation fabric invoked by the Dorothy Hills Shear Zone, which dips steeply (65 ° - 80 °) to the east and strikes approximately 340 º. Kinematic indicators measured from drill core show both sinistral and dextral, and reverse and normal movement sense indicating a complex structural history. The gross‐scale movement on the Dorothy Hills Shear Zone appears to be dextral, with strong sinistral overprint evident in the Gruyere deposit area. Northwest-striking thrust faults, initially interpreted from magnetic data and observed in drill core, are believed to be important controls to the gold mineralisation. These faults are interpreted to be early features that offset the regional stratigraphy, but not the Dorothy Hills Shear Zone or the Gruyere monzonite porphyry. These appear to be coincident with zones of thickening of the monzonite porphyry and areas of higher grade development in the north. The gold deposits along the Yamarna Greenstone Belt in the west of the Property (Attila, Alaric, Montagne, Argos and Orleans deposits) are hosted along a steeply dipping sequence of sheared felsic to mafic volcanic and sedimentary rocks. 6.2 Mineralisation Gold mineralisation at the Gruyere gold deposit is developed in the monzonite porphyry in response to a complex structural event. The monzonite porphyry, which is more competent and brittle with respect to the more ductile host rocks, suffered increased cracking and fracturing compared to the adjacent rock types. This created increased permeability allowing gold bearing mineralising fluids to flow through the rock mass and deposit gold. Multiple quartz vein sets are mapped through the deposit. These fall into three broad orientations: consistent tabular quartz veins with a shallow dip to the southeast varying from 1 cm ‐ 100 cm in thickness; irregular quartz veins with a moderate dip to the northwest; and quartz‐carbonate shear veins parallel to the shear foliation. The entire Gruyere quartz monzonite is altered with the alteration intensity ranging from very weak to very strong intensity. Early-stage alteration comprises a brick‐red haematite‐magnetite assemblage associated with background (<0.3 g/t Au) gold mineralisation. Weak to strong gold mineralisation is increasingly associated with sericite, sericite‐ chlorite, chlorite‐muscovite, chlorite‐muscovite‐albite, and strong albite alteration. The mineralised strike is 2,200 m with a known vertical extent of over 1,100 m. Sulphides are commonly associated with the gold mineralisation, with pyrite dominant in the upper areas and pyrrhotite increasing with depth. Arsenopyrite is commonly associated with quartz veining in areas of highest grade gold mineralisation.

P a g e 2 9 | 1 3 8 Figure 6.2.1: Gruyere stratigraphic column Source: Gruyere CPR 2021 A persistent 1 m to 5 m wide steeply dipping mafic dyke (Main Dyke) is located proximal to the hangingwall zone. Multiple thin sub‐parallel, intensely sheared, predominantly mafic rocks occur internal to the monzonite porphyry and are interpreted to be rafts of the initial shear zone caught up in the monzonite porphyry during the intrusion of the unit and post mineralisation dykes. A representative section through the Gruyere deposit with the 2021 Mineral reserve open pit design is shown in Figure 6.2.2.

Figure 6.2.2: Gruyere Geological Section – Looking North


W
Gruyere Geological Section ( Looking North )
E
19500N
20000N
20500N
9250m RL
9000m RL
8750m RL
200 metres
0.2 miles
Reserve Design
Quaternary
Cainozoic / Permian
Tholeiitic Basalt
Mafic Dyke
Volcaniclastic Sediments
Gruyere Monzonite
AU-GRU-P00117AA-J00100

Source: Gruyere CPR 2021

The YAM14 deposit is located 8 km south of Gruyere (Figure 4.4.1) within a flexure of the Dorothy Hills Shear Zone. Host rocks to the gold mineralisation at YAM14 are dominated by a felsic volcanoclastic sedimentary package (felsic tuff) and a sequence of intercalated mafic and intermediate sediments.

Primary mineralisation occurs sub-parallel to lithology and dips moderately to steeply (55 º - 75 º) to the east. Elevated gold grades are associated with intense shearing, increased quartz veining, sulphide content (pyrite-pyrrhotite) and sericite-chlorite-albite alteration. Visible gold occurs within the quartz veining.

Mineralisation transects the felsic tuff in the footwall to the south and the hangingwall to the north. Two major faults are interpreted from aeromagnetic and induced polarisation (IP) geophysical data; the Monocot to the south and the Breakaway in the north. The faults appear to define the strike extent of mineralisation; however, the area north of the Breakaway Fault has not been thoroughly tested.

The weathering profile is of moderate thickness with the transition to fresh rock occurring at a depth of 50 m to 60 m.

Gold mineralisation within Yamarna Greenstone Belt is associated with a northwest trending structural corridor termed the Attila – Alaric trend defined over a ~17 km strike length (Figure 4.4.1).

Mineralisation at Attila is hosted in a sequence of mafic and felsic volcanic intrusives and sediments on the western margin of the Yamarna Greenstone Belt. The deposit is located on a flexure of the northwest striking Yamarna Shear Zone. The sequence strikes northwest, dips steeply to the east, is metamorphosed to amphibolite facies and is strongly foliated.

Gold mineralisation is hosted in shear zones parallel to the stratigraphy characterised by laminated quartz-mica-amphibolite schists. Gold deposition has both a lithological and structural control. Mineralisation is associated with the presence of sulphides and quartz veining and within iron-rich mafic units.

The trend of the main zone of mineralisation is steeply dipping (65 º - 75 º) to the east with either gently north-plunging or horizontal shoots developed.

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P a g e 3 1 | 1 3 8 The Alaric deposit is located on a flexure of the northwest striking Yamarna Shear Zone, within a ~1.5 km wide zone of mylonitic mafic and felsic volcanics and sediments. Gold mineralisation at Alaric is typically located on or near to contacts of interpreted dolerites hosted within intermediate and dacitic volcanic sediments. The Main Shear is hosted within a dolerite with a characteristic chrome- rich base traced along the length of the deposit. Like Attila, the gold mineralisation is hosted within northwest striking, steeply east-dipping shear zones conformable to stratigraphy and characterised by laminated quartz-mica-amphibole units. The trend of the main mineralisation is interpreted to be steeply dipping (65⁰ ‐ 75⁰) to the east and associated with the presence of sulphides and quartz veining. Several cross‐cutting linear faults are interpreted from the magnetics and distribution of lithologies and appear to limit the strike extent of the mineralisation. The stratigraphy at Montagne is dominated by sheared intercalated mafic and intermediate sediments. Occasional mafic intrusives including biotite ± amphibole altered melanodolerites are common in the hangingwall above the main mineralised shear. Chloritic shale and tuff, which are two unique stratigraphic hangingwall marker units traceable over several kilometres of the Attila-Alaric trend, are both present at Montagne. Footwall lithologies are dominated by intercalated mafic and intermediate sediments with zones of elevated chromium and lamprophyre intrusives. The sequence is metamorphosed to upper greenschist – lower amphibolite facies. Gold mineralisation is hosted within north-striking (Attila local grid), steeply east-dipping shear zones characterised by laminated pyrite-biotite units ± thin quartz veins. High-grade mineralisation occurs as 2 m to 15 m wide zones proximal to the core of the shears associated with increased pyrite alteration. The thickness of transported cover at Montagne is minimal, comprising 2 m to 5 m of aeolian sand, with weathering typically ranging in depth from 25 m to 70 m. Gold mineralisation at Argos trends parallel to the local foliation in more mafic units within a sequence of mafic to intermediate volcanics and sediments. Multiple narrow (2 m -7 m), parallel zones of gold mineralisation are common and exhibit good continuity along strike and downdip. The mineralisation is associated with shearing and early amphibole-albite-biotite-sericite-quartz alteration. The principal sulphide is pyrite, with rare disseminated pyrrhotite and arsenopyrite also present. A later stage haematite- quartz alteration on either side of the main shear zone is interpreted to be associated with oxidised fluids introduced by late-stage, northeast trending faults which cut the Attila-Alaric trend stratigraphy. The regolith profile at Argos is stripped, with the recent cover sequence ranging from 1 m to 3 m thick in the north and 15 m to 20 m in the south of the deposit. Mineralisation at Orleans is hosted by intermediate sediments with gold associated with an increase in shearing and biotite-sulphide alteration. The footwall position of coarse intermediate sediments is higher up the stratigraphic profile than seen at Argos and Montagne. The Central Bore deposit is located 3 km east of the Orleans deposit. The geology at Central Bore consists of northwest trending, sub-vertical andesitic volcanics and porphyries (tuffs). Gold mineralisation is also sub-vertical, restricted to a single, narrow shear zone (1 m to 2 m wide) characterized by carbonate veinlets, alteration, and fine-grained sulphides (molybdenite in particular). Visible gold is common in these intersections, but it is generally fine grained. The auriferous shear zone is known to extend over an 800 m strike length, sub-cropping near surface on the northern extent and open at depth. There is a strong indication of both a steep sub-vertical plunge and a shallow southerly plunge to the mineralisation; however, further work remains to fully understand the structural orientation of the high-grade shoots within the mineralisation sheet. Weathering is poorly developed and shallow, with the top of saprock and the transition zone located approximately 10 m to 20 m below surface. Top of fresh rock is located approximately 40 m to 50 m below.

P a g e 3 2 | 1 3 8 7 Exploration 7.1 Exploration Exploration completed within the Gruyere Joint Venture mining lease was managed by Goldfields as part of its extensive Gruyere Deeps exploration program. Drilling lay within tenement M38/1279. Gruyere Joint Venture utilised AusDrill for both Phase 1 and Phase 2 diamond programs during 2021. Between both programs a total of 12,425 m were drilled, with a total expenditure of US$3.6 million. Phase 1 comprised of six angled (70 degrees dip) diamond drill holes, on 400 m spacing along strike of inferred Porphyry extents. Drilling tested for depth and strike extensions of the Gruyere Porphyry, approximately 400 m below the current Stage 5 pit design, with a total of 6,315 m drilled. Phase 1 also included Geotechnical logging/test-work of selected holes, and Metallurgical testing of 12 composites. Phase 2 included an additional seven diamond drill holes (6110 m total), designed to test the conceptual down dip extent of the northern high-grade zone, providing greater understanding of the continuity and potential extent of mineralisation within it. Phase 2 aimed to give greater confidence that the Gruyere Porphyry mineralisation could be viable for extraction via underground mining and future open pit cutbacks north of the mine. Seven drill holes were drilled from surface on 200 and 100 m northings along the existing strike extent of the Gruyere Porphyry. The final hole for Phase 2 was completed in December 2021. Visual observations confirmed zones of strong to intense Albite ± Sericite ± Biotite ± Chlorite + Sulphide alteration consistent with gold mineralisation within the Gruyere Porphyry. 7.2 Drilling 7.2.1 Type and extent Diamond core drilling was completed by Ausdrill diamond drill rigs during 2021. The holes were drilled with HQ barrel configuration then went down to NQII size for the rest of the holes. In total 13 holes were drilled from the surface for a total of 12,425 metres. A summary of the exploration drilling completed in 2021 is shown in Table 7.2.1. Table 7.2.1: Summary total Gruyere Joint Venture exploration drilling – 2021 Drill type Metres AC 0 RC 0 Core 12,425 Total 12,425 Source: Gruyere CPR, 2021 The Qualified person’s opinion is that a register of individual drill results would be too voluminous, potentially misleading and not relevant to the current reporting of Mineral resources and Mineral reserves. The Qualified person’s opinion of the 2021 exploration programs and results is: a) All procedures and parameters applied to the surveys and investigations are appropriate for the style of mineralization being prospected. b) The exploration programs have confirmed continuity of geology and controls on gold mineralization in key areas. c) There were no material variations encountered during the 2021 exploration programs. d) Based on the 2021 exploration and results a 2022 exploration budget has been approved to retain traction on the programs and to progress leading projects.

P a g e 3 3 | 1 3 8 7.2.2 Procedures All drilling is completed by third party contractors under formalised contracts with quality specifications and routine validation and monitoring by site staff. Spatial data At Gruyere, most mine scale maps and sections are produced in local grid (Gruyere Grid) which is oriented -20° from true north. This orientation is preferred because it is parallel to the general lithological strike and facilitates simplified map and section generation and drill planning. The Australian Height Datum (AHD) was adjusted +9,000 m to avoid negative values in potential underground operations. Most regional scale maps and sections (i.e. outside of the mine area) are reproduced utilising the Map Grid of Australia 1994 Zone 51 (MGA94-51) coordinates. Drill planning and design is typically completed either in Datamine 3D or Leapfrog software packages. Collar pickups Surface drill collars are initially marked out using a differential global positioning system (DGPS). Once drilled, all DD hole collar positions are surveyed by accredited surveyors using a Trimble R10 GPS to an accuracy is to within ± 20 mm. Downhole surveys All drill holes used for Mineral resource estimation have downhole surveys completed. Prior to August 2014, downhole surveys used an electronic single shot camera to take dip and azimith readings at 50 m intervals during drilling. This was reduced to 30 m intervals after August 2014. Post drilling, the holes are surveyed using a north seeking gyrosopic tool. Core orientation DD core is orientated using a Reflex surveying tool or similar tool to facilitate the collection of structural data. Orientation is completed by placing the drill core in a “V” rail so that the orientation marks line up flush against one of the rail edges and core ends matched up. Once two or more orientation marks are lined up, a hard line is drawn through these marks. Where there is a discrepancy but the core breaks line up, a dotted line is drawn along the core. Sampling Prior to logging the core is cleaned, laid out, accurately measured and photographed both dry and wet prior to sampling. Half core cut by a core saw or full core samples are collected depending on the purpose according to a cut sheet compiled by the geologist. Geological logging Data collected includes geological logging of all drill hole chips and core on a detailed basis. In most cases, routine data is collected including lithology, structure, stratigraphy, mineralisation, alteration, geophysical (magnetic susceptibility) and physical measurements (geotechnical RQD's and density). The core is logged at the Gruyere core yard. Standard logging conventions are used to capture information from the drill samples, with most observations stored electronically using Toughbooks. Numerous validation steps are built into the Datashed® logging software and all codes are selected from drop down lists. All captured data is loaded and validated into the Datashed® database. Magnetic susceptibility readings are taken every metre for exploration core. Core loss and rock quality designation (RQD) is recorded, and orientations of structures and contacts measured after the core is orientated. Recovery factors for diamond core are generally very high and typically close to 100%. For RC holes, the collar samples and samples collected from transported sediments can be lower in recovery with the remaining samples generally returning 100 % recovery.

P a g e 3 4 | 1 3 8 In some cases, additional work is completed off site by technical experts and may include petrographic analyses, mineralogy and geochronology as part of ongoing research and development cooperative ventures. This data is included in standard reports and the database for future use. All acquired data is based on current detailed knowledge and intellectual models derived over many years of exploration at Gruyere. Ongoing peer reviews and corporate consultants and industry experts routinely visit site to review the practices, and guide and align the staff with new innovative methods, ideas and concepts to facilitate continued excellence in exploration and resource estimation. In addition, internal and external training of new and existing staff to appropriate methods and techniques, together with management oversight, ensures ongoing best practices are applied to all aspects of the operation. The Qualified person’s opinion of the 2021 exploration and resource extension drilling is: e) All drilling and exploration field activities are supervised to ensure health and safety and maintain appropriate technical standards. a) The drill hole surveys are adequate by type and length for the intended purpose. b) Utilizing orientated core significantly enhances recorded information to assist with 3-D modelling c) The drill hole database and subsequent modelling aligns to core recovery losses and should not cause material errors d) Post QA/QC screening and validation exploration results are incorporated into the estimation of Mineral resources; the categorization of Mineral resources is described in chapter 11. e) Validated exploration results are used in the 31 December 2021 Mineral resource estimation. f) Individual exploration drill hole information is not viewed as significant or material to the Mineral resource and Mineral reserve reporting at Gruyere and consequently exploration data is not presented. 7.2.3 Results The results at Gruyere indicate that the gold mineralisation is consistent with the material found within the current pit design. Gold mineralisation was widespread but heterogeneously distributed throughout the Gruyere porphyry. Mineralisation was strongly associated with the presence of quartz veins and chlorite-filled fractures, with gold grade correlating with the abundance of veins and fractures and the width of quartz veins. Poorly and unmineralised areas correlate with the absence of veining and fractures, and where biotite-foliation or red hematite-dusted albite zones were well preserved. The presence of sphalerite and galena within veins and abundant arsenopyrite in altered wall rock were common indicators of higher gold grades. Results from both phases of drilling helped to identify potential areas of interest for further study into underground mining or further open pit cutbacks at Gruyere. The Qualified person’s opinion of the 2021 exploration and resource extension drilling is: a) All exploration activities, including drilling, database management, validation and QA/QC, prior to incorporating relevant data into the resource modelling and estimation process, is viewed as sufficient, appropriate, technically assured and suitable to support Mineral resource estimates.

Figure 7.2.1: Gruyere Exploration Drilling Phases


S
Gruyere Exploration Drilling
N
49500N
50000N
50500N
51000N
-9000m RL
-8500m RL
250 metres
0.25 miles
50000N
50500N
AU-GRU-P00097AA-J00055
LEGEND
Phase 1
Phase 2
Current pit surface
Final Reserve design

Source: Gruyere CPR 2021

## 7.3 Hydrogeology

Hydrological and hydrogeological studies were completed for Gruyere as part of the 2016 feasibility study. The study was prepared by an external independent group (Pennington Scott 2016; 2088: Rev 0). Study parameters were derived from desktop and field observations (including feedback from DD drilling and geological and geotechnical logging). The key outcomes of the study were:

- The major water inflow to the open pit is likely to be at the base of the weathered zone. The rate of dewatering abstraction is anticipated to peak at approximately 30 L/s in the initial years of mining, declining to 20 L/s towards the end of the mine life.
- Fresh rock is likely to have a much lower water storage capability, hence resulting inflows will be low.
- Dewatering is planned to be achieved by ex-pit bores, in-pit sumps and horizontal seep wells. Flow rates into pit sumps from groundwater are estimated in the range of 9 L/s to 22 L/s.

No major issues were identified which could impact on mining. The DWER advised that the hydrogeological studies supported the required amount of water to be abstracted with acceptable impacts on the groundwater resource and other users. Issuing of the water licence required an environmental assessment for impact on stygofauna, groundwater drawdown and water quality.

A further Mine Water review was completed by Pando (Australia) Pty Ltd for the Pit Expansion Pre-Feasibility Study.

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#### 7.3.1 Dewatering

Gruyere Open Pit is located in a low rainfall zone, generally less than 500 mm annually, with occasional high intensity summer storms. The majority of these events runoff into the low gradient terrain and are discharged largely through evapotranspiration and lessor volumes to recharge to the underlying groundwater systems.

The mine is dewatered using two pit sumps that are opportunistically located from bench to bench. Horizontal (+5 °) drain holes are installed to approximate depths of 30 metres within the exposed oxide and basement profiles at approximate 20 metre centres. Three vertical dewatering bores are located at the northwest corner of the Stage 1 crest. These bores extend into the top of the transition zone. **Error! Reference source not found.** shows the current operating and historical bore and monitoring infrastructure.

These bores are regularly monitored for groundwater level and groundwater quality by dewatering and external consultant PANDO, to determine the localised and regional impacts of the mine dewatering activities.

The water control measures established to date comprise:

- Dewatering bores; and
- Sumps and pumping stations.
- Vibrating Wire Piezometers

The Qualified persons opinion of the 2021 hydrology is:

a) Gruyere has reliance on appropriate hydrological studies conducted at all relevant sites

b) Hydrology is not viewed as presenting a material risk to Gruyere or the December 2021 Mineral resource and Mineral reserve estimates.

### 7.4 Geotechnical

Dedicated geotechnical data is collected for geotechnical design purposes. This may vary from rock mass logging and oriented logging of diamond core, and mapping of exposed surfaces once excavation starts. Acoustic televiewer geophysical probe is sometimes considered as an alternative to the manual logging. These geotechnical holes are planned along the pit periphery to intercept major and discrete structures that could have detrimental effects on slope stability. Representative samples are also collected and sent to the laboratory for testing. Ongoing data collection on selected exploration holes is carried out to increase data density.

#### 7.4.1 Laboratory testing

A representative number of all (uncut) resource diamond drilling are geotechnically logged and sampled for laboratory testing preferably HQ core size. In addition, targeted, dedicated triple-tube geotechnical holes are required for any study and are planned by the responsible geotechnical department.

Gruyere guidelines for open pit studies are a minimum of one drillhole per 100 m of pit crest, or one drillhole pierce point per 4 ha of pit slope surface. Entire recovered orientated core is logged to determine representative rockmass. The required number of representative samples for lab testing are shown in Table 7.4.1.

Table 7.4.1: Required number representative samples for laboratory testing

| Type of Test | | Samples | Open Pit |
|---|---|---|---|
| Direct Shear | (for weathered rock, saprolite, fault gouge, etc.) | 5 per domain | ☑ |
| Uniaxial Compressive Strength (UCS) | (with Youngs Modulus and Poisson's ratio determination) | 5 per lithology | ☑ |
| Triaxial Compressive Tests | (5 suites at four confining pressures) | 20 per lithology | ☑ |
| Brazilian Tensile Strength | | 5 per lithology | ☒ |
| Acoustic Emission (AE) | | 3 per site | ☒ |

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Gold Fields

Notes: a) Gruyere have completed this testing for the Life of mine reserve
b) Domains and lithologies are based on core logging
c) Additional sample testing is requested if required

Source: Gruyere CPR, 2021

Where insufficient core logging data is available, line or cell mapping is conducted on surface or underground exposures

The Qualified person's opinion of the 2021 geotechnical work is:

a) Gruyere has completed all appropriate testing for the current life of mine reserve and continues to test all new significant discoveries

b) Geotechnical domains and lithologies are based on core logging and modelled by the Geology department

c) Sample testing is adequate for the purposes of this report

d) The quality of the sampling and laboratory testing is adequate to support the Mineral resource and Mineral reserve estimates.

All material testings are performed in accordance with International Society for Rock Mechanics, ISRM, (1978) standards. A summary of material testing parameters for Gruyere can be seen in Table 7.4.2 and Table 7.4.3 below:

Table 7.4.2: Summary of laboratory test results – I

| Rock unit | UCS (MPa) | Dry density (t/m³) | Youngs Modulus (Gpa) | Poissons Ratio | Brazillian Tensile Strength (Mpa) | S-wave Velocity (m/s) | P-wave Velocity (m/s) |
|---|---|---|---|---|---|---|---|
| Oxide | 10 | 2.06 | - | - | - | - | - |
| Transitional | 27 | 2.54 | 51 | 0.15 | 5.0 | 2,763 | 5,141 |
| Tonalite | 163 | 2.69 | 85 | 0.23 | 18.8 | 3,231 | 5,969 |
| Basalt | 79 | 2.87 | 78 | 0.30 | 18.5 | 3,217 | 6,306 |
| Fault | 3 | 2.56 | 1 | 0.37 | 0.5 | - | - |
| Intermediate Volcaniclastic | 75 | 2.75 | 62 | 0.23 | 13.7 | 3,143 | 6,075 |

Source: Gruyere CPR, 2021

Table 7.4.3: Summary of laboratory test results – II

| Rock unit | Triaxel Compression | | | | Direct Shear Cohesion (kpa) | Direct Shear-Friction Angle (°) |
|---|---|---|---|---|---|---|
| | Cohesion (Mpa) Single Shear Failure | Friction Angle (°) Single Shear Failure | Cohesion (Mpa) Multiple Shear Failure | Friction Angle (°) Multiple Shear Failure | | |
| Transitional | - | - | - | - | 25 | 35.5 |
| Basalt | 7.01 | 28.1 | 21.8 | 43.2 | 46 | 39.0 |
| Intermediate Volcaniclastic | 21.42 | 32.2 | 15.0 | 46.2 | 37 | 33 |

Source: Gruyere CPR, 2021

The Qualified person's opinion of the density work is:

a) The bulk density testing is adequate for the intended purpose and the tonnage estimation based on the bulk densities appear to have little bias

b) Bulk densities are consistent with lithology and ore types estimated over a ±25-year mining history

An independent external party (Dempers and Seymour 2016) was commissioned to undertake the slope design analysis for the Gruyere open pit as part of the 2016 feasibility study. The scope of work for the analysis included DD drilling,

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geotechnical and structural logging of drill core, laboratory test-work of selected drill core samples, structural modelling of significant geotechnical features, 3D rock mass modelling utilising the Mining Rock Mass Rating system, kinematic structural analysis, probabilistic and deterministic structural analyses, and probabilistic and deterministic limit equilibrium analyses. The analysis considered data from 34 representative geotechnical drill holes, optical and televiewer surveys completed on 139 drill holes and core photos from 111 drill holes.

Further analysis and a geotechnical report (Gruyere Open Pit Wall Optimisation Study) was completed in 2021 for the Gruyere Pit Expansion Pre-Feasibility Study. The geotechnical information collected in 2019 and 2020 from additional field programmes including diamond drilling with 15 dedicated geotechnical boreholes, logging of orientated core, geotechnical mapping, and ground water measurement, enabled a comparison to occur on the previously collected dataset.

### 7.4.2 Regional stability

The regional stability of the mine was reviewed using numerical modelling software. The geotechnical environment at Gruyere is defined by seven main rock units, namely; oxide, transition, intermediate volcanic, tonalite, basalt, intermediate volcaniclastic and an interpreted fault zone.

A 3D Mining Rock Mass Model (MRMM) was developed based on geological and lithological models and geotechnical logging of drill core. Detailed pit slope analysis of the MRMM resulted in the definition of 6 geotechnical domains and their respective batter and berm configuration. Pit slope berm and batter configurations were designed within the guidelines published by the DMIRS. Overall pit slopes are designed to achieve a minimum Factor of Safety of 1.2.

The rock mass at Gruyere is classified as Fair to Good. Results from the feasibility study analysis indicate that geotechnical conditions at Gruyere are expected to be consistent with general conditions in the Eastern Goldfields of Western Australia.

Table 7.4.4: Slope design configuration against geotechnical domains

| Design Sector | Domain | Northing | Material Type | Slope Height | From (mRL) | To (mRL) | Number of Breach | Batter Angle (º) | Bench Height (m) | Berm Width (m) | IRA (º) | Comment |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Northeast | A | 30300N – 51100N | Oxide | 60 | 9410 | 9350 | 6 | 45 | 10 | 5 | 34 | Include 8 m wide berm on 9320 rl |
| | | | Transition | 30 | 9350 | 9320 | 3 | 55 | 10 | 5 | 40 | |
| | | | Fresh | 200 | 9320 | 9300 | 1 | 60 | 20 | 6 | 49 | Include 14 m wide geotechnical berm every 100 m vertical where there is no ramp |
| | | | | | 9300 | 9280 | 1 | 70 | 20 | 7 | 55 | |
| | | | | | 9280 | 9180 | 5 | 80 | 20 | 8 | 60 | Stage 6: 8º batter angle applicable to last 2 benches only |
| | | | | | 9180 | 9120 | 3 | 85 | 20 | 10 | 60 | |
| East | B1 | 50300N – 49950N | Oxide | 30 | 9410 | 9380 | 3 | 45 | 10 | 5 | 34 | |
| | | | Transition | 10 | 9380 | 9370 | 1 | 55 | 10 | 5 | 40 | |
| | | | Fresh | 310 | 9370 | 9350 | 2 | 60 | 10 | 6 | 40 | Include 14 m wide geotechnical berm every 100 m vertical where there is no ramp |
| | | | | | 9350 | 9300 | 5 | 70 | 10 | 7 | 43 | |
| | | | | | 9300 | 9280 | 1 | 70 | 20 | 7 | 54 | |
| | | | | | 9280 | 9260 | 1 | 75 | 20 | 7 | 58 | Stage 6: 85º batter angle applicable to last 3 benches only |
| | | | | | 9260 | 9100 | 8 | 80 | 20 | 8 | 60 | |
| | | | | | 9100 | 9050 | 2 | 85 | 20 | 10 | 60 | |
| Southeast | B2 | 49950N – 49280N | Oxide | 30 | 9410 | 9380 | 3 | 45 | 10 | 5 | 34 | |
| | | | Transition | 20 | 9380 | 9360 | 2 | 55 | 10 | 5 | 40 | |
| | | | Fresh | 300 | 9360 | 9350 | 1 | 65 | 10 | 5 | 46 | Include 14 m wide geotechnical berm every 100 m vertical where there is no ramp |
| | | | | | 9350 | 9340 | 1 | 70 | 10 | 6 | 46 | |
| | | | | | 9340 | 9320 | 1 | 75 | 20 | 7 | 58 | Stage 6: 85º batter angle applicable to last 4 benches only |
| | | | | | 9320 | 9060 | 13 | 80 | 20 | 8 | 60 | |
| Southwest | C1 | 49600N – 49280N | Oxide | 40 | 9410 | 9370 | 4 | 45 | 10 | 5 | 34 | |
| | | | Transition | 30 | 9370 | 9350 | 2 | 55 | 10 | 5 | 40 | |
| | | | Fresh | 80 | 9350 | 9340 | 1 | 60 | 10 | 5 | 43 | |
| | | | | | 9340 | 9320 | 1 | 75 | 20 | 8 | 56 | |

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| Design Sector | Domain | Northing | Material Type | Slope Height | From (mRL) | To (mRL) | Number of Breach | Batter Angle (º) | Bench Height (m) | Berm Width (m) | IRA (º) | Comment |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | 9320 | 9260 | 3 | 80 | 20 | 8 | 60 | Stage 6: 85º batter angle applicable to last 2 benches only |
| West | C2 | 50500N – 49600N | Oxide | 50 | 9410 | 9360 | 5 | 45 | 10 | 5 | 34 | Include 10 m wide berm on 9320 rl |
| | | | Transition | 40 | 9360 | 9320 | 4 | 55 | 10 | 5 | 40 | |
| | | | Fresh | 260 | 9320 | 9310 | 1 | 65 | 10 | 5 | 46 | Include 14 m wide geotechnical berm every 100 m vertical where there is no ramp |
| | | | | | 9310 | 9300 | 1 | 70 | 10 | 6 | 46 | |
| | | | | | 9300 | 9100 | 10 | 80 | 20 | 8 | 60 | Stage 6: 85º batter angle applicable to last 2 benches only |
| | | | | | 9100 | 9060 | 2 | 85 | 20 | 10 | 60 | |
| Northwest | D | 50500N – 51100N | Oxide | 60 | 9410 | 9350 | 6 | 45 | 10 | 5 | 34 | Include 10 m wide berm on 9320 rl |
| | | | Transition | 30 | 9350 | 9320 | 3 | 55 | 10 | 5 | 40 | |
| | | | Fresh | 200 | 9320 | 9310 | 1 | 65 | 10 | 6 | 43 | |
| | | | | | 9310 | 9300 | 1 | 70 | 10 | 7 | 43 | |
| | | | | | 9300 | 9280 | 1 | 75 | 20 | 8 | 56 | Stage 6: 85º batter angle applicable to last 2 benches only |
| | | | | | 9280 | 9120 | 8 | 80 | 20 | 8 | 60 | |

Source: Gruyere CPR, 2021

### 7.4.3 Infrastructure

Long term infrastructure including waste rock landforms, the run-of-mine (RoM) pad and TSF are designed to be located outside the zone of potential geotechnical wall failure. This zone of potential failure is determined by applying the DMIRS guidelines.

## 7.5 Density

Regular and systematic specific gravity measurements are taken on exploration diamond core according to a formal protocol. Hand specimens are collected in operating mining areas to confirm values. On new projects, where no data is available, known densities from similar deposits are used until data is available. Measurements are routinely taken to determine appropriate densities for tonnage calculations as part of normal exploration activities. This data is stored in the database.

Specific gravity measurements for bulk samples are routinely completed by competent site staff for grab samples utilising the immersion methodology (weight in/out of water).

Densities are generally consistent within lithology and ore types that have been determined.

Table 7.5.1: Density by rock type

| Assigned Density Weathering Description | Lithology Description | MROCK | GROCK | Density |
|---|---|---|---|---|
| Recent cover | Quaternary cover | 10 | 10 | 1.45 |
| | Permian cover | 15 | 15 | 1.7 |
| Upper and lower saprolite | Mafic dyke | 20 | 55 | 1.85 |
| Saprock | | 30 | 55 | 2.35 |
| Transitional rock | | 40 | 55 | 2.6 |
| Fresh rock | | 50 | 55 | 2.95 |
| Upper and lower saprolite | External Tholeiitic basalt | 20 | 50 | 1.85 |
| Saprock | | 30 | 50 | 2.35 |
| Transitional rock | | 40 | 50 | 2.6 |
| Fresh rock | | 50 | 50 | 2.95 |
| Upper and lower saprolite | Volcaniclastic sediments | 20 | 60 | 1.85 |
| Saprock | | 30 | 60 | 2.35 |
| Transitional rock | | 40 | 60 | 2.6 |

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| | | | | |
|---|---|---|---|---|
| Fresh rock | | 50 | 60 | 2.75 |
| Upper and lower saprolite | Gruyere Monzonite Porphyry | 20 | 70 | 1.85 |
| Saprock | | 30 | 70 | 2.45 |
| Transitional rock | | 40 | 70 | 2.5 |
| Fresh rock | | 50 | 70 | 2.65 |
| Upper and lower saprolite | SW Porphyry (Felsic Intrusive) | 20 | 70 | 1.85 |
| Saprock | | 30 | 70 | 2.45 |
| Transitional rock | | 40 | 70 | 2.5 |
| Fresh rock | | 50 | 70 | 2.65 |

Source: Gruyere CPR, 2021

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P a g e 4 1 | 1 3 8 8 Sample preparation, analyses, and security 8.1 Sample collection Sample collection is based on the following sample types:  Diamond core drilling DD: drill core sampling is carried out at the site core farm on selected intervals identified by the logging geologist. Sampling is marked up with a core length of between 0.2 m and 1.0 m, depending on the core size. Some core is whole sampled (full collection) when necessary. Generally, core is cut in half by an automated cutting saw with one half submitted for analysis and the other half stored in the site core farm for reference. Samples are bagged in pre-numbered calico bags and submitted to the laboratory with a sample submission form.  Reverse circulation RC: the 1 m sample split is collected in calico bags at the drill rig through the cyclone/splitter set up attached to the drill rig. The goal sample weight for submission to the laboratory is around 3 kg. If compositing is performed, 4 m composites are created via spearing the 1 m reject samples collected in plastic bags. If composite samples return anomalous gold values, the 1 m samples produced from the riffle splitter are collected.  Aircore AC: the sample is collected in a bucket / bag through a cyclone and placed in ordered piles. Samples are scooped from the 1 m sample piles and composited to 4 m to produce a bulk 2 – 3 kg sample. In wet horizons the total sample is collected and manually sub sampled utilising the fractional scooping technique. RC and AC samples are taken during drilling by the rig offsider and collected by field technicians. For every hole drilled, a unique hole identification number is allocated which can only be uploaded into the database with the appropriate associated metadata (e.g. spatial location, hole type, depth etc). Each sample collected is also issued with a unique sample number along with a depth interval. The recoveries and collection dates are recorded against each of these samples. All DD core is retained in the site core farm for future reference. RC and AC chips are stored in labelled compartment trays for future reference. Primary assay pulps are returned to site and stored in labelled individual paper envelopes within labelled cardboard boxes. Samples are stored by the assay laboratory according to the following schedule:  The primary pulp used for assaying is held for up to three months then returned to Gruyere.  The pulp residue is retained for three months then discarded.  Bulk residues are retained for three months then discarded.  All other samples are retained for one month then discarded. Samples are dispatched to the laboratory via local transport companies from the Yamarna exploration compound for further preparation and assaying. Although security is not strongly enforced, Gruyere is a remote site and the number of outside visitors is small. The deposit is known to contain visible gold and this renders the core susceptible to theft; however, the risk of sample tampering is considered low. There is a security gate installed and the general public does not have access to the mine site. 8.2 Sample preparation Preparation of the drill samples is currently undertaken by ALS (Perth). ALS are NATA accredited under ISO/IEC 17025. Accreditation date is 11th October 2019 which valid for three years All laboratories (primary and umpire) processing Gruyere samples are required to have separate preparation and analysis circuits for mine grade control and exploration samples (those with potential low-level gold) to minimise cross contamination. Samples are marked up with a maximum core length of 1 m, depending on the core size.

P a g e 4 2 | 1 3 8 The samples are sorted on arrival at the laboratory and physically checked against the accompanying documentation, weighed and the sample numbers entered into the LIMS (Laboratory Information Management System). Bar-coded sample labels and work sheets are used to control the workflow through the sample preparation and analytical phases. Samples are dealt with sequentially as per Gruyere instructions. Gruyere is notified of any discrepancies prior to sample preparation commencing. No Gruyere personnel are involved in the preparation or analysis process. Samples within their calico bags are placed in a modern forced air oven and dried at 105 ºC. Where needed (e.g. diamond core), the dry samples are crushed to 85 % passing 10 mm in a jaw crusher followed by further crushing in a Boyd crusher to 85 % passing 3 mm. The Boyd crusher rotary splitter is set to provide a 3 kg split which is pulverised in a LM5 pulveriser. If the crushed sample is less than 1.2 kg, the sample is milled in a C1000 bowl. A scoop of pulverised sample (~200 g) is placed in a labelled paper sample bag for analysis. Details of the sample preparation process is shown in Figure 8.3.1 for RC and AC samples and Figure 8.3.2 for diamond core samples. The Qualified person has reviewed the sample preparation and security procedures. The sample preparation is found to be adequate with effective supervision and in line with industry leading standards. No material bias is indicated that could potentially impact the sampling preparation and analysis. Sample security enforcement is reliable with low consequence if in the unlikely event of security protocols failure. The Qualified person has reviewed the certificates and is of the opinion that the analytical laboratories are certificated and have effective process and protocol in place to ensure quality control and assurance and minimize any material errors. 8.3 Sample analysis Gruyere currently assays for gold using 50 g Fire Assay (FA50) with an inductively coupled plasma optical emission spectrometry (ICP – OES) finish to a 0.01 g/t Au detection limit. Both fire assay with an atomic absorption spectroscopy (AAS) or ICP - OES finish were used in the past. Given the occurrence of some high grades, Screen Fire Assays (SFA) checks are undertaken (<1 % of the total samples).

P a g e 4 3 | 1 3 8 Figure 8.3.1: Sample preparation workflow for RC and AC samples Gruyere AC/RC Primary Sample Preparation and Assaying Flowchart Source: Gruyere CPR, 2021

P a g e 4 4 | 1 3 8 Figure 8.3.2: Sample preparation workflow for diamond core samples Gruyere Core Primary Sample Preparation and Assaying Flowchart Source: Gruyere CPR, 2021

## 8.4 Quality control and quality assurance (QA/QC)

ALS routinely run a blank and two standards with each batch. These results and the long-term results are available at any time on request. Periodic QA/QC reports looks at the entire assay data received and produces reports in the accuracy, precision and overall quality of the data.

QC samples are routinely inserted within batches allowing monitoring of the drilling, sampling, laboratory sample preparation techniques as well as analytical accuracy and precision. A summary of the different types of QC samples are described in Table 8.4.1.

Table 8.4.1: Quality control sample type summary

| Sample description | QC stage | Comments |
|---|---|---|
| Field duplicate | Monitors sample source and sampling procedure | Duplicate sample taken identically as the original sample (half core; reverse circulation duplicate split taken in field) |
| Laboratory duplicate | Preparation | Repeats taken by ALS to monitor the laboratory process |
| Coarse crush duplicate | Preparation after jaw crush, but before pulverized | Implemented in 2019 to ensure that whole diamond core samples can get a representative duplicate |
| Standard/blank | Analytical | Certified sample of known concentration: pulps (standards), coarse crushed matrix-matched basalt (blank) |
| Pulp re-assay | Analytical | Repeated re-assay on the analytical pulp as requested by the QA/QC geologist from a QC failure or as a lab check |
| Pulp umpire | Analytical (at the end of a program) | Random subset of pulps sent to an umpire laboratory to ensure analytical accuracy and precision |

Source: Gruyere CPR, 2021

Certified reference materials (CRM), blanks and duplicate samples are inserted completed by geologists or geology assistants within batches of samples to ensure ongoing sample quality control. Low-grade, medium-grade and high-grade standard samples are inserted at relevant locations within intersections at a minimum frequency of 3 in 100. Blanks are inserted at an average frequency of 3 in 100 samples. Duplicates are collected at an average frequency of 1 in 40 samples. All sampling and quality management is supervised by the geologist responsible for the drilling program. The geologist may supplement the QA/QC sampling as required.

All standards used are CRMs that have been subject to 'round robin' analysis. Gruyere uses a custom-made standard prepared from mineralised Gruyere samples. Quartz washes (barren material) are also inserted between extremely high-grade areas to monitor any carry over from the sample preparation stage in the laboratory.

On receipt, the laboratory batch is analysed to determine accuracy, precision and repeatability of each assay. All assay results are received directly from the laboratory in a digital format and loaded into the database. The results are subjected to an automated process where the QA/QC samples are evaluated and either pass or fail.

Assay results outside a standard set of control guidelines are flagged and a warning notification is sent to the responsible geologist. If a batch fails, it is quarantined in the database until the geologist concerned has examined the data and determined the required course of action in conjunction with the database geologist. Results are collated and reported for each drilling program. Data analysed includes sample size (weight), and standard, duplicate and blank performance. All QA/QC data is stored in the database along with the original data and follow-up actions.

No systematic long term sample biases have been identified from the QA/QC programs. The QA program for the drilling carried out at Gruyere demonstrates sufficient accuracy and precision for use in estimating the Mineral resource.

Gruyere conducts annual laboratory audits in keeping with industry practices. The 2021 audits were carried out by Gold Field's personnel and did not identify any major issues (Table 8.4.2). Auditing covered the complete process flow from sample receipt to final assay sign-off. In addition, Gold Field's corporate team members conduct periodic audits of all laboratories.

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Table 8.4.2: Laboratory audits 2021

| Date | Auditor | Laboratory | Findings |
| --- | --- | --- | --- |
| 09/02/2021 | L Smuts | ALS Perth | New Orbis fine crushers need cleaning. Low sample volumes. Big focus on staff training, maintenance, fixings, housekeeping undertaken. |
| 24/02/2021 | L Smuts | ALS Kalgoorlie | Cleaning practices have been improved. |
| 09/06/2021 | L Smuts | ALS Kalgoorlie | LM5 cleaning practices reviewed, new staff retrained, improved cleaning practices of bowl. Low sample volumes |
| 25/05/2021 | L Smuts | ALS Perth | Single use vessels need to be re-usable. |
| 15/09/2021 | L Smuts | ALS Perth | LM5 operator observed not cleaning sufficiently between samples. Robotic pulp cell decommissioned and off site. Fire assay expansion ongoing. |
| 24/11/2021 | L.Smuts | ALS Kalgoorlie | Orbis internal cleaning needs to improve. Very large volumes of samples seen during the month. Dust extraction upgrade completed. |
| 03/12/2021 | L Smuts | ALS Perth | Volume dispensing adjustments were applied. Full internal review of all practices commenced |

Source: Gruyere CPR, 2021

All geologists receive training in QA/QC and the use of acQuire® to evaluate the analytical data and are expected to actively monitor and maintain the quality of the data they are producing. Gruyere provides the geologist with the minimum frequency of QC samples to be inserted into their sampling programs. QC data is monitored continuously by senior geologists and by the program geologist during drilling.

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P a g e 4 7 | 1 3 8 9 Data verification The Gruyere exploration programs, and Mineral resource and reserve estimates are completed to industry best practice and aligned with numerous standards and procedures developed by Gold Road Resources and Gold Fields over many years. The process consists of procedures, audits and sign-off documents for all key elements that input into the generation of the resource model to ensure full compliance. The key components of the geological data acquisition framework include:  Validity – Controls to ensure the validity of key activities.  Accuracy – Controls to establish the accuracy of data inputs and outputs.  Completeness – Controls to ensure the completeness of the process followed.  Timing – Preventative and detective controls to identify potential risk and deviation of quality.  Segregation of Duties/Sign-off – Key members of the senior team are responsible for different aspects of the process.  The Qualified person's opinion on the adequacy of the data for the purposes used in the technical report summary The Qualified person is of the opinion that the data verification process and protocols are adequate to minimize any material errors, are in line with industry leading standards and underpin technical assurance. 9.1 Data management All data at Gruyere is stored in an SQL relational database format using a proprietary front-end software interface (acQuire®). acQuire® enables definition of tasks, permission management and database integrity. The SQL server database is configured for optimal validation through constraints, library tables, triggers and stored procedures. Data that fails these rules on import is rejected or stored in buffer tables until it is inspected, validated and corrected. Security and disaster recovery protocols are in place and follow corporate guidelines under the direction of the IT Department. Gold Fields conducts daily server backups of its databases. All exploration data control is managed centrally, from drill hole planning to final assay, survey and geological capture. Most logging data (lithology, alteration and structural characteristics of core and chips) is captured directly either by manual or to customised digital logging tools with stringent validation and data entry constraints. Geologists load data via buffer tables where initial validation of the data occurs. The data are uploaded into the database by the geologist after which an additional automated validation process is conducted on the data and the geologist is notified of issues. The issues must be addressed before the data is loaded into the database. All assay data is automatically uploaded into the database from text formatted files (.CSV). These files include detailed information about the batch, methods, units, detection limits and elements assayed. The file also includes all QC data in the sequence of analysis. The assay data is stored in a normalised format to ensure all required information is captured for each sample and that multiple assay results are stored for each sample. Data validation is controlled via rules, library tables, triggers and stored procedures. Once all the data for a drill hole is entered into the database, the geologist responsible for the drilling program validates each drill hole. Data validation includes checks for; incorrect collar locations and overlapping, missing or incorrect downhole surveys. Procedures and templates are available for all geological data. Additional drill hole validation is completed using Datamine® or Leapfrog® software. This validation checks for unique collar locations, overlapping intervals, excessive downhole deviation and matching total drill depth within all tables. Errors are reviewed and either corrected or the hole is flagged and excluded from use in Mineral resource estimation. All issues identified are corrected in the acQuire® database. Confirmation is required that all data imported into the database was validated by the database administrator and the geologists. Confirmation is also required that validation of all data occurred prior to it being imported into the final database tables. Only results accepted by the database administrator or senior geologists are used in Mineral resource

P a g e 4 8 | 1 3 8 estimation. Any primary results that have failed the QA/QC standards are rejected, re-assayed and re-imported for the database administrator or senior geologists to approve. The digital certified assay certificates in Adobe PDF format are stored and backed up on the server on a regular basis. The Qualified person’s opinion of the data management is: a) The data management process and protocols are adequate to minimize any material errors. b) Regular validation of the database and data management process is aligned with standard industry practices, verified to GFA SOX measure quarterly as a minimum 9.2 Plant Sampling Daily composite samples of process plant feed and tailings streams are taken to assist with on-site gold accounting and reconciliation. These samples are collected using a combination of automatic sampling stations as well as manual cuts using appropriately designed samplers. The analysis of the samples used for accounting purposes is conducted by ALS at its Kalgoorlie laboratory. Solid sample composites are analyzed using fire assay with an AAS finish. Carbon sample composites are analyzed using high temperature ashing, acid digest and an AAS finish. Solution sample composites are analyzed using DIBK extraction and an AAS finish. All laboratory assaying procedures are aligned with standard industry practices. In accordance with Gold Fields Plant Metal Accounting Standard, a gold in circuit survey is undertaken monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is required to be carried out if this variance exceeds the minimum allowable levels outlined in the Gold Fields Plant Metal Accounting Standard. 9.3 Drilling Drillhole data validation is completed using Datamine® or Leapfrog® software. Validation checks completed in Datamine® software include the standard checks carried out when a drillhole file is generated; a survey file has been specified; each drillhole id has a survey reading for AT=0; each drillhole id in the (merged) sample file has at least one entry in the SURVEY file; the downhole TO value of a sample is greater than the downhole FROM value; the FROM/TO interval for one sample does not overlap the FROM/TO interval of the next sample; the FROM/TO interval is not duplicated; XCOLLAR, YCOLLAR and ZCOLLAR are not absent data. Checks are also carried out to compare the previous drillhole file used for estimation to the new drillhole file to ensure no missing data. Where multiple drilling techniques are used in a resource estimate (DD and RC), a comparison of the data within a common volume is carried out. If biases are noted, these are investigated to establish potential reasons and actions. A decision may be made to include or exclude the poorer quality data and to apply an appropriate resource classification. Where data is historic, a comparison of recent and historic drilling may be made, including a comparison of QAQC to assess data quality and suitability for use. Reconciliation data suggests the face samples may be more representative than the DD samples in Gruyere’s gold deposits. The Qualified person is of the opinion that the drilling protocols described in this report are adequate to minimize material errors and provide the necessary technical assurance. 9.4 Sampling Standard procedures exist for RC and diamond sampling and core cutting at Gruyere. Periodic routine visits to the drill rigs and the core farm are carried out by geology management to review core logging and sampling practices. These are also supported by quarterly routine walkthroughs and reviews.

P a g e 4 9 | 1 3 8 Core cutting sheets are generated in acQuire®, and once populated during the logging and sampling process, are re- imported. Some data, such as core logging and underground development face sampling, is entered or edited manually into the acQuire® database table forms or data entry objects. A unique sample dispatch is generated in acQuire® and emailed to the laboratory. Returned assays from the laboratory are linked to this dispatch and are emailed as a SIF file. These files include detailed information about the batch, methods, units, detection limits and elements assayed. The file also includes all QC data in the sequence of analysis. The Qualified person is of the opinion that the sampling protocols are adequate to minimize material errors and the analytical procedures reflect industry standard practice or better and are appropriate for resource estimation. 9.5 Survey Additional drill hole validation is completed using Datamine® or Leapfrog® software. This validation checks for unique collar locations, overlapping intervals, excessive down hole deviation, and matching total drill depth within all tables. Errors are reviewed and either corrected or flagged and excluded from use in the estimation. All issues identified are corrected in the acQuire® database. The Qualified person is of the opinion that the survey protocols are adequate to minimize material errors in sample location. 9.6 Sample analysis The GFA QAQC procedure is reviewed every two years. Assay certificate verification and assay laboratory audits are completed Done as per GFA SOX requirements minimum on a Quarterly review. The Qualified person is of the opinion that the sample analysis protocols are adequate to minimize material errors. 9.7 Geological modelling Geological interpretation has the potential to impact materially on the estimated quantity and quality of a Mineral resource and Mineral reserve. Incorrect assumptions regarding volume and geological and/or grade continuity has the potential to overestimate contained metal. However, support from expert geologists, site and corporate peer reviews, external reviews, and the Model Change Authorisation (MCA) process ensure that the geological interpretation is one that most geologists would independently arrive at. The Qualified person’s opinion of the geological modelling is: a) The geological modeling protocols are adequate to minimize material errors b) The controls have been reviewed and the adequacy is reasonable and that material bias or errors are unexpected c) The systems to reduce human and procedural errors, checks and balances are adequate and minimize material errors d) The protocols are adequate as reviewed and that the Mineral resource models are based on sound data and are reasonable.

P a g e 5 0 | 1 3 8 10 Mineral processing and metallurgical testing Test-work on the physical and liberation properties of the Gruyere orebody was completed in both the original pre- feasibility study and the 2016 feasibility study. The site process team performs ongoing reviews and reconciliation work to actively track and monitor metallurgical efficiency as part of standard operating practices. 10.1 Testing and procedures 10.1.1 Background The Gruyere operation currently comprises of one operating open pits mine. Existing Processing Facilities Following the formation of the Gold Fields and Gold Road Joint Venture, construction of the processing plant commenced in early 2017. In May 2019, the Gruyere primary crushing, SAG/Ball milling, CIL plant was successfully commissioned with the first gold achieved in June 2019. Commercial production was achieved at the end of September 2019. Gruyere achieved the first full year of commercial production in 2020 with 258,000 oz gold produced from 8.1 Mt of ore. Gruyere deposit The Gruyere deposit is the largest and most significant reserve and is current being mined as a large single open pit. Gold mineralisation is developed in the monzonite porphyry, with multiple quartz vein sets occurring throughout. Weak to strong gold mineralisation is increasingly associated with sericite, sericite‐chlorite, chlorite‐muscovite, chlorite‐muscovite‐albite, and strong albite alteration. Sulphides are commonly associated with the gold mineralisation, with pyrite dominant in the upper areas and pyrrhotite increasing with depth. Arsenopyrite is commonly associated with quartz veining in areas of highest-grade gold mineralisation. Golden Highway The Golden Highway consists of a series of relatively smaller satellite pits, that are planned to be mined later in the reserve life of mine plan. Currently no operational activities have yet occurred for these pits, which are summarised below. Atilla deposit Mineralisation at Attila is hosted in a sequence of mafic and felsic volcanic intrusives and sediments on the western margin of the Yamarna Greenstone Belt. Gold mineralisation is hosted in shear zones parallel to the stratigraphy characterised by laminated quartz-mica-amphibolite schists. Gold deposition has both a lithological and structural control. Mineralisation is associated with the presence of sulphides and quartz veining and within iron-rich mafic units. Alaric deposit Gold mineralisation at Alaric is typically located on or near to contacts of interpreted dolerites hosted within intermediate and dacitic volcanic sediments. The Main Shear is hosted within a dolerite. Like Attila, the gold mineralisation is hosted within northwest striking, steeply east-dipping shear zones, and associated with the presence of sulphides and quartz veining. Montagne deposit The stratigraphy at Montagne is dominated by sheared intercalated mafic and intermediate sediments. The sequence is metamorphosed to upper greenschist – lower amphibolite facies. Gold mineralisation is hosted within north-striking steeply east-dipping shear zones characterised by laminated pyrite-biotite units ± thin quartz veins. High-grade mineralisation occurs as 2 m to 15 m wide zones proximal to the core of the shears associated with increased pyrite alteration. Argos deposit

P a g e 5 1 | 1 3 8 Gold mineralisation is associated with shearing and early amphibole-albite-biotite-sericite-quartz alteration. The principal sulphide is pyrite, with rare disseminated pyrrhotite and arsenopyrite also present. A later stage haematite- quartz alteration on either side of the main shear zone is interpreted to be associated with oxidised fluids introduced by late-stage, northeast trending faults which cut the Attila-Alaric trend stratigraphy. 10.1.2 Metallurgical sampling & testing For the original pre-feasibility study (PFS) and feasibility study (FS), metallurgical test-work on the Gruyere deposit was carried out under the guidance and direction of Gold Road Resources, by ALS Metallurgy, Balcatta, Western Australia which is an accredited laboratory. Some initial metallurgical test-work was also arranged by Gold Road Resources for the potential smaller Atilla, Alaric and Montagne satellite deposits. Since commissioning of the processing plant additional metallurgical test-work was arranged by the new Gruyere JV, for the deeper ores at Gruyere as part of the pit expansion pre-feasibility study (2021); and further test-work arranged for Atilla, Alaric and Montagne (2020, 2021). All these subsequent test-work programs were also carried out by ALS Metallurgy in Perth. For the metallurgical test-work programs facilitated by the Gruyere JV, individual composite samples of diamond drill (DD) core are selected and collected by the relevant geologist. Samples are typically composited to obtain single continuous mineralised intercepts (including expected internal and external ore dilution) from a known single spatial location, representing individual mineralised zones. Due to the limited geological variability associated with the main Gruyere deposit, the only defined metallurgical domains are associated with geological weathering extent, being oxide, transitional and fresh. The samples, however, are spatially defined according to mining stage number, which is subject to on-going reassignment with any subsequent major changes to pit design and excavation sequencing. The Gruyere JV has adopted the same Gold Fields standard test-work protocol, which has been designed to reasonably reflect the performance of the existing gravity/CIL process plant and typically includes:  Head analysis multi-elemental scans, including Au (gold), Ag (silver), Cu (copper), As (arsenic), C-suite (carbon), S- suite (sulphur), Hg (mercury), Sb (antimony), Te (tellurium) and quantified x-ray diffraction (QXRD) analyses.  Acid mine drainage (AMD) analysis, being Total S, Acid Neutralisation Capacity (ANC), Net Acid Generation (NAG), Total Acid Production Potential (TAPP), Net Acid Production Potential (NAPP), Net Acid Generation (NAG), and pH.  Comminution characteristics including crushing work index, abrasion index (Ai), Bond BWI and SMC SAG milling parameters.  Gravity recovery estimation by laboratory Knelson recovery, followed by mercury amalgamation of concentrate.  Leaching profile of combined gravity/amalgam tails, including leaching profiles of Au, Ag, Cu, pH, dissolved oxygen (DO), and free cyanide.  Multi-elemental Inductively coupled plasma mass spectrometry (ICP-MS) scans of final leach solution.  Leach solids residue analysis for Au, Ag and Cu.  Diagnostic analysis of tailings residue if warranted. The test-work methodology used for the original Gruyere PFS and FS (under guidance from Gold Road) and the Golden Highway PFS, are slightly different to that being used currently by the Gruyere JV, with the main differences being:  The gravity recovery test method with intensive cyanidation of the gravity concentrate (Gold Road), versus gravity concentrate treatment by mercury amalgamation and assaying amalgam to extinction (Gold Fields)  The cyanidation tests are carried out at elevated free cyanide concentrations of 1,000 ppm (Gold Road), versus 400 ppm (Gold Fields) which is closer to the plant’s operating free cyanide concentration which is typically between 170 ppm to 200 ppm NaCN.

## 10.2 Relevant results

### 10.2.1 Sample Head Analysis

Gruyere open pit

Table 10.2.1 shows a summary of the average Gruyere samples head analyses grouped by geological weathering and mining stage number. The Gruyere fresh ore samples are reasonably consistently enriched in sulphide sulphur (S sulphide), total carbon (C total), and calcium (Ca); and contain relatively low concentrations of organic carbon, (C organic) copper (Cu), lead (Pb), mercury (Hg), cadmium (Cd), tellurium (Te) and antimony (Sb). The oxide and transitional samples are relatively depleted in calcium (Ca), sulphide sulphur (S sulphide) and total carbon (C total).

Table 10.2.1: Summary of Gruyere average sample head analyses

| Analyte | Mining Stage | Stage 2 | | Stage 1 | Stage 2 | Stage 3 | Stage 4 | Stage 5 | Stage 6 | Stage 7 |
|---|---|---|---|---|---|---|---|---|---|---|
| | Weathering | Oxide | Trans. | Fresh | | | | | | |
| Ag | ppm | 0.34 | 0.36 | 0.60 | 0.31 | 0.43 | 0.28 | 0.20 | 0.34 | 1.15 |
| Al | % | 6.41 | 6.70 | 6.64 | 6.12 | 6.09 | 6.22 | 6.19 | 5.91 | 6.31 |
| As | ppm | 303 | 200 | 100 | 333 | 128 | 235 | 200 | 109 | 252 |
| Ba | ppm | 254 | 260 | 220 | 240 | 305 | 307 | 287 | 266 | 317 |
| Be | ppm | < 20 | < 20 | <20 | < 20 | < 20 | < 20 | < 20 | < 20 | < 5 |
| Bi | ppm | 14 | 15 | 25 | < 25 | 15 | < 25 | < 25 | 15 | < 10 |
| C total | % | 0.08 | 0.05 | 0.48 | 0.48 | 0.42 | 0.42 | 0.40 | 0.44 | 0.42 |
| C organic | % | 0.02 | 0.03 | <0.03 | 0.02 | 0.02 | <0.03 | 0.02 | 0.02 | < 0.03 |
| Ca | % | 0.36 | 0.38 | 1.34 | 1.49 | 1.35 | 1.45 | 1.37 | 1.56 | 1.52 |
| Cd | ppm | < 20 | < 20 | <20 | < 20 | < 20 | < 20 | < 20 | < 5 | < 5 |
| Co | ppm | < 20 | < 20 | <20 | < 20 | < 20 | < 20 | < 20 | 5.00 | 5.00 |
| Cr | ppm | 77 | 73 | 125 | 30 | 34 | 18 | <25 | 32 | 42 |
| Cu | ppm | 25 | 25 | 15 | 19 | 23 | 25 | 23 | 22 | 25 |
| Fe | % | 2.63 | 2.46 | 2.06 | 2.19 | 2.29 | 2.26 | 2.34 | 2.22 | 2.24 |
| Hg | ppm | < 0.1 | < 0.1 | <0.1 | < 0.1 | 0.07 | 0.05 | 0.07 | 0.05 | 0.05 |
| K | % | 0.36 | 0.41 | 0.40 | 0.42 | 0.50 | 0.55 | 0.51 | 0.48 | 0.64 |
| Li | ppm | < 20 | < 20 | <20 | < 20 | <20 | <20 | <20 | 10 | 10 |
| Mg | % | 0.19 | 0.21 | 0.20 | 0.14 | 0.18 | 0.23 | 0.20 | 0.42 | 0.31 |
| Mn | ppm | 251 | 356 | 440 | 429 | 372 | 360 | 358 | 376 | 317 |
| Mo | ppm | < 20 | < 20 | <20 | < 20 | <20 | <20 | <20 | 8.21 | 4.58 |
| Na | % | 4.11 | 4.60 | 3.94 | 4.40 | 4.29 | 4.02 | 4.06 | 3.85 | 4.33 |
| Ni | ppm | 34 | 32 | 20 | 22 | 31 | 23 | 18 | 19 | 11 |
| P | ppm | 321 | 400 | 250 | 419 | 450 | 300 | 227 | 343 | 267 |
| Pb | ppm | 61 | 58 | 20 | 63 | 80 | 37 | 36 | 29 | 75 |
| S total | % | 0.07 | 0.07 | 0.66 | 0.58 | 0.59 | 0.52 | 0.51 | 0.53 | 0.52 |
| S sulphide | % | 0.05 | 0.04 | 0.52 | 0.49 | 0.49 | 0.43 | 0.38 | 0.35 | 0.41 |
| Sb | ppm | 0.09 | 0.10 | 0.60 | 0.18 | 0.16 | 0.10 | 0.27 | 1.03 | 0.10 |
| $SiO_2$ | % | 68 | 73 | 68 | 72 | 74 | 74 | 73 | 74 | 71 |
| Sr | ppm | 83 | 107 | 90 | 94 | 88 | 97 | 85 | 114 | 131 |
| Te | ppm | 0.47 | 1.15 | 0.40 | 0.49 | 0.53 | 0.43 | 0.31 | 0.33 | 0.75 |
| Ti | ppm | 1743 | 1600 | 1200 | 1424 | 1480 | 1453 | 1509 | 1429 | 1500 |
| V | ppm | 41 | 32 | 10 | 7 | 11 | 9 | 10 | 13 | 12 |
| Y | ppm | < 100 | < 100 | <100 | < 100 | <100 | <100 | <100 | < 100 | < 100 |
| Zn | ppm | 56 | 94 | 100 | 71 | 95 | 86 | 80 | 87 | 65 |

Source: Gruyere CPR, 2021

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There are no significant differences in range of multi-elemental analyses results between the mining stages for the fresh ores at Gruyere, and therefore in this respect, the orebody appears relatively consistent with mining stage and depth.

Golden Highway

Table 10.2.2 shows a summary of the averages of the sample head assays for the Golden Highway deposits.

Table 10.2.2: Summary of Golden Highway deposits samples average head analyses

| Analyte | Mining Stage | Alaric | | Argos | | | Attila | | | Montagne | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | Weathering | Trans. | Fresh | Oxide | Trans. | Fresh | Oxide | Trans. | Fresh | Oxide | Trans. | Fresh |
| Ag | ppm | 0.60 | 3.60 | 1.76 | 3.94 | 4.52 | 1.20 | 1.20 | 1.63 | 3.00 | 2.00 | 6.89 |
| Al | % | 7.48 | 8.32 | 8.16 | 8.44 | 8.08 | 8.39 | 7.68 | 8.24 | 22.96 | 19.48 | 19.84 |
| As | ppm | 20 | 48 | 42 | 60 | 36 | 67 | 20 | 35 | 27 | 25 | 32 |
| Ba | ppm | 500 | 504 | 754 | 704 | 825 | 493 | 560 | 531 | 889 | 533 | 726 |
| Be | ppm | <20 | < 20 | <5 | <5 | <5 | <20 | <20 | < 20 | <5 | <5 | <5 |
| Bi | ppm | <25 | < 25 | <10 | <10 | <10 | <25 | <25 | < 25 | <10 | <10 | <10 |
| C total | % | <0.03 | 0.15 | 0.26 | 0.12 | 0.41 | 0.08 | 0.39 | 0.26 | 0.06 | 0.33 | 0.36 |
| C organic | % | <0.03 | 0.05 | 0.10 | 0.08 | 0.08 | 0.07 | 0.03 | 0.03 | 0.03 | <0.03 | 0.02 |
| Ca | % | 5.10 | 3.62 | 1.95 | 2.42 | 3.33 | 1.00 | 5.40 | 3.66 | 2.20 | 4.10 | 3.74 |
| Cd | ppm | <20 | 11.67 | <5 | 3.00 | <5 | <20 | <20 | < 20 | 2.50 | 3.33 | 9.29 |
| Co | ppm | 40 | 38 | 32 | 28 | 28 | 27 | 20 | 22 | 40 | 33 | 35 |
| Cr | ppm | 200 | 94 | 111 | 114 | 60 | 29 | 125 | 71 | 137 | 103 | 130 |
| Cu | ppm | 80 | 116 | 98 | 153 | 132 | 37 | 45 | 35 | 154 | 132 | 119 |
| Fe | % | 7.36 | 7.69 | 5.90 | 5.91 | 6.21 | 5.49 | 5.42 | 5.06 | 6.38 | 6.73 | 6.63 |
| Hg | ppm | <0.1 | 0.18 | 0.11 | 0.27 | 3.31 | <0.1 | 0.80 | 0.06 | 0.23 | 0.10 | 0.40 |
| K | % | 1.40 | 2.02 | 2.29 | 2.20 | 2.64 | 2.47 | 2.00 | 2.15 | 2.67 | 1.33 | 2.11 |
| Li | ppm | <20 | 16 | 18 | 22 | 28 | 40 | 20 | 30 | 15 | 58 | 40 |
| Mg | % | 3.88 | 2.48 | 1.36 | 1.49 | 1.30 | 1.99 | 3.00 | 1.97 | 1.97 | 2.43 | 2.78 |
| Mn | ppm | 1600 | 1522 | 1309 | 1320 | 1490 | 1100 | 1200 | 1038 | 1371 | 1700 | 1786 |
| Mo | ppm | <20 | 16.9 | <5 | 4.0 | <5 | <20 | <20 | < 20 | 2.5 | 4.2 | <5 |
| Na | % | 1.64 | 1.67 | 1.98 | 2.48 | 2.04 | 0.49 | 0.72 | 1.25 | 1.59 | 2.00 | 1.74 |
| Ni | ppm | 60 | 57 | 39 | 54 | 34 | 53 | 60 | 56 | 39 | 42 | 46 |
| P | ppm | 1250 | 1000 | 900 | 1120 | 1170 | 1500 | 1750 | 1109 | 1079 | 1400 | 1129 |
| Pb | ppm | 140 | 465 | 140 | 209 | 162 | <20 | <20 | 28 | 698 | 305 | 609 |
| S total | % | <0.02 | 2.02 | 0.08 | 1.31 | 1.60 | 0.05 | 1.14 | 1.37 | 0.22 | <0.02 | 2.78 |
| S sulphide | % | <0.02 | 1.92 | 0.05 | 1.20 | 1.54 | 0.08 | 0.92 | 1.24 | < 0.02 | <0.02 | 2.78 |
| Sb | ppm | 0.00 | 2.54 | 10.34 | 18.80 | 12.85 | 0.57 | 0.70 | 0.73 | 5.76 | 2.40 | 5.43 |
| $SiO_2$ | % | 53 | 53 | 59 | 60 | 57 | 59 | 54 | 59 | 59 | 54 | 56 |
| Sr | ppm | 465 | 346 | 412 | 460 | 447 | 177 | 445 | 326 | 506 | 488 | 395 |
| Te | ppm | 0.40 | 1.29 | 0.55 | 0.80 | 0.45 | 0.53 | 0.20 | 0.41 | 1.35 | 0.93 | 1.51 |
| Ti | ppm | 5600 | 5000 | 4273 | 4520 | 4680 | 4533 | 4200 | 4313 | 4414 | 5333 | 4200 |
| V | ppm | 190 | 163 | 153 | 147 | 151 | 157 | 120 | 124 | 161 | 187 | 146 |
| Y | ppm | <100 | < 100 | <100 | <100 | <100 | <100 | <100 | < 100 | <100 | <100 | <100 |
| Zn | ppm | 520 | 741 | 449 | 708 | 405 | 95 | 110 | 115 | 587 | 456 | 1428 |

Source: Gruyere CPR, 2021

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Given that the processing plant is currently treating mainly the Gruyere fresh ores, a comparison of the Golden Highway sample assays is made to the Gruyere fresh ore sample assays, as follows (focussing on those species that may have some relevance to mineral processing gold ores):

- Alaric metallurgical samples:
  - Relatively enriched in several base metals, including copper (Cu), iron (Fe), nickel (Ni), lead (Pb), and zinc (Zn); which can potentially be cyanide consuming species
  - Relatively enriched in calcium, magnesium, but lower concentrations of sodium
  - Relatively enriched in antimony (Sb), but depleted in arsenic (As)
  - Relatively enriched in silver (Ag), which can compete with gold for adsorption onto carbon
  - Relatively lower concentrations of silica ($SiO_2$).
- Argos metallurgical samples:
  - As per Alaric, plus;
  - Relatively enriched in mercury (Hg) in comparison to the other Golden Highway deposits
- Attila metallurgical samples:
  - As per Alaric, except:
  - Similar concentrations in antimony (Sb) and zinc (Zn) to the lower concentrations at Gruyere
  - Relatively depleted in lead (Pb) in comparison to the other Golden Highway deposit samples
- Montagne metallurgical samples:
  - As per Alaric, except:
  - Significantly enriched in aluminium (Al) and lead (Pb) in comparison to the other Golden Highway deposit samples.

The difference in multi-elemental assay results between Gruyere and the Golden Highway deposit samples reflect the geological differences between the deposits and does introduce some potential new processing performance risk associated with treating these satellite deposits.

For example, the high concentrations of base metals may impact both cyanide consumption and the operational concentration measurement performance (for controlling cyanide dosage rates to leaching). Further to this, the high silver content (if cyanide soluble) could compete with gold for adsorption onto carbon in the CIL circuit and increase volumes of electrowinning cell precipitate generated, requiring additional material to the processed through the goldroom (calcining, fluxing, and smelting).

Fortunately, the volumes of ore associated with the Golden Highway satellite deposits are significantly lower than Gruyere, which allows them to be blended into the mill feed with the "cleaner" Gruyere ores, to reduce the extent of the adverse impacts on mineral processing. Light blending of these ores with Gruyere ores is the recommended processing strategy. However, if there is a need (or decision made) to campaign process the Golden Highway ores such that they constitute most of the feed to the mill, some plant design changes may be required to be implemented (e.g., introduction of cyanide detoxification of CIL tails, upgrade to the capacity of the elution and electrowinning circuits), otherwise operating challenges could occur, potentially leading to lower recoveries.

### 10.2.2 Metallurgical recovery

Gruyere

A summary of the number and results of laboratory recovery tests carried out on Gruyere metallurgical samples grouped by weathering (oxide, transitional and fresh), and mining stage (1 to 7) is shown in Table 10.2.3. A consistent grind size $P_{80}$ of 125 micron was used for all test results in Table 10.2.3.

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Table 10.2.3: Summary of Gruyere pit metallurgical samples quantities and average recovery results

| Mining stage | No. samples | Weathering | Calculated head grade (Au g/t) | Gravity recovery (%Au) | Final Tails Grade (Au g/t) | Overall recovery (Au g/t) |
|---|---|---|---|---|---|---|
| 2 | 7 | Oxide | 1.36 | 51.35 | 0.04 | 97.03 |
| | 5 | Transitional | 1.25 | 42.15 | 0.05 | 95.73 |
| 1 | 1 | Fresh | 1.59 | 48.08 | 0.15 | 90.79 |
| 2 | 17 | | 1.19 | 59.91 | 0.10 | 91.25 |
| 3 | 15 | | 1.54 | 58.37 | 0.12 | 92.36 |
| 4 | 15 | | 1.42 | 64.07 | 0.11 | 92.40 |
| 5 | 11 | | 1.43 | 63.09 | 0.11 | 92.10 |
| 6 | 7 | | 2.13 | 63.02 | 0.12 | 94.41 |
| 7 | 6 | | 1.17 | 29.51 | 0.12 | 90.05 |

Source: Gruyere CPR, 2021

Metallurgical test-work recovery results for the oxide and transitional metallurgical samples are consistently high, averaging 96.9 % and 95.7 % respectively. All oxide and transitional samples selected are located within Mining Stage 2. Due to the recent mining and processing activities, the oxide and transitional ores are mostly depleted, and most of the remaining ore is fresh.

The test-work used for the oxide, transitional and fresh ores from mining stage 1 to 5, and 5 of the 7 samples for stage 6 were carried out using the Gold Road testing methodology, whereas the Gold Fields testing methodology was used for all samples used for mining stage 7, and 2 out of the 7 samples associated with mining stage 6.

The Gold Fields test-work methodology typically returns lower gravity recoveries compared to the Gold Road method, but these lower gravity recovery results are more consistent with the actual plant gravity recoveries at approximately 30 % recovery.

For Gruyere's reserves cut-off grade determination, the recovery estimation models adopted are shown in Table 10.2.4.

Table 10.2.4: Summary of Gruyere pit assigned metallurgical recovery estimation models

| Ore Type (weathering) | Gold recovery estimation model | Model Maximum Recovery Constraint |
|---|---|---|
| Oxide | Recovery[(1)] = 93.152 * Au^0.0548 | 96 |
| Transition | Recovery[(1)] = 93.152 * Au^0.0548 | 96 |
| Fresh | Recovery[(1)] = 90.511 * Au^0.0323 | 96 |

Notes: 1. Au = gold head grade (g/t)

Source: Gruyere CPR, 2021

A comparison of the fresh ore recovery estimation model and the average metallurgical test-work recoveries by mining stage is shown in Figure 10.2.1.

The existing plant has experienced only limited operating time processing near 100 % fresh ores. A comparison of the plant actual recovery results with the model recovery estimation results was undertaken early in 2021, which indicated that the plant results compare reasonably well with the recovery estimation model. However, confidence in this comparison is limited by the blending of mill feed with oxide and transitional ores, both which behave differently to the fresh ores with respect to recovery performance. This plant versus model comparison analysis is planned to be repeated early in 2022, with the benefit of lessor amounts of oxide and transitional ores blended into the mill feed.

Figure 10.2.1: Comparison of Gruyere fresh ore recovery estimation model with test-work recoveries

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P a g e 5 6 | 1 3 8 Source: Gruyere CPR 2021 Golden Highway A summary of the number and results of laboratory recovery tests carried out on Golden Highway metallurgical samples grouped by deposit and weathering (oxide, transitional and fresh) is shown in Table 10.2.5. A consistent grind size P80 of 125 micron was used for all test results in Table 10.2.5. Table 10.2.5: Summary of Golden Highway metallurgical samples quantities and average recovery results Deposit No. samples Weathering Calculated Head Grade (Au g/t) Gravity Recovery (%Au) Final Tails Grade (Au g/t) Overall Recovery (Au g/t) Attila 9 Oxide 6.50 15.74 0.14 97.8 4 Transitional 2.83 45.39 0.17 93.9 15 Fresh(1) 4.06 30.76 0.50 87.7 Alaric 1 Transitional 2.57 60.21 0.13 94.9 6 Fresh(1) 2.61 51.42 0.25 90.6 Argos 11 Oxide 1.16 14.83 0.14 87.8 5 Transitional 1.40 24.34 0.21 84.8 10 Fresh 2.40 26.18 0.36 85.1 Montagne 14 Oxide 1.78 15.37 0.21 88.4 3 Transitional 1.89 10.09 0.23 87.7 7 Fresh 1.84 22.57 0.26 86.1 Notes: 1. Dataset excludes samples tested at very high free NaCN concentrations (2,000 ppm) and finer grind sizes (less than 125 um P80) Source: Gruyere CPR, 2021 There was significant variability in the gold recovery for all the Golden Highway fresh ore metallurgical samples. A summary of the Golden Highway deposits grade-dependant recovery estimation models were derived from the metallurgical test-work and are shown in Table 10.2.6. Table 10.2.6: Summary of assigned Golden Highway metallurgical recovery estimation models 88 89 90 91 92 93 94 95 0.6 0.8 1.0 1.2 1.4 1.6 1.8 2.0 2.2 G o ld R ec o v er y ( % A u ) Gold Head Grade (g/t) Average testwork recovery Recovery by mining stage Recovery Estimation Model

| Deposit | Ore type (Weathering) | Gold recovery estimation model | Model minimum recovery constraint | Model maximum recovery constraint |
|---|---|---|---|---|
| Attila | Oxide | Recovery = 92.0 % | | |
| | Transition | Recovery = 88.0 % | | |
| | Fresh | Recovery[1] = 4.5963 * Ln(Au) + 80.251 | 75 | 90 |
| Alaric | Oxide | Recovery[1] = (Au - (0.16978 * Au^0.57809)) / Au * 100 | | |
| | Transition | Recovery[1] = (Au - (0.16978 * Au^0.57809)) / Au * 100 | | |
| | Fresh | Recovery[1] = (Au - (0.16978 * Au^0.57809)) / Au * 100 | | |
| Argos | Oxide | Recovery[1] = (Au - (0.13147 * Au^0.90176)) / Au * 100 | 80 | 95 |
| | Transition | Recovery[1] = (Au - (0.13147 * Au^0.90176)) / Au * 100 | 80 | 95 |
| | Fresh | Recovery[1] = (Au - (0.13829 * Au^0.89)) / Au * 100 | 80 | 90 |
| Montagne | Oxide | Recovery = 91.59 % | | |
| | Transition | Recovery = 91.59 % | | |
| | Fresh | Recovery[1] = (Au - (0.15338 * Au^0.66864)) / Au * 100 | 75 | 95 |

Notes: 1. Au = gold head grade (g/t)

Source: Gruyere CPR, 2021

For Montagne and Argos, there were high levels of cyanide dissolvable copper in several of the leach residue solutions associated with a high weak acid dissociable (WAD) cyanide content in the tailings. A blending strategy with the Gruyere pit fresh ores will be required to mitigate this problem, alternatively a cyanide detoxification process would be needed to be added to the plant. To comply with the International Cyanide Management Code at Gruyere, the plant must achieve 50 ppm WAD CN, or less, at the tailings discharge point to the TSF.

Within the Golden Highway samples, cyanide solubility of the contained copper and silver varied significantly but are at levels of significance to potentially impact process plant performance. Blending of the Golden Highway ores with Gruyere is therefore recommended and currently planned.

### 10.2.3 Ore hardness

#### Gruyere

Currently the processing plant is processing predominantly the harder and more abrasive fresh Gruyere ores, with some oxide and transitional ores blended in to optimise mill throughput when available. The original design nameplate capacity for the Gruyere plant was 7.5 Mtpa on 100 % fresh ore, however comminution circuit optimisation and reliability improvement programs are in progress, with the aim to progressively achieve annualised rates of 10 Mtpa in 2025. A total of 8.1 Mt and 8.4 Mt were processed in 2020 and 2021 respectively, increasing despite the reduction in the relatively softer oxide and transitional ore contributions to the mill feed blend 2021.

A relatively large volume of historical rock hardness test-work has been undertaken on the Gruyere deposit at the ALS Metallurgy laboratory in Balcatta, Western Australia. For brevity, the discussion in this section will be constrained to the Gruyere fresh ore hardness properties since the Gruyere oxide and transitional ores are nearing depletion, and the hardness properties of the fresh ores dictate the milling throughput possible.

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P a g e 5 8 | 1 3 8 Table 10.2.7 and Table 10.2.8 show a summary of the metallurgical sample’s SAG and Ball work index parameters (limited to those tests with a closing screen size of 150 micron for consistency) obtained from the indicated test-work programs. A plot of the SAG work index (Mia) and the Ball work index (Mib) is shown in Figure 10.2.2, which shows that the variability of the fresh ore sample’s results is relatively low (approximately ±10%) for all samples, except two.

Table 10.2.7: Summary of Gruyere fresh ore samples SAG Work Index (Axb, Mia) test results

| ALS sample ID | Specific Gravity (t/m³) | JKTech Drop Weight Test A-parameter | JKTech Drop Weight Test b-parameter | JKTech A*b | SAG Index Mia (kWhr/t) |
|---|---|---|---|---|---|
| A16624-Comp 44 | 2.73 | 94.5 | 0.34 | 32.1 | 23.3 |
| A16624-Comp 46 | 2.77 | 85.7 | 0.38 | 32.6 | 23.0 |
| A16624-Comp 49 | 2.73 | 94.4 | 0.36 | 34.0 | 22.5 |
| A16624-Comp 52 | 2.74 | 92.0 | 0.38 | 35.0 | 21.9 |
| A16624-Comp 55 | 2.71 | 86.8 | 0.42 | 36.5 | 21.2 |
| A16624-Comp 58 | 2.72 | 91.1 | 0.41 | 37.4 | 20.7 |
| A16624-Comp 61 | 2.71 | 81.8 | 0.44 | 36.0 | 21.5 |
| A16624-Comp 64 | 2.72 | 86.0 | 0.40 | 34.4 | 22.3 |
| A16624-Comp 66 | 2.71 | 84.2 | 0.45 | 37.9 | 20.4 |
| A16624-Comp 68 | 2.72 | 100.0 | 0.34 | 34.0 | 22.1 |
| A16652-Comp 71 | 2.71 | 100.0 | 0.35 | 35.0 | 22.0 |
| A16652-Comp 77 | 2.71 | 90.0 | 0.39 | 35.1 | 21.5 |
| A16652-Comp 80 | 2.72 | 100.0 | 0.33 | 33.0 | 22.6 |
| A16652-Comp 83 | 2.70 | 90.4 | 0.40 | 36.2 | 21.1 |
| A20286-Comp 01 | 2.67 | 100.0 | 0.35 | 35.0 | 21.7 |
| A20286-Comp 02 | 2.72 | 100.0 | 0.33 | 33.0 | 22.8 |
| A20286-Comp 03 | 2.67 | 100.0 | 0.34 | 34.0 | 22.4 |
| A22550-Comp 1 | 2.68 | 88.8 | 0.34 | 30.2 | 24.4 |
| A22550-Comp 2 | 2.67 | 100.0 | 0.28 | 28.0 | 26.3 |
| A22550-Comp 3 | 2.68 | 85.9 | 0.39 | 33.5 | 22.5 |
| A22550-Comp 4 | 2.67 | 89.5 | 0.37 | 33.1 | 22.6 |
| A22550-Comp 5 | 2.69 | 73.2 | 0.58 | 42.5 | 18.6 |
| A22550-Comp 6 | 2.67 | 97.8 | 0.33 | 32.3 | 23.5 |
| Minimum | 2.67 | 73.2 | 0.28 | 28.0 | 18.6 |
| Average | 2.71 | 91.8 | 0.38 | 34.4 | 22.2 |
| Maximum | 2.77 | 100.0 | 0.58 | 42.5 | 26.3 |

Source: Gruyere CPR, 2021

Table 10.2.8: Summary of Gruyere fresh ore samples Ball Work Index (BWI, Mib) test results

| ALS sample ID | Specific Gravity (t/m³) | BWI Screen Size (um) | BWI (kWhr/t) | BWI test $P_{80}$ (um) | Mib (kWhr/t) |
|---|---|---|---|---|---|
| A16624-Comp 44 | 2.73 | 150 | 16.7 | 116 | 20.6 |
| A16624-Comp 46 | 2.77 | 150 | 18.2 | 117 | 22.9 |
| A16624-Comp 49 | 2.73 | 150 | 17.0 | 139 | 20.1 |
| A16624-Comp 52 | 2.74 | 150 | 17.1 | 123 | 21.0 |
| A16624-Comp 55 | 2.71 | 150 | 17.1 | 127 | 20.7 |
| A16624-Comp 58 | 2.72 | 150 | 17.7 | 118 | 22.0 |
| A16624-Comp 61 | 2.71 | 150 | 16.9 | 107 | 21.5 |
| A16624-Comp 64 | 2.72 | 150 | 17.3 | 112 | 21.7 |
| A16624-Comp 66 | 2.71 | 150 | 17.3 | 122 | 21.3 |
| A16624-Comp 68 | 2.72 | 150 | 18.5 | 119 | 23.2 |
| A16652-Comp 71 | 2.71 | 150 | 16.6 | 113 | 20.8 |
| A16652-Comp 77 | 2.71 | 150 | 16.8 | 112 | 21.2 |
| A16652-Comp 80 | 2.72 | 150 | 16.7 | 110 | 21.2 |

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P a g e 6 0 | 1 3 8 A16652-Comp 83 2.70 150 17.8 113 22.5 A22550-Comp 1 2.68 150 16.9 124 20.8 A22550-Comp 2 2.67 150 14.1 97 17.7 A22550-Comp 3 2.68 150 16.4 106 21.0 A22550-Comp 4 2.67 150 18.2 115 23.2 A22550-Comp 5 2.69 150 14.5 97 18.5 A22550-Comp 6 2.67 150 16.4 119 20.1 Average 2.71 150 16.9 115 21.1 Notes: 1. BWI test data set used are those tests carried out with a test closing screen of 150 micron Source: Gruyere CPR, 2021 Figure 10.2.2: Gruyere fresh ore samples – SAG work index versus Ball work index(1) (BWI) plot Notes: 1. BWI test values shown are for tests undertaken with 150 micron closing screen Source: Gruyere CPR 2021 As a component of the current comminution circuit optimisation program, samples from the crusher product conveyor belt cut samples have been taken representing the fresh ores being treated during the fresh ore trial campaign periods in late 2020 to early 2021 and submitted to ALS Metallurgy for hardness testing. The resulting ore hardness parameters determined are consistent with those results shown in 15.0 16.0 17.0 18.0 19.0 20.0 21.0 22.0 23.0 24.0 18.0 20.0 22.0 24.0 26.0 28.0 B a ll W o rk I n d ex M ib ( k W h r/ t) SAG Work Index Mia (kWhr/t) Testwork Samples Plant Samples (2020-2021)

GOLD FIELDS

Table 10.2.7 and Table 10.2.8. This suggests that the fresh ore hardness at Gruyere is relatively consistent throughout the pit, from current mining positions, through to final stage 7.

A study is currently in progress aiming to attempt to develop a geometallurgical hardness model for Gruyere fresh ores, to better understand potential variability within the pit.

Golden Highway

As at the end-2021, there has been no mining activity undertaken associated with the Golden Highway deposits, so plant performance estimates are based on metallurgical test-work results only.

Due to relatively low ore volumes, the relatively high base metal and silver contents, and other contained deleterious species, it is proposed to lightly blend ores mined from the Golden Highway deposits with the ore mined from the Gruyere pit.

From a comminution throughput perspective, the Golden Highway fresh ores are important to consider, since the oxide and transitional Golden Highway ores will be softer. Table 10.2.9 shows a summary of the average test-work ore hardness parameters for the Golden Highway fresh ores, compared to the average Gruyere fresh ores.

In comparison to Gruyere fresh ore, the following is evident from Table 10.2.9.

- All Golden Highway fresh ore samples have a high specific gravity than Gruyere fresh ores samples
- Attila fresh ore samples have a slightly harder SAG work index, but lower Ball work index, compared to Gruyere's fresh ore samples
- Alaric fresh ore samples has very similar hardness properties to Gruyere fresh ore samples
- Argos and Montagne fresh ore samples are both significantly softer in both SAG and Ball Work indices than Gruyere fresh ore samples
- BWI test product size distributions using a 180-micron closing screen is similar to Gruyere's BWI test using a 150-micron screen, both of which are close to the plant's current grind size target.

Table 10.2.9: Summary of Golden Highway and Gruyere fresh ore samples hardness test results

| Deposit | No. samples | Weathering | Specific Gravity (t/m³) | JKTech A*b | SAG Index Mia (kWhr/t) | BWI test Screen Size (micron) | BWI test $P_{80}$ (micron) | BWI (kWhr/t) | Ball Index Mib (kWhr/t) |
|---|---|---|---|---|---|---|---|---|---|
| Attila | 11 | Fresh | 2.80 | 31.9 | 23.6 | 180 | 118.9 | 14.8 | 17.8 |
| Alaric | 2 | Fresh | 2.82 | 34.3 | 22.2 | 180 | 121.6 | 16.9 | 20.7 |
| Argos | 3 | Fresh | 2.79 | 52.4 | 15.9 | 180 | 117.3 | 12.2 | 14.1 |
| Montagne | 2 | Fresh | 2.87 | 50.4 | 16.2 | 180 | 119.3 | 11.6 | 13.2 |
| Gruyere(1) | 20 | Fresh | 2.71 | 34.4 | 22.2 | 150 | 115.3 | 16.9 | 21.1 |

Notes: 1. BWI test data set used are those tests carried out with a test closing screen of 150 micron

Source: Gruyere CPR, 2021

### 10.2.4 Abrasion Index

Abrasion index has some relevance for the Gruyere plant, due to the relatively high wear rates currently being experienced while processing the Gruyere fresh ores, which is impacting mill downtime and costs.

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P a g e 6 2 | 1 3 8 Table 10.2.10 shows a summary of the average abrasion index test results for the samples from the Gruyere and Golden Highway deposits. The abrasion index for the Gruyere fresh ore is elevated, however is lower for the stage 7 samples. The abrasion indices for the Golden Highway deposit samples are significantly lower than those measured for the Gruyere fresh ore samples.

Table 10.2.10: Summary of Gruyere and Golden Highway abrasion index test results

| Deposit | Mining stage | Weathering | Abrasion index |
|---|---|---|---|
| Gruyere | 2 | Oxide | 0.20 |
| | | Transitional | 0.38 |
| | 1 | Fresh | 0.52 |
| | 2 | | 0.58 |
| | 3 | | 0.46 |
| | 4 | | 0.52 |
| | 5 | | 0.55 |
| | 6 | | 0.45 |
| | 7 | | 0.28 |
| Attila | | | 0.11 |
| Argos | | | 0.06 |
| Montagne | | | 0.18 |

Source: Gruyere CPR, 2021

## 10.3 Plant Sampling and reconciliation

Plant feed tonnage is measured via regularly calibrated weigh scales (weightometers) on the mill feed conveyor belt.

Daily composite samples of processing plant feed and tailings streams are taken to assist in gold accounting on site. These are collected using a combination of automatic sampling stations as well as manual cuts using properly designed samplers. Analysis of the composites includes gold contained in solids, solutions, and carbon forms. The analysis of samples used for accounting purposes is conducted by the Gruyere site laboratory.

The laboratory facilities include sample preparation, fire assay and a wet analysis area. Solid sample composites are analysed using fire assay with an AAS finish. Carbon sample composites are assayed using high temperature ashing, acid digest and an AAS finish. Solution sample composites are assayed using DIBK extraction and an AAS finish. All laboratory assaying procedures are aligned with standard industry practices.

In accordance with Gold Fields Plant Metal Accounting Standard, a gold in circuit inventory is undertaken monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using daily plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is initiated if this variance exceeds the minimum allowable levels outlined in the Gold Fields Plant Metal Accounting Standard.

Bullion samples are taken when required by vacuum sampling from each gold pour. These samples are used as an estimate prior to receiving official outturn assays provided by the Perth Mint.

## 10.4 Deleterious Elements

The test-work procedures includes analysis for elements that could be deleterious to plant recovery (e.g., arsenic, tellurium, antimony, organic carbon).

For Gruyere, to date no specific deleterious mineral species have been identified that significantly impacts the processing plant. The potential deleterious impact of silica ($SiO_2$) on processing equipment wear is quantified using an abrasion index test, carried out by ALS Metallurgy on selected core samples.

For the Golden Highway deposit samples several potential deleterious species have been identified, including base metals (especially copper). The particular deleterious species identified to date, can be managed through careful and light blending of the Golden Highway ores with the main Gruyere pit ores.

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P a g e 6 4 | 1 3 8 10.5 Metallurgical Risks In the opinion of the Qualified person, the combination of an established processing plant with operating experience of treating the Gruyere ore mined, together with the ongoing and active metallurgical test-work program assessing core samples selected from future local mineralisation areas, provides a reasonable platform for estimating the associated metallurgical and processing modifying factors underpinning the 2021 reserves. However, the reader should be aware that uncertainties remain, and some key potential areas of risk and uncertainty are discussed in the following sections. 10.5.1 Sample Representativity Metallurgical sample selection is an important aspect of the process of developing resources into reserves. The results of the test-work undertaken on those samples are often used directly as input into plant performance estimates that are then used for the life of mine and reserve’s financial evaluations. It is important that the metallurgical samples are representatively selected, for example, to cover a suitable range of gold head grades, to consider the different geological lithologies and domains expected to be encountered, and to appropriately incorporate internal and external material dilution expected during the mining process. Individually testing different head grades ranges and geological domains improves the ability to see the metallurgical response variability of the orebody, which improves the ability to make better judgements and estimates about how the material could perform in the processing plant. As new potentially economic mineralised areas are identified at the mine, the site’s exploration geologists and metallurgists will select a few, to several, core composite samples of each new mineralisation area, and submit to a commercial metallurgical laboratory for the undertaking of a defined test-work program including, head assays, recovery, and physical properties analyses. Whilst effort and care are taken with the sample selection process, there are practical constraints to samples numbers due to core availability and test-work cost, and therefore it is not possible for the Qualified person to guarantee that the proposed reserves have been fully representatively sampled, and therefore some inherent uncertainty will remain. 10.5.2 Laboratory Test Methods and Scale-up The laboratory test results require scale-up to estimate performance through the industrial processing facility. The metallurgical testing regime adopted has been specifically tailored to provide results that reasonably and practically represent the actual installed processing facility. This regime has been developed from experience gained over many years of undertaking such work, culminating in eventual mining, and processing of ores that have been historically metallurgically tested. Gravity and leach recoveries achieved in the laboratory are assumed to be achievable within the plant. Overall laboratory recovery results are typically model-fitted to a bounded sample head grade relationship, and this resulting model is assumed to be reasonably achievable at plant scale. Hardness properties are applied to the Morrell Total Power method to estimate grinding mill throughputs. However there remains potential risk associated with the delivery of these metallurgical testing results associated with the differences between laboratory methods and full-scale processes, and miscellaneous and unidentified errors associated with undertaking the testing. The selected laboratory (ALS Metallurgy, Balcatta, Western Australia) that is undertaking the metallurgical test-work is highly regarded within the local gold mining industry, and has an established history of performing well, with both Gold Fields and the Qualified person. No pilot-plant testing is carried out prior to reserve declaration and subsequent mining, and the metallurgical properties are based on bench scale test results only. The sample requirements and cost for pilot testing are considered as being prohibitive. However, given the relative simplicity of Gruyere’s processing facility, operating experience, and in being

P a g e 6 5 | 1 3 8 consistent with practices adopted for other similar operations, it is the opinion of the Qualified person that pilot plant testing is not required for the estimation of plant modifying factors for the 2021 reserves. Despite reasonable efforts and care in the application of scale-up factors and modeling methods, there remains some inherent uncertainty in actual performance of the industrial facility predicted from a small volume of small-scale laboratory tests. One of the key challenges in confirming scale-up is the practice of ore blending of the plant feed (to optimise overall performance of the plant) which will be applicable to the processing of the future Golden Highway deposits. 10.5.3 Deleterious Elements The routine metallurgical test-work program includes detailed head analysis (multi-element ICP-MS scan) to check for quantities of potential deleterious elements to the plant, such as mercury, arsenic, organic carbon, antimony, tellurium, base metals, etc. Whilst this assessment is carried out on the limited number of metallurgical composite samples, it is not typically undertaken on individual exploration samples. The multi-elemental assay results obtained from the metallurgical samples are used as a guide to identify if there are any deleterious elements at concentrations that would be of reasonable concern that could materially impact plant performance. If such a species is identified then the option to submit a larger number of individual exploration samples for detailed analysis, to better quantify and locate the deleterious species, is readily available. However, it needs to be recognised that the relatively low number of metallurgical samples initially checked for deleterious elements means that some inherent risk remains of unexpectedly encountering such a species during subsequent mining and processing operations, despite such elements not being identified during metallurgical testing.

P a g e 6 6 | 1 3 8 11 Mineral resource estimates 11.1 Mineral resources estimation criteria Software currently in use for Mineral resource estimation include Snowden Supervisor® (statistical analysis and variography), Datamine Studio® (estimation), Isatis® (non-linear estimation) and Leapfrog® software (geological model construction). Drill hole data is exported from the acQuire® database to a comma separated text file format using a standard export routine. The drill hole data is subset for the model area with only DD and RC drill holes used in the grade estimates. 11.1.1 Geological model and interpretation The Gruyere Mineral resources are estimated from 3D inventory models of the in-situ mineralisation constructed through a process of geological interpretation followed by grade estimation. Geological interpretations are carried out by reviewing logging data in plan, section and in orthogonal 3D views. Interpretations are built up systematically representing primary geology, structure, weathering and mineralisation. Geological surfaces and volumes are represented using wireframes. These are generated through triangulation or interpolation techniques based on intervals selected by the geologist from the drill holes. Prior to grade estimation and modelling, the geological interpretations undergo a documentation, peer review and signoff process. All files used and created in the interpretation process are stored in the main database. Currently, implicit processes in Leapfrog® define the higher mineralised portions with the main estimation domain. This method applies an appropriate cut-off and continuity orientation to define this higher mineralised portion. The results are considered against new data and increasing geological understanding for appropriateness. As the interpretations are constructed from the original drill hole logging information, they are constantly reviewed. If the logging data does not fit the conceptual model or the surrounding holes in the interpretation, a validation/review of the original logging is carried out. This may result in re-logging of the hole or a change to the model and interpretation depending on the outcome of the review. Cross-cutting dykes, faults and intrusive bodies are accounted for in the interpretation process where they are sufficiently large enough to impact on the mineralised bodies. Geological interpretation and modelling are iterative processes that evolve as new data and ideas become available. Alternative interpretations are often evaluated at an early stage before they reach a resource level. Usually only one interpretation is submitted for resource evaluation; however, the interpretation(s) is one that most geologists would independently determine and report. This is confirmed by ongoing peer, corporate and external audits and reviews. 11.1.2 Block modelling 3D block models are used to represent the volume of the in-situ mineralisation and are constructed based on the geological interpretations constrained by the wireframes. The block models utilise sub-celling to ensure the block model volume closely represents the volume of the wireframe model. The block sizes used for the various resource models are presented in Table 11.1.1. 11.1.3 Bulk density Dry bulk density is assigned to the model based on the geological interpretation of lithology and weathering. Average density values are determined for each geological unit. The bulk densities applied are summarised in Table 7.5.1. 11.1.4 Compositing and domaining Analysis of the grade data is carried out prior to estimation. Samples are composited for analysis and estimation. Compositing for mineralisation is at 1 m intervals for Gruyere, Attila, Alaric, Argos and Orleans and 2 m intervals for Montagne.

P a g e 6 7 | 1 3 8 The composited output assay database is uniquely flagged with mineralised domain codes using the interpretation boundaries. Additional sub-domains may be added where distinct grade populations exist within the broader interpretation domains. The relationship between domains is assessed to determine how they are used during interpolation. Distinct domains utilise hard grade boundaries during interpolation. Where domains share similar gold distribution characteristics, a soft or gradational boundary is used for interpolation. 11.1.5 Top cuts Top cuts (capping) are applied to control outlier grades during estimation where required. Top cuts are determined per domain through analysis of probability plots, histograms and reviewing the samples at the top end of the grade distribution. Commonly the selected thresholds correspond to the 97.5th to 99th percentiles of the distribution. Grades above a selected threshold are capped to the threshold therefore retaining the high-grade nature locally while controlling the influence on the estimation. The top cuts used for the various resource models are presented in Table 11.1.1. 11.1.6 Variography Variogram studies are carried out on composited data for individual domains. The variogram model reflects the direction and extent of spatial continuity of the mineralisation within each specific estimation domain and should reflect observed or understood underlying geological controls. The variogram search parameters used for the various resource models are presented in Table 11.1.1. The Qualified person’s opinion is that the variographies are practical reflection of the spatial continuity of the respective mineralization grades and their application to the geostatistical analysis is adequate to minimize uncertainty and to derive appropriate resource block models for use by the planning engineers. 11.1.7 Grade estimation Geostatistical grade estimation techniques such as ordinary kriging (OK), conditional simulation (CS) and uniform conditioning (UC) are applied at Gruyere. The CS and UC recoverable estimates are further localised on a selective mining unit (SMU) scale. The estimation of grade into the block model uses the geological interpretation to reflect the controls on gold mineralisation. The estimation technique is selected based on the geological model, data spacing and statistical and spatial analysis of the grade data. The grade estimation parameters are presented in Table 11.1.1. For Attila, Alaric, Montagne, Argos, Orleans, Central Bore, YAM14 and the measured portion of Gruyere, the search ellipsoids are orientated to the principal direction specific to each domain. A multiple pass approach is used for interpolation within the estimated domains. The first pass uses the optimised search parameters for the lode at the nominal drill spacing. With each subsequent pass, the minimum number of samples is reduced, and the search volume is increased. This approach is used to enable most blocks to receive a grade estimate within the domains. The approach is slightly different for non-linear estimate portions at Gruyere which represents the indicated and inferred areas. A spherical search informs the simulation nodes, which provides the initial base for the final estimation. This final estimation applies a linear estimate to a subset of the simulated nodes selected to replicate the intended grade control spacing. The search strategy is aligned to the orientation of the principal direction of continuity with no octant methods employed. In general, the directional ranges determined from the modelled variograms are used to constrain the search distances applied to the linear estimates. The ranges are also used as an aid in resource classification. Generally, any model cells unsupported by data will need to be estimated beyond the ranges. Gold is the only grade variable considered and as such no correlations between elements are made for resource estimation. Correlations of multi-element data are used to help classify different rock units for stratigraphic identification purposes as well as for exploration targeting and vectoring purposes. The model grade is diluted for LoM and Resrve reporting purposes by applying an mineable stope optimiser MSO process to define the selectivity against mining practices. The MSO application replicates the “As mined” layout and intends to dilute the grade locally. The MSO parameters are run with a minimum mining width of 5 m and 0.5 m dilution skin. This is considered appropriate for Gruyere. The diluted grades are only applied for Mineral reserves. The Mineral resource applies the original insitu grade.

### 11.1.8 Selective mining units (SMU)

The SMU size (the smallest volume of material on which ore/waste classification is determined in open pit operations) is currently assessed at 12.5 mN x 5 mE x 5 mRL (Gruyere) and 25 mN x 5 mE x 5 mRL (Attila, Alaric Montagne, Argos and Orleans). Where there is sufficient data density, grade estimation is carried out directly to SMU sized blocks and the final grade estimates are applied to the SMU block sizes.

Within the indicated and inferred portions of Gruyere, a recoverable resource estimation technique is applied which localises the conditional simulation into SMUs. In these portions, the SMUs represent the final grades which have been localised within panel blocks of 50 mN x 15 mE x 25 mRL. The process aims at overcoming any potential smoothing effect arising from wide spaced data. Linear OK is applied to the measured portions.

A more traditional linear OK estimate is applied at Attila, Alaric, Montagne, Argos and Orleans into parent cell sizes of 25 mN x 5 mE x 5 mRL. These cell sizes are optimised using a kriging neighbourhood analysis. The parent cells are then sub-celled to represent the volume within the domain.

Table 11.1.1: Summary of December 2021 Mineral resource estimation parameters

| Mineral resource | Search distances | Min, max samples[1] | Parent cell sizes (X, Y, Z) | Domains | Grade estimator | Sample types | Composite length | Top cuts[2] | Date |
|---|---|---|---|---|---|---|---|---|---|
| Gruyere | Simulation: From 300 m x 200 m x100 m (Domain 5050), 150 m x 70 m x 20 m (Domain 5051) and 220 m x 100 m x 30 m (Domain 5052)<br>Linear estimate: 60 m x 40 m x20 m | 8; 30 | 5 m x 12.5 m x 5 m | Lode, weathering & lithology | Localised recoverable estimate using information effect corrected conditional simulation (inferred and indicated)<br>OK applied to measured | Surface RC and DD core | 1 m | 20 – 23 g/t Au | Aug 2020 |
| Attila | 200 m x 150 m x 25 m | 13, 30 | 5 m x 25 m x 5 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 1 m | 25 g/t Au | Oct 2020 |
| Alaric | 130 m x 60 m x 10 m | 12, 30 | 5 m x 25 m x 5 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 1 m | 3 – 25 g/t Au | Jun 2017 |
| Montagne | 130 m x 80 m x 20 m | 12, 24 | 5 m x 25 m x 5 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 2 m | 10 – 25 g/t Au | Oct |
| Argos | 130 m x 80 m x 20 m | 12, 24 | 5 m x 25 m x 5 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 1 m | 8 – 25 g/t Au | Oct 2020 |
| Orleans | 130 m x 80 m x 20 m | 12, 24 | 5 m x 25 m x 5 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 1 m | 8 – 25 g/t Au | Dec 2018 |
| YAM14 | 130 m x 80 m x 20 m | 12, 24 | 5 m x 25 m x 5 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 1 m | 2.5 – 15 g/t Au | Jan 2018 |
| Central Bore | 100 m x 50 m x 20 m | 8, 24 | 10 m x 5 m x 10 m | Lode, weathering & lithology | 3D OK | Surface RC and DD core | 1 m | 5 – 700 g/t Au | Dec 2018 |

Notes: 2. first pass min and max sample numbers shown

3. based on statistical analysis by domain/lode, varies by domain/lode. The range of top cuts is shown in the table.

Source: Gruyere CPR, 2021

### 11.1.9 Model validation

Visual inspections and documented model reconciliation reviews/reporting are the main validation procedures used. These include a review of the sections and plans with the models checked for proper coding of drill hole intervals and block model cells. Interpolated grades are examined relative to drill hole composite values.

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Other model validation checks include:

- Comparative statistics.
- Global bias and local trends in the estimate.
- Comparative checks of grades between other interpolation methods.
- Swath plots.
- Global change of support.
- Slope of Regression and Kriging Efficiency (linear estimates).

Over the past 12 months of available production data, the grade control model has reconciled well returning a mine call factor (MCF) of 95 %. In addition, the MSO dilution process which intends to predict the practical mining limitations on the selectivity of ore, has performed within a few percentage of expectations.

### 11.1.10 Cut-off grades

Cut-off grades are influenced by the operating strategy, design and scheduling, and are therefore calculated annually.

Open pit

The cut-off grades for the open pit Mineral resources by deposit are summarised in Table 11.1.2.

Table 11.1.2: Gruyere open pit resource cut-off grades

| Resource area | Resource cut-off grade (g/t Au) RoM | Resource mining dilution (%) | Resource cut-off grade (g/t Au) Bench MSO |
|---|---|---|---|
| Gruyere Oxide | 0.39 | 105 % | 0.41 |
| Gruyere Transition | 0.41 | 105 % | 0.43 |
| Gruyere Fresh | 0.42 | 105 % | 0.44 |
| Atilla Oxide | 0.44 | 119 % | 0.52 |
| Atilla Transition | 0.49 | 119 % | 0.58 |
| Atilla Fresh | 0.56 | 119 % | 0.66 |
| Alaric Oxide | 0.44 | 121 % | 0.53 |
| Alaric Transition | 0.47 | 121 % | 0.57 |
| Alaric Fresh | 0.51 | 121 % | 0.62 |
| Montagne Oxide | 0.44 | 107 % | 0.48 |
| Montagne Transition | 0.46 | 107 % | 0.50 |
| Montagne Fresh | 0.54 | 107 % | 0.58 |
| Argos Oxide | 0.48 | 114 % | 0.55 |
| Argos Transition | 0.51 | 114 % | 0.57 |
| Argos Fresh | 0.52 | 114 % | 0.58 |

Notes:

Source: Gruyere COG Report, 2021

The open pit resources are constrained to an optimal shell defined by a resource gold price of $1,500/oz and relevant unit costs and modifying factors. Optimisation of the resource pit shell is carried out using Geovia Whittle software. The cut-off grade is calculated for the material within the pit shell using the following formula:

$$\frac{[\text{Ore Premium Mining Costs (\$/t)} + \text{Process Costs (\$/t)} + \text{Site G\&A Costs (\$/t)}]}{[\text{Price} \times (100\,\% - \text{Ad valorem Royalty Rate}) - \text{All product related costs}] \times \text{PRF} \times \text{MCF} \times 0.03215075}$$

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P a g e 7 0 | 1 3 8 Where:  Ore Premium Mining Costs cover adjustments in ore haulage distances and differences in ore and waste drill and blast costs. All other mining costs are accounted for during the pit shell generation phase.  Process Costs including sustaining capital.  Site G&A Costs including off-site general and administration (G&A) costs directly related to site (e.g. accounting or payroll services).  Price is the gold price per ounce ($1,500/oz).  The Royalty Rate is 2.5%.  All product related costs include management fees, refining costs and contributions to the Gold Fields Foundation per ounce.  PRF is the plant recovery factor or metallurgical recovery as a percentage estimated at a grade close to the cut-off grade.  MCF is the mine call factor or the percentage of actual mill produced metal against the claim of metal produced.  0.03215075 is the ratio of troy ounces per gram.  Mining dilution and mining recovery to get the cut-off grades to in-situ. In-situ is the point of reference for resources – The ROM cut-off is diluted and recovered thus applicable to the in-situ Resource MSO’s. Gold Fields conducts an annual review of metal prices for Mineral resource and Mineral reserve reporting to monitor any significant changes that would warrant re-calibrating the price deck for strategic and business planning purposes. This review takes into account prevailing economic, commodity price and exchange rate trends, together with market consensus forecasts, including from global industry analysts and financial institutions, as well as Gold Fields’ strategy and expectations for the mine operations. The Mineral resource and Mineral reserve gold prices have been selected and justified by the Qualified person at $1,500/oz per troy ounce (oz) for resource and at $1,300 per troy ounce (oz) for reserve (life of mine planning and reserve techno-economic modelling). This metal price deck has also been reviewed and endorsed by the Company executive team. For more information on the rationale applied to deriving the Mineral resource and Mineral reserve metal price deck refer to chapter 16. The selected resource gold price of $1,500/oz is at a 15 % premium to the reserve price with the differential being in general alignment with Gold Fields standard practice for setting the Mineral resource price. The 15 % premium on resources is to provide useful information on the sites resource potential and its impact at higher gold prices and to indicate possible future site infrastructure, permitting, licensing, mining footprint and tailings and waste storage requirements. This information is important to determine the Reasonable prospects of economic extraction for the Mineral resources. The Qualified person has concluded that reasonable prospects for economic extraction have been demonstrated through the application of an appropriate level of consideration of the potential viability of the Mineral resources. These considerations include a reasoned assessment of the geological, engineering (including mining and processing parameters), metallurgical, legal, infrastructural, environmental, marketing, socio-political and economic assumptions which, in the opinion of the Qualified person, are likely to influence the prospect of economic extraction. Although all permitting may not be finalised for some Mineral resources, there is no reason to expect that these permits will not be granted based on existing processes and protocols. 11.1.11 Classification criteria Gruyere’s in-situ Mineral resources are classified as either measured, indicated or inferred in accordance with the definitions in Subpart 229.1300 of Regulation S-K. Measured Mineral resources are drilled to a nominal grid spacing of 12.5 m to 25 m by 25 m. Indicated Mineral resources are defined by a nominal grid spacing of 25 m to 50 m by

100 m depending on geological complexity. Inferred Mineral resources are defined by a nominal grid spacing of 100 m by 100 m or greater depending on geological complexity.

The resource classification criteria by resource area are summarised in Table 11.1.3.

Table 11.1.3: Gruyere resource classification criteria by area

| Mineral resource | Mineral resource category | Nominal drill hole grid spacing range length (m) x width (m) | Geological setting |
|---|---|---|---|
| Gruyere | Inferred | 100 mN x 100 mE | Broad continuous mineralisation hosted within quartz monzonite felsic intrusive. Continuity is stronger in the strike direction which supports the classification criteria |
| | Indicated | 100 mN x 50 mE/25 mE | |
| | Measured | 12.5 mN/25 mNx12.5 mE/25 mE | |
| Alaric | Inferred | 100 mN x 50 mE | Mineralisation manifests as parallel steep dipping 5 m – 20 m wide zones hosted within a volcaniclastic assemblage. Continuity is stronger in the strike direction which supports the classification criteria |
| | Indicated | 50 mN x 25 mE | |
| Montagne | Inferred | 100 mN x 50 mE | Mineralisation manifests as parallel steep dipping 5 m – 20 m wide zones hosted within a volcaniclastic assemblage. Continuity is stronger in the strike direction which supports the classification criteria |
| | Indicated | 50 mN x 25 mE | |
| Argos | Inferred | 100 mN x 50 mE | Mineralisation manifests as parallel steep dipping 5 m – 20 m wide zones hosted within a volcaniclastic assemblage. Continuity is stronger in the strike direction which supports the classification criteria |
| | Indicated | 50 mN x 25 mE | |
| Orleans | Inferred | 100 mN x 50 mE | Mineralisation manifests as parallel steep dipping 5 m – 20 m wide zones hosted within a volcaniclastic assemblage. Continuity is stronger in the strike direction which supports the classification criteria |
| Attila | Inferred | 100 mN x 50 mE | Mineralisation manifests as parallel steep dipping 5 m – 20 m wide zones hosted within a volcaniclastic assemblage. Continuity is stronger in the strike direction which supports the classification criteria |
| | Indicated | 50 mN x 25 mE | |
| Yam14 | | 100 mN x 50 mE | Mineralisation manifests as parallel steep dipping mineralised zones hosted within the Dorothy Hills Shear Zone and specifically a low Ti Felsic host. Continuity is stronger in the strike direction which supports the classification criteria |
| | | 50 mN x 12.5/25 mE | |

Notes:
a) Geological considerations include continuity and grade
b) [2]Resource classification is based on geological continuity, grade continuity, drill hole/sample spacing, sample data quality, estimation quality, mining development (amount of exposed and mapped mineralization) and mining history. The Measured category also requires Grade control and mapping information.
c) The Qualified person is of the opinion that the estimation follows good practice and reduces estimation bias.

Source: Gruyere CPR, 2021

Mineral resource classification categories are determined by considering the magnitude and materiality of inherent uncertainty. The greatest source of this uncertainty is a combination of the geological and mineralisation uncertainty relative to the spacing of the data informing the estimate. This can be quantified to some extent in the case of linear estimation by error output parameters such as kriging efficiency (KE) and slope of regression (SOR). The KE is a measure of accuracy of the estimate to the actual estimate, often referred to as a goodness of fit measure. The SOR determines the incurred conditional bias associated with an estimate. The QP reviews these parameters relative to an overarching understanding of the geology in determining the appropriate classification.

Reconciliation indicates that the classifications applied to the Gruyere Joint Venture deposits is appropriate.

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P a g e 7 2 | 1 3 8 The Qualified person is of the opinion that: b) Inferred Mineral resource has an even chance of converting to indicated Mineral resource with continued exploration, additional empirical data and evolving geoscientific modelling. c) The Mineral resource demonstrates reasonable prospects for economic extraction over the indicated study time frame The Mineral resource gold price of $1,500/oz is at a 15 % premium to the reserve price with the differential being in general alignment with Gold Fields standard practice for setting Mineral resource price. The 15 % premium is to provide information on Gruyere resource potential at higher gold prices and to indicate possible future site infrastructure, permitting, licencing, SLO, mining footprint and infrastructure requirements The Qualified person’s opinion is that, whilst effort and care are taken with the resource estimation and classification processes, increase in geological knowledge and available data will reduce the level of uncertainty, and therefore some inherent uncertainty will remain.

Gold Fields

## 11.2 Mineral resources as of 31 December 2021

The Gruyere Mineral resources exclusive of Mineral reserves as of 31 December 2021 are summarised in Table 11.2.1. The Mineral resources are 50 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral resources is in-situ without dilution applied.

Table 11.2.1: Gruyere - summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz

| | Resources (exclusive of Mineral reserves) | | | Cut-off grades/ (g/t Au) | Metallurgical recovery/ (%) |
|---|---|---|---|---|---|
| | Amount/ (kt) | Grades/ (g/t Au) | Amount/ (koz Au) | | |
| Open Pit Mineral resources | | | | | |
| OP measured Mineral resources | 46 | 1.0 | 1 | 0.4 to 0.7 | 81 to 95 |
| OP indicated Mineral resources | 13,886 | 1.4 | 610 | 0.4 to 0.7 | 81 to 95 |
| OP measured + indicated Mineral resources | 13,932 | 1.4 | 611 | 0.4 to 0.7 | 81 to 95 |
| OP inferred Mineral resources | 17,730 | 1.4 | 781 | 0.4 to 0.7 | 81 to 95 |
| Underground Mineral resources | | | | | |
| UG measured Mineral resources | | | | | |
| UG indicated Mineral resources | | | | | |
| UG measured + indicated Mineral resources | | | | | |
| UG inferred Mineral resources | 121 | 13 | 51 | 0.4 to 0.7 | 81 to 95 |
| Stockpile Mineral resources | | | | | |
| SP measured Mineral resources | | | | | |
| SP indicated Mineral resources | | | | | |
| SP measured + indicated Mineral resources | | | | | |
| SP inferred Mineral resources | | | | | |
| Total Gruyere Mineral resources | | | | | |
| Total measured Mineral resources | 46 | 1.0 | 1 | | 81 to 95 |
| Total indicated Mineral resources | 13,886 | 1.4 | 610 | | 81 to 95 |
| Total measured + indicated Mineral resources | 13,932 | 1.4 | 611 | | 81 to 95 |
| Total inferred Mineral resources | 17,851 | 1.4 | 832 | | 81 to 95 |

Notes:
a) Rounding of figures may result in minor computational discrepancies
b) Mineral resources are exclusive of Mineral reserves. Rounding of figures may result in minor computational discrepancies.
c) No year on year Mineral resource comparison is presented as Gruyere did not disclose an exclusive Mineral resource in 2020
d) Quoted as diluted in situ metric tonnes and grades. Metallurgical recovery factors have not been applied to the Mineral resource estimates. The approximate metallurgical recovery factor of 81 % to 95 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. Gruyere mining operations vary according to the mix of the source material (e.g. oxide, transitional, fresh and ore type blend).
e) The metal prices used for the 2021 Mineral resources are based on a gold price of $1,500 per ounce or A$2,000 per ounce (at an exchange rate of A$1:$0.75). Open pit Mineral resources at the Australian operations are based on revenue factor 1 pits and the underground Mineral resources on appropriate mine design and extraction schedules. The gold price used for Mineral resources approximates 15 % higher than the selected Mineral reserve.
f) The cut-off grade may vary per shaft, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied to the Mineral resources are; Gruyere 3.5g/t Au mill feed (underground) and 0.41 g/t to 0.66 g/t Au (open pit).
g) The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Gruyere costs, the impact of modifying factors such as mining dilution and mining recovery, processing recovery and royalties. Mineral resources are also tested through the application of Environmental, Social and Governance (ESG) criteria to demonstrate reasonable prospects for economic extraction.
h) The Mineral resources are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters.

Source: Gruyere CPR, 2021

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P a g e 7 4 | 1 3 8 The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Gruyere costs, the impact of modifying factors such as mining dilution and recovery, processing recovery and royalties to demonstrate reasonable prospects for economic extraction. 11.3 Audits and reviews The 31 December 2020 Mineral resource estimate was externally audited by external and independent consultant Golder Associates, who concluded that the Mineral resource was generated, classified and reported to the appropriate technical standard with no material areas of non-compliance identified. The best practices employed were carried over into the 31 December 2021 estimate. External Mineral resource and reserve audits are performed on a rolling three- year cycle. The Mineral resource estimate is underpinned by appropriate Mineral resource management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures developed for Gruyere are designed to be compliant with the SOX framework and risk assessment control matrix (RACM) as adopted by Gold Fields for Mineral resource and Mineral reserve estimation, reporting and auditing. Gold Fields uses K2Fly RCubed© propriety software in combination with SharePoint to ensure accuracy, governance, auditability and security in the reporting of Mineral resources and Mineral reserves. 11.4 Comparison 31 December 2021 with 31 December 2020 Mineral resource No Resources were disclosed in 2020. Resources have not been reported on this stock exchange previously, however, in the Qualified persons opinion the 2021 to 2020 resource comparison changes are not material.

P a g e 7 5 | 1 3 8 12 Mineral reserve estimates 12.1 Level of assessment Gruyere’s Mineral reserves are that portion of the Mineral resources which, as technical and economic studies have demonstrated, can justify extraction as of 31 December 2021. The Mineral reserves are based on appropriately detailed and engineered life of mine plans and are supported by relevant studies completed to a minimum pre-feasibility study level. The life of mine plans are based on measured and indicated Mineral resources converted through the application of appropriate modifying factors to derive Mineral reserves estimates A pre-feasibility study has an estimated accuracy for operating and capital costs of ±25 % with a contingency of no more than 15%. All mine design and scheduling is completed by experienced engineers using appropriate mine planning software and incorporates relevant modifying factors, cut-off grades and the results from other techno-economic investigations. Mining rates, fleet productivities, operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries, mining losses, mining recovery and dilution. Provision is also made for sufficient waste rock and tailings storage with plans in place to meet the life of mine requirements. The Company’s mine closure plans comply with in-country legal requirements and are approved by the regulator. Integrated mine closure plans provide appropriate cost parameters for operational and life of mine planning as well as end of life mine closure commitments. The point of reference for the Mineral reserves is ore delivered to the processing facility, also known as the run of mine or ROM. The Qualified person’s opinion of the 2021 Mineral reserve estimates is: a) The modifying factors are based on recent mining and processing extraction history and performance and are reasonable and appropriate to derive the reserves from the resources and minimize any estimation errors. The modifying factors are aligned with leading industry technical practice, for example, blended process recovery is used in the reserve estimate. b) Gruyere has grown its Mineral reserves over the past three reporting cycles net of depletion. Infrastructure, environmental, permitting, closure, utilities and baseline studies are all aligned to support continued Mineral reserves growth. Gruyere’s proactive study pipeline retains a focus on progressing all key work integral to supporting ongoing life of mine extensions so as to avoid any potential production delays. For example, a study has been completed to extend tailings disposal capacity. c) The indicated and measured Mineral resource is sufficient in geoscientific confidence to complete final life of mine designs. However, it is usual to complete a final phase of infill drilling to determine a high confidence ‘mine defined’ resource with detailed geoscientific information prior to final stope design, pillar layouts and detailed production scheduling. d) The reported reserve is a ‘point in time’ or snapshot of the life of mine plan as at 31 December 2021. It is supported by a technically valid and economically viable mine design and schedule combining open pits and three underground mines. The techno-economic work does not exceed the estimated accuracy of ±25 % and or require more than 15 % contingency for both operating and capital costs. e) Environmental compliance and permitting requirements have been assessed in detail with supporting baseline studies and relevant preliminary internal impact assessments completed. Detailed tailings disposal, waste disposal, reclamation, and mine closure plans are incorporated into the life of mine plan. f) The life of mine plan, in toto, is completed to a minimum pre-feasibility level of study, although certain components of the plan have been completed to a feasibility level of study. 12.2 Mineral reserve estimation criteria 12.2.1 Recent production performance The recent production performance of Gruyere is summarised in Table 12.2.1.

Table 12.2.1: Gruyere – recent production performance

| | Units | 2021 | 2020 | 2019 |
|---|---|---|---|---|
| Total mined | kt | 39,406 | 26,447 | 19,850 |
| Open pit waste mined | kt | 29,103 | 18,359 | 13,161 |
| Open pit ore mined | kt | 10,303 | 8,088 | 6,761 |
| Mined grade | g/t | 0.95 | 1.09 | 0.87 |
| Strip ratio (tonnes) | waste:ore | 2.8 | 2.3 | 1.9 |
| Tonnes treated | kt | 8,439 | 8,108 | 3,278 |
| Head grade | g/t Au | 1.01 | 1.06 | 1.05 |
| Plant recovery factor | % | 90.5 | 92.6 | 93.3 |
| Total gold production | koz | 247 | 258 | 99 |
| | kg | 7,668 | 8,030 | 3,082 |

Notes: a) The operating statistics are based on fiscal year measurements and are 100 % not Attributable 50 %

Source: Gruyere CPR, 2021

### 12.2.2 Key assumptions and parameters

The assumptions and parameters considered in the Mineral reserve estimate are summarised in Table 12.2.2.

Table 12.2.2: Gruyere – key modifying factors

| Modifying factors | Units | 2021 | 2020 | 2019 |
|---|---|---|---|---|
| Mineral resource modifying factors | | | | |
| Mineral resource gold price | $/oz | 1,500 | 1,500 | 1,400 |
| | $/A$ | 0.75 | 0.75 | 0.75 |
| | A$/oz | 2,000 | 2,000 | 1,850 |
| Cut-off for mill feed (fresh) | g/t Au | 0.48 | 0.35 -0.50 | 0.37 |
| Cut-off for open pit | g/t Au | 0.41 – 0.58 | 0.35 -0.50 | 0.30 – 0.53 |
| Mineral reserve modifying factors | | | | |
| Mineral reserve gold price | S$/oz | 1,300 | 1,300 | 1,200 |
| | $/A$ | 0.74 | 0.74 | 0.75 |
| | A$/oz | 1,750 | 1,750 | 1,600 |
| Cut-off for oxide ore | g/t Au | 0.61 - 0.92 | 0.30 - 0.50 | 0.30 - 0.49 |
| Cut-off for transitional ore | g/t Au | 0.63 - 0.95 | 0.38 - 0.50 | 0.30 - 0.57 |
| Cut-off for fresh ore | g/t Au | 0.65 - 0.96 | 0.42 - 0.50 | 0.30 - 0.70 |
| Cut-off for mill feed open pit | g/t Au | 0.45 - 0.66 | 0.40 - 0.60 | 0.30 - 0.70 |
| Mining recovery factor (open pit) | % | 88 - 98 | 94 - 98 | 94 - 98 |
| MCF | % | 100 | 100 | 100 |
| Dilution open pit | % | 4 - 31 | 7 - 20 | 7 – 20 |
| Plant recovery factor | % | 81 - 95 | 88 - 91 | 86 - 91 |
| Processing capacity | Mt/a | 10.0 | 9.4 | 8.2 |

Notes:
a) The 2021 fiscal modifying factors are valid as at 31 December 2021 and are considered when estimate the Mineral reserves and resources
b) The metal prices selected remained the same for the past two reserve and resource estimates
c) The Qualified person is of the opinion that the modifying factors are adequate for Mineral reserve reporting and that the modifying factors are reported in ranges and vary based on open pit and underground extraction and estimated unit costs for depth and distance hauled
d) The Qualified person is of the opinion that the modifying factors estimated minimize estimation errors

Source: Gruyere CPR, 2021

Operating expenditures comprise:

- Cash Cost Components: these include direct mining costs, direct processing costs, direct G&A (general and administration) costs, consulting fees, management fees, transportation and realization charges.

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P a g e 7 7 | 1 3 8  Total Cash Costs: these include additional components such as royalties (excluding taxes where appropriate).  Total Working Costs: these include terminal separation liabilities, reclamation and mine closure costs (the net difference between the total environmental liability and the current trust fund provision) but exclude the salvage value on closure and non-cash items such as depreciation and amortization.  Total Costs: these include total working costs plus net movement in working capital plus capital expenditure. Major Capital Projects: In addition to long-term capital projects, the life of mine capital expenditure programs generally include detail based on approved expenditure programs. The decision on whether to include or exclude potential mining areas is based on a detailed review, which includes:  Economic viability  Technical justification  Ability to mine the area  Health and safety considerations  Infrastructure availability or constraints  Environmental and social impacts  Consistency with operational strategic plan  Scheduling and timing of mining  Time-based economic evaluation Mining costs are open pit mining costs and surface sources costs, including ore handling costs. Mining costs are based on contracted and unit rates for the preceding 6-to-12-month actual snapshot, applied to the planned physicals, with alignment to the key cost centres driving the operating costs. Processing costs include tailings and waste disposal costs, as well as the cost of maintaining key on-mine infrastructure. G&A costs are largely based on the required and necessary technical and administrative support services required to sustain current and future mining production. In most instances these are assigned with fixed and variable cost components per tonne of ore within both the reserve estimation and corresponding financial models. Corporate costs are assigned as variable with ounces sold in the financial model. The terminal benefits liabilities are not included in overhead costs as per Company policy and directives. Rehabilitation and appropriate mine closure costs are included following completion of mining. Capital expenditure estimates beyond the next two years are based on pre-feasibility estimates for infrastructure and development requirements for individual projects, and unit-rate average historical costs where applicable. A pre- feasibility study has an estimated accuracy for operating and capital costs of ± 25 % with a contingency of no more than 15%. Details of the forecast operating and capital expenditures are provided in Section 18. As disclosed in Section 11.1.10, Gold Fields conducts an annual review of metal prices for Mineral resource and Mineral reserve reporting to monitor any significant changes that would warrant re-calibrating the price deck for strategic, business or life of mine planning purposes. This review considers prevailing economic, commodity price and exchange rate trends, together with market consensus forecasts and Gold Fields’ strategy and expectations for the mine operations. The Mineral reserve gold price of $1,300/oz is detailed in particularity in Chapter 16 Marketing. The Qualified person is of the opinion that the gold price applied to the estimation of the Mineral reserves is reasonable and suitable for life of mine planning and is an appropriate reflection of recent historical trends and importantly provides a metal price that mitigates the risk of short to medium term price fluctuations with the potential to impact on the execution of the life of mine reserve plans. The gold price used provides a reasonable long-term delta to current spot prices and incorporates into the life of mine plan appropriate contingency to offset possible short term lower price cycles.

For the operating mines, 6 to 18 month trailing average actual costs form the basis of the unit rates applied to the reserve financial model, with consideration for expected variations in operating and capital costs. This timeframe is selected based on alignment with recent business planning data. For new mines, costs are based on estimates from a range of recent sources and are deemed appropriate and representative by the Qualified person.

The Mineral reserve estimates may be materially affected based on changes to the cost and price assumptions, in addition to changes in the modifying factors. The reserve is assessed at multiple scales, including individual stope or pit, level, orebody, mine, and operation. As such, the Qualified person is of the opinion that the reserve plan should be viewed as a consolidated entity, as removal of key components of the reserve may have a material and disproportionate impact on the overall value and viability of the plan.

In addition to changes to modifying factors, additional data acquired into the future may materially impact the reserve estimate. Examples include, but are not limited to, acquisition of additional drilling data, changes to interpretation of the data, mining studies, internal and external approvals and operating strategies

### 12.2.3 Cut-off grades

Open pit cut-off grades are influenced by the operating strategy, design and scheduling, and are therefore calculated annually. No underground Mineral reserves have been declared for Gruyere.

The cut-off grades used for the open pit Mineral reserves are calculated using the same methodology described in Section 11.1.10 at the reserve gold price of $1,300/oz. The cut-off grades by deposit are summarised in Table 12.2.3.

Table 12.2.3: Gruyere open pit reserve cut-off grades

| Area | Reserve shell revenue factor selected | Reserve cut-off grade (g/t Au) RoM | Expected process recovery (%) |
|---|---|---|---|
| Gruyere | RF0.9 | 0.61 | 91.3 % |
| | RF0.9 | 0.63 | 91.3 % |
| | RF0.9 | 0.65 | 91.3 % |
| Alaric | RF1 | 0.50 | 87.8 % |
| | RF1 | 0.56 | 87.8 % |
| | RF1 | 0.63 | 87.8 % |
| Argos | RF1 | 0.50 | 87.8 % |
| | RF1 | 0.53 | 87.8 % |
| | RF1 | 0.58 | 87.8 % |
| Montagne | RF1 | 0.51 | 87.8 % |
| | RF1 | 0.53 | 87.8 % |
| | RF1 | 0.62 | 87.8 % |
| Attila | RF1 | 0.55 | 87.8 % |
| | RF1 | 0.58 | 87.8 % |
| | RF1 | 0.59 | 87.8 % |

Notes:
a) The cut-offs are estimated based on the reserve price, reserve modifying factors and are not expected to change materially over the life of mine reserve
b) The cut-off grades, price and modifying factors are incorporated in the estimation of the reserve shell
c) The Qualified person is of the opinion that the detailed design of the selected reserve shells that are incorporated into the reserve estimation minimize estimation errors

Source: Gruyere COG Report, 2021

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### 12.2.4 Mine design and planning

The mine designs are based on 3D block models representing in-situ mineralisation (inventory models), with allowances made for minimum mining widths, dilution and ore loss appropriate to the mining method being considered and geotechnical parameters. Historical performance measures are also considered in the determination of these modifying factors. Infrastructure, waste disposal, ore stockpile management and on-going rehabilitation requirements are incorporated into the planning process.

Cut-off grades are applied to define potentially economic mining panels based on direct mining and/or processing costs, commodity prices and other parameters. The economic viability of the mining panels is tested by determining whether the margin above cut-off is sufficient to cover the required operating costs and provide a return on investment. Provided that individual mining areas cover the direct mining costs (capital and operating), variable processing, waste storage, rehabilitation and on-site administration costs, and contribute to overhead fixed costs, the material is included in the Mineral reserve assessment.

From this, a mining schedule is generated and a time-based economic evaluation is undertaken to ensure the mine remains economic up until completion of mining, at which point rehabilitation commences.

Open pit planning entails the input of economic parameters and physical constraints into optimisation software to generate a series of nested pits, from which an optimal shell is selected. Detailed design is then undertaken to confirm the mineability of the optimised shell. The process is iterated until an acceptable level of correlation is achieved between the optimised shell and detailed design.

Open pit mine design and scheduling is based on a 3D Mineral resource block models. The ore is placed into SMU mining shapes based on machine size and selectivity. The SMU's are accumulated into ore dig plans. Gruyere open pit ore is predominantly directly fed into the process plant with small stockpiles created to allow for better blending requirements.

The selected pit shells are enhanced to detailed waste strip with benches recovering ore above the reserve cut-off grade. The open pits are sequenced together to blend and optimise the tail of the Mineral reserve and maximise NPV. The open pits are mined by a single contractor. Quantities and efficiencies are optimised to enhance value across the open pits (Table 12.2.4).

The access ramps are ideally placed to minimise ore loss below the ramp and to optimise haul strategy.

Calculation of slope angles is undertaken using both kinematic analysis and limit equilibrium modelling using both semi-deterministic and probabilistic methods and based on assumed performance control by ubiquitous structure. Slope designs are compared with empirical performance information under varying slope and ground conditions to ensure slopes are not overly aggressive or conservative. The slope parameters are incorporated into the pit design.

The Gruyere deposit is mined by open pit methods (conventional drill, blast, load and haul methods) utilising a contractor. The pit is designed to be mined in five stages over its current life. The Golden Highway deposits are also planned to be mined as open pits by conventional drill, blast, load and haul methods. Mining equipment efficiency data collated as part of the LoM planning process is summarised in Table 12.2.4.

Table 12.2.4: Equipment availability, utilisation and productivity assumptions for LoM planning

| Parameter | Units | Value | Notes |
|---|---|---|---|
| Equipment Availability | | | |
| Excavators, (PC4000, Liebherr 9400) | % | 88 | Based on calendar hours |
| Excavators, (Komatsu PC1250) | % | 88 | |
| Dump Trucks, (Bucyrus MT4400, Komatsu 830E) | % | 85 | |
| Drills, (Atlas Copco D65, Epiroc DML, CAT 6250) | % | 88 | |
| Equipment Availability | | | |
| Excavators, (PC4000) | % | 70 | Based on available hours |
| Equipment Production Rate: | | | |
| Excavators, (PC4000, Liebherr 9400) | bcm/hr | 1100-1400 | |
| Small Drills (Atlas Copco D65) | m/hr | 15-30 | |

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| | | | |
|---|---|---|---|
| Large Drills (Epiroc DML, CAT 6250) | m/hr | 15-35 | |
| Equipment Production Rate: | | | |
| Bucyrus MT4400 | Tonnes/Load | 225 | |
| Komatsu 830E | bcm/hr | 300 | |
| Other | | | |
| Maximum Vertical Rate of Advance | m/year | 70 | |
| ROM rehandle | % | 55 | Proportion of mined ore material rehandled |
| Rain delays | hr/year | 480 | |

Notes: Based on the contract for the supply of open pit mining services and industry benchmark figures for availability and utilization.

Source: Gruyere CPR, 2021

### 12.2.5 Mining schedule

The Gruyere Mineral reserve LoM plan comprises:

- The Gruyere open pit 2022 to 2029
- The Atilla open pit 2027 to 2029
- The Alaric open pit 2029
- The Argos open pit 2029
- The Montagne open pit 2027 and 2028
- The remaining Stockpiles 2030 and 3031

The constraints applied to the mining schedule comprises:

- Total Movement – 56 Mt
- Ore Movement – 2022 9.25 Mt, 2023 9.5 Mt and 2024 onwards 10 Mt/a

The company's annual mine planning process is anchored by a corporate planning calendar that sets out the sequence of events to be followed that ensures a strong linkage between the strategic planning phase and the life of mine plan itself that defines the Mineral reserves. During the first half of the year the preferred strategic plan is confirmed and approved by the company Executive Committee. This provides guidance for required investment and business and operational planning to position the mine to deliver on the strategic intent for the property. The detailed two-year operational plan and budget is informed by financial parameters determined by the Executive Committee and is the anchor to the longer-term planning and equates to the first two years of the life of mine plan.

The overall planning process schedules key work to be completed and stage gated before subsequent work can be continued and includes the metal prices, geology and estimation models, resource models, mine design, depletion schedules, environmental and social aspects, capital and operating costs and finally the cash flow model and financial valuation. Capital planning is formalized pursuant to Gold Fields' capital investment and approvals process.

Projects are categorized and reviewed in terms of total expenditure, return on investment, net present value (NPV) and impact on All-in Costs (AIC) per ounce and all projects involving amounts exceeding $40 million are submitted to the Board for approval. Material changes to the plans are referred back to the Executive Committee and the Board. Post-investment reviews are conducted to assess the effectiveness of the capital approvals process and to leverage continuous improvement opportunities going forward.

The Mineral reserve estimates are based on an appropriately detailed and engineered life of mine plan that is supported by relevant studies completed to a minimum PFS level of work. All design and scheduling is completed by experienced engineers using appropriate mine planning software and incorporates all relevant modifying factors, the use of cut-off grades and the results from other techno-economic investigations. Mining rates, fleet productivities and all key operational and plant capacities and constraints are accounted for in the plan and are typically based on historical

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P a g e 8 1 | 1 3 8 performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries and ground support, mining losses in pillars, mining recovery and dilution. The provision of sufficient waste storage and tailings capacity is engineered into the plans to meet the life of mine requirements. Mine planning is driven primarily by personnel at the mine who are best positioned to determine the technical and commercial objectives for the site based on the parameters, objectives and guidelines issued by the corporate office. The site-based planning is supported by regional technical services functions, as well as from corporate technical services (CTS) and the corporate finance and sustainable development teams which provide overall oversight and assurance. Open pit Open pit mine design and scheduling is based on 3D Mineral resource block models. The ore is assigned to selective mining unit SMU mining shapes based on equipment size and practical selectivity. The selective mining unit SMUs are accumulated into ore dig plans. The selected pit shells are subjected to detailed mine design and extraction sequencing to optimize the waste: ore strip ratio and with benches recovering ore above the reserve cut-off grade. The access ramps are ideally placed to minimize ore loss below the ramp and can be outside the selected shell. The open pits are sequenced to derive the best possible integrated plan and to blend feed to the plant to assist with life of mine tail end management. The open pits are mined by a single contractor. 12.2.6 Processing schedule The processing schedule is derived from the Mineral reserve schedule. The ore is blended from the various open pit areas with individual ore type recovery formulas as detailed in Section 10.2 aggregated into an overall processing recovery. Refer to Section 19.1 for details on the LoM processing schedule. 12.2.7 Classification criteria Mineral reserves are classified as either proven or probable in accordance with the definitions in Subpart 229.1300 of Regulation S-K. Mineral reserve statements include only measured and indicated Mineral resources modified to produce Mineral reserves contained in the LoM plan. Gruyere Mineral reserves are based on detailed economical calculations of individual candidate reserve blocks. The differing mining methods all have assigned minimum mining dimensions (planned dilution) and unit mining costs. A proven reserve is assigned if it is flagged as a measured resource, the reserve block is covered by enough infill drill holes and/or exposed face mapping. A probable reserve is assigned if it is flagged as an indicated resource, is only covered by wide spaced exploration drill holes and has no face mapping. Other criteria for the declaration of Mineral reserves include:  RoM grades and tonnages are reported as delivered to the processing facility and are therefore fully diluted.  Only measured and indicated Mineral resources modified to produce Mineral reserves are contained in the LoM plan. 12.2.8 Economic assessment The basis for establishing economic viability is discussed in Section 19.

## 12.3 Mineral reserves as of 31 December 2021

The Gruyere Mineral reserves as of 31 December 2021 are summarised in Table 12.3.1. The Mineral reserves are 50 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral reserves is ore delivered to the processing facility.

Table 12.3.1: Gruyere - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz

| | Amount/ (kt) | Grades/ (g/t Au) | Amount/ (koz Au) | Cut-off grades/ (g/t Au) | Metallurgical recovery/ (%) |
|---|---|---|---|---|---|
| Open Pit Mineral reserves | | | | | |
| OP proven Mineral reserves | 5,706 | 1.2 | 217 | 0.4 to 0.7 | 81 to 95 |
| OP probable Mineral reserves | 46,176 | 1.3 | 1,946 | 0.4 to 0.7 | 81 to 95 |
| OP total Mineral reserves | 51,881 | 1.3 | 2,163 | 0.4 to 0.7 | 81 to 95 |
| Stockpile Mineral reserves | | | | | |
| SP proven Mineral reserves | 2,667 | 0.73 | 63 | | 81 to 95 |
| SP probable Mineral reserves | | | | | |
| SP total Mineral reserves | 2,667 | 0.73 | 63 | | 81 to 95 |
| Total Mineral reserves | | | | | |
| Total proven Mineral reserves | 8,372 | 1.0 | 280 | 0.4 to 0.7 | 81 to 95 |
| Total probable Mineral reserves | 46,176 | 1.3 | 1,946 | 0.4 to 0.7 | 81 to 95 |
| Total Gruyere Mineral reserves 2021 | 54,548 | 1.3 | 2,226 | 0.4 to 0.7 | 81 to 95 |
| Total Gruyere Mineral reserves 2020 | 43,425 | 1.2 | 1,738 | | |
| Year on year difference (%) | 26% | 2% | 28% | | |

Notes:
a) Rounding of figures may result in minor computational discrepancies.
b) Refer to
c) Table 12.5.1 for year on year for a detailed Mineral reserve comparison
d) Quoted as mill delivered metric tonnes and run-of-mine (RoM) grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical recovery factor is 81 % to 95 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. The recoveries for Gruyere vary according to the mix of the source material (e.g. oxide, transitional fresh and ore type blend) and method of treatment.
e) The metal prices used for the 2021 LoM Mineral reserves are based on a gold price of $1,300 per ounce or A$1,750 per ounce (at an exchange rate of A$1:$0.74). Open pit Mineral reserves at Gruyere are based on optimized pits and the underground operations on appropriate mine design and extraction schedules. The gold price used for Mineral reserves is detailed in particularity in chapter 16 Marketing.
f) Dilution relates to planned and unplanned waste and/or low-grade material being mined and delivered to the process plant. Ranges are given for those operations that have multiple orebody styles and mining methodologies. The mine dilution factors are 4 % to 31 % (open pit).
g) The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral reserves. This percentage will vary from mining area to mining area and reflects planned and scheduled reserves against actual tonnes, grade and metal mined, with all modifying factors, mining constraints and pillar discounts applied. The mining recovery factors are 89 % to 98 %.
h) The cut-off grade may vary per shaft, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied in the planning process are: Gruyere 0.4 g/t to 0.7 g/t Au.
i) An ounces-based Mine Call Factor (metal called for over metal accounted for) determined primarily on historic performance but also on realistic planned improvements where appropriate is applied to the Mineral reserves. A Mine Call Factor of 100 % has been applied at Gruyere.
j) The Mineral reserves are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters.
k) Gruyere is 50 % attributable to Gold Fields and is entitled to mine all declared material located within the properties mineral leases and all necessary statutory mining authorizations and permits are in place or have reasonable expectation of being granted.
l) Increases in Mineral reserves at Gruyere are primarily due to increases in the designed pit wall angles following a feasibility study in 2021 resulting in additional Resource to Reserve conversion.

Source: Gruyere CPR, 2021

The Gruyere Mineral reserves are the economically mineable part of the measured and indicated Mineral resources based on LoM schedules and pre-feasibility studies completed at the reserve gold price of $1,300/oz to justify their economic viability at 31 December 2021 (refer to Section 19 for details on the supporting economic analysis).

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P a g e 8 3 | 1 3 8 12.4 Audits and reviews Audits and reviews completed at Gruyere during 2021 included:  Site based internal peer reviews, validation and reconciliation of geology models, wireframes, estimates process and outputs with senior staff and department heads.  Ongoing routine integrated routines drilling, sampling, geology audits, reviews and coaching of all staff by department heads to ensure due process and SOX compliance.  Corporate technical audits and reviews of geology, estimation and mine planning models.  Group technical team reviews and site visits for validation and compliance evaluation of Mineral resources and reserves process, detail and output.  Critical Hazard Standard (CHS) - internal  ISO14001 surveillance audit by recognised external auditors for recertification.  TSF annual geotechnical audit - internal and external.  Global Reporting Initiative – KPMG.  Ongoing routine internal audits.  Annual external financial audits – KPMG.  Internal legal compliance and ethics policy review.  Internal SOX compliance.  Internal Management Operating Systems audit.  International cyanide code audit.  External End of Month process audit – KPMG.  External audit of 2020 Mineral resources and reserves by Golder Associates. No adverse findings were recorded from any of the audits with minor improvement adjustments and best practice continuing to be implemented. Records of all audits are filed electronically on-site in relevant folders with major audit signoffs reported in the Gold Fields annual report. The audit by Golder Associates identified no fatal flaws in the Mineral resource and Mineral reserves reported by the Gruyere operation for 2020. 12.5 Comparison with 31 December 2020 Mineral reserve The net difference in Mineral reserves between 31 December 2020 and 31 December 2021 is +448 koz or +28% (Table 12.5.1).

Table 12.5.1: Net difference in Mineral reserves between 31 December 2020 and 31 December 2021

| Proved and Probable Reserve | Unit | % Change | Gold on RoM |
|---|---|---|---|
| As at 31 December 2020 | koz | | 1,738 |
| Depletion 2021 | koz | -9 % | -157 |
| Gold price | koz | | 0 |
| Cost | koz | -1 % | -18 |
| Discovery | koz | | 0 |
| Conversion | koz | | 0 |
| Inclusion / exclusion | koz | +38 % | 664 |
| As at 31 December 2021 | koz | +28 % | 2,226 |

Notes: a) The Qualified person opinion the year on year reserve changes are not material. The increase in reserve was based on pit an optimization study

b) Data from Reserve 2020 and Reserve 2021

Source: Gruyere CPR, 2021

A series of overlapping internal processes exist at Gold Fields to review and validate the modifying factors, input assumptions, cut-off grades, designs, schedules, economic evaluation, and other technical assessments. These reviews include site, regional and group technical assessments, internal audits, and trained Competent Person / Qualified person authorizations. Multiple external audits of the Gold Fields Reserves declarations and processes for Gruyere have been completed within the past 5 years.

These processes are designed to reduce the likelihood of a significant or material error in the Reserves estimation process and associated reserves declaration, although potential for error exists. The Qualified person for Reserves is not aware of any material error or omission that at the time of writing would be deemed likely to have a significant impact on the operation's ability to deliver the reserve mine plan.

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Gold Fields

# 13 Mining methods

## 13.1 Mining methods open pits

The Gruyere deposit is mined by open pit methods utilising conventional drill, blast, load and haul activities. The pit is designed to be mined in five stages over the LoM. The mining methods include:

- Drilling and blasting of ore, associated internal waste and bulk waste outside of the ore envelope on 10 m benches. Trim blasts and pre-splits are used to provide wall control in fresh rock as required. The majority of explosives usage is bulk emulsion and the remainder is ANFO.
- Loading and hauling utilising excavators and 225 t haul trucks mining on 3 m to 4 m high flitches. Ore is marked out by paint or tapes on the ground, supported by dedicated ore spotters as required. Ore is direct fed to the crusher or placed on stockpiles for future rehandle as required.
- Waste dumps are developed in 10 m lifts and progressively rehabilitated. TSF embankment raises are constructed with waste material from the mine as required.
- Ancillary plant support for floor control, haul road construction and maintenance, rehabilitation, drill support, waste dump battering are provided by a fleet of dozers, graders and water carts.
- Pit dewatering is minimal and is managed by the collection of water from in-pit sumps for use in the mining operation.
- Crusher feed is provided by a combination of direct tip from the mine (45 % of crusher feed) and rehandle from RoM or long-term stockpiles using either a front-end loader only or a front-end loader and 135 t capacity haul trucks (dependent on the haul distance).
- RC grade control drilling services to a 25 m by 25 m pattern are provided either by the mining contractor or an externally contracted drilling company.

The mining equipment fleet for years 1 to 5 as summarised in Table 13.1.1 is managed and maintained by the contractor.

Table 13.1.1: Mining equipment major fleet numbers

| Equipment type | | Units |
|---|---|---|
| Drills | CAT 6250 | 1 |
| | Atlas Copco D65 | 3 |
| | Epiroc DML | 3 |
| Excavators | Komatsu PC4000 | 1 |
| | Komatsu PC1250 | 1 |
| | Liebherr 9400 | 2 |
| Haul trucks | Bucyrus MT4400 | 5 |
| | Komatsu 830E | 5 |
| Ancillary Plant | Caterpillar D10T (Dozer) | 3 |
| | Caterpillar 16M (Grader) | 1 |
| | Komatsu WA900 (Front-end loader) | 1 |
| | Caterpillar 785C (Water cart) | 1 |

Source: Gruyere CPR, 2021

Gruyere Mine equipment and personnel is based on the contract for the supply of open pit mining services.

The Qualified person considered the following factors when selecting the open pit mining method:

a) The geotechnical and rock behaviour models, see Section 7.4 for detail

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P a g e 8 6 | 1 3 8 b) The hydrological surveys as described in Section 7.3 c) The open pits are supplementary to the underground and are completed within twelve months of commencing d) The modifying factors including strip ratios as stated in Table 12.2.1 and the open pit cut-off grades as stated in Table 12.3.1 e) The mining fleet configuration and equipment specifications as stated in f) Practical mining rates, selective mining unit dimensions, mining dilution and mining recovery.

P a g e 8 7 | 1 3 8 Figure 13.1.1:Final Reserve outlines Gruyere open pit life of mine Reserve final outline

S
Gruyere Gold Operations - Reserve Outline
N
Pit Final Design
9600m RL
9400m RL
9200m RL
9000m RL
Pit Final Design
Gruyere Ore Body
N
Plan View
Open Pit
51000N
Pit Final Design
50000N
Gruyere Ore Body
500 metres
0.31 miles
Datum : GDA94 Zone 51
Reserve in Open Pit
Open Pit Final Design
500m
0.31 mi
S
AU-GRU-P00080AA-J00065

Source: Gruyere CPR 2021

## 13.2 Geotechnical models

An independent external party (Dempers and Seymour 2016) was commissioned to undertake the pit slope design analysis for the Gruyere open pit as part of the 2016 feasibility study. The scope of work for the analysis included DD drilling, geotechnical and structural logging of drill core, laboratory test-work of selected drill core samples, structural modelling of significant geotechnical features, 3D rock mass modelling utilising the Mining Rock Mass Rating system, kinematic structural analysis, probabilistic and deterministic structural analyses, probabilistic and deterministic limit equilibrium analyses.

The analysis considered data from 34 representative geotechnical drill holes, optical and televiewer surveys completed on 139 drill holes and core photos from 111 drill holes. Further analysis and a geotechnical report (Gruyere Open Pit Wall Optimisation Study) was completed in 2021 for the Gruyere Pit Expansion Pre-Feasibility Study. The geotechnical information collected in 2019 and 2020 from additional field programmes including diamond drilling with 15 dedicated geotechnical boreholes, logging of orientated core, geotechnical mapping, and ground water measurement, enabled a comparison to occur on the previously collected dataset.

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The following geotechnical constraints and design practices apply at Gruyere:

### 13.2.1 Regional Stability

The regional stability of the mine was reviewed using numerical modelling software. The geotechnical environment at Gruyere is defined by seven main rock units, namely, oxide, transition, intermediate volcanic, tonalite, basalt, intermediate volcaniclastic and an interpreted fault zone.

A 3D Mining Rock Mass Model (MRMM) was developed based on geological lithological models and geotechnical logging of drill core. Detailed pit slope analysis of the MRMM resulted in the definition of 11 geotechnical domains and their respective batter and berm configurations. Pit slope berm and batter configurations are designed within the guidelines published by the DMIRS. Overall pit slopes are designed to achieve a minimum Factor of Safety of 1.2. in accordance to the Gold Fields acceptance criteria (Read and Stacey 2009) as summarised in Table 13.2.1 below.

The rock mass at Gruyere is classified as fair to good. The results of the analysis indicated that geotechnical conditions at Gruyere are consistent with the general conditions in the Eastern Goldfields region of Western Australia.

Table 13.2.1: Gold Fields acceptance criteria for open pit design inclusive of typical factor of safety and probability of failure

| Slope scale | Consequence of Failure | Acceptance Criteria | | |
|---|---|---|---|---|
| | | FoS (min) (static) | FoS (min) (dynamic) | **PoF (max) P[FoS≤1]** |
| Bench | Low-High | 1.1 | NA | 25 -50 % |
| Inter-ramp | Low | 1.15 – 1.2 | 1.0 | 25 % |
| | Moderate | 1.2 | 1.0 | 20 % |
| | High | 1.2 – 1.3 | 1.1 | 10 % |
| Overall | Low | 1.2 -1.3 | 1.0 | 15 -20 % |
| | Moderate | 1.3 | 1.05 | 10 % |
| | High | 1.3 – 1.5 | 1.1 | 5 % |

Source: Gruyere CPR 2021

### 13.2.2 Infrastructure

Long term infrastructure, including waste rock landforms, the RoM pad and the TSF, are designed to be located outside the zone of potential geotechnical wall failure. This zone of potential failure is determined by applying the Western Australian Department of Mines, Industry, Regulation and Safety guidelines.

## 13.3 Hydrogeological models

Hydrological and hydrogeological studies were completed for Gruyere as part of the 2016 feasibility study.

The study was prepared by an external independent group (Pennington Scott 2016; 2088: Rev 0). Study parameters were derived from desktop and field observations including feedback from drilling and geological and geotechnical logging. The key outcomes of the study were:

- The major water inflow to the Gruyere open pit is likely to be at the base of the weathered zone. The rate of dewatering abstraction is anticipated to peak at approximately 30 L/s in the initial years of mining, declining to 20 L/s towards the end of the LoM.
- The in-situ fresh rock is likely to have much lower water storage capability and hence resulting inflows will be low.
- Dewatering is by ex-pit bores, in-pit sumps and horizontal seep wells. Flow rates into pit sumps from groundwater are estimated in the range of 9 L/s to 22 L/s.

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P a g e 9 0 | 1 3 8 No major issues were identified in this report which could impact on mining Gruyere. A further Mine Water review was completed by Pando (Australia) Pty Ltd (May 2020) for the Pit Expansion Pre-Feasibility Study. This report indicated that rock mass seepage was localised and generally low flow, in association with fault or shear structures and foliation/bedding observed in the west wall of Stage 1 pit. Studies on the vibrating wire piezometer readings has indicated that the groundwater is potentially recharged by steep foliation and vertically draining into the rock formation. The saprolite developed from the volcaniclastic has been observed to be a low permeability, fine grained soil of low strength and poor drainage characteristics. The steep easterly dipping foliation/bedding is likely to result in anisotropic permeability with maximum permeability oriented parallel to the bedding/foliation. This characteristic tends to inhibit drainage towards the pit. The Qualified person’s opinion is that all appropriate geotechnical and hydrogeological parameters have been suitably considered and risk assessed to support the mining method selection and extraction sequencing and this information is embedded in Gruyere’s Ground Control Management Plan which is routinely updated as new empirical information becomes available. The mine plan is geotechnically robust from a local and regional stability perspective.

P a g e 9 1 | 1 3 8 14 Processing and recovery methods 14.1 Flow sheet and design Test-work on the physical and gravity/leach recovery properties of the Gruyere orebody were completed as part of the pre-feasibility study and the 2016 feasibility study and utilised to design the processing facility with capabilities suited to process the required ore from the deposit. Processing of ore commenced in 2019 with first gold produced in the second quarter of 2019. The process plant was designed to treat 7.5 Mtpa of fresh ore. Plans are in progress to further increase the capacity to a target of 10 Mtpa in 2025. The current processing facility consists of a primary crushing circuit, a semi-autogenous ball mill crusher (SABC) grinding circuit, leach feed and tailings thickeners and a standard CIL circuit. RoM ore is trucked and direct tipped into a primary gyratory crusher or stockpiled on the RoM pad before processing. Ore from the future Golden Highway deposits will be transported to the process plant and blended with Gruyere ore. Discharge from the primary crusher is transferred via conveyors onto a coarse ore stockpile (COS). The COS capacity is approximately 75,000 tonnes. Apron feeders under the COS stockpile reclaim and transfer crushed ore to the SAG mill feed conveyor which feeds the two-stage grinding circuit. The first stage is a grate discharge SAG mill in open circuit (with closed circuit pebble crushing) and the second stage is an overflow discharge ball mill in closed circuit. Each grinding mill is installed with 15,000 kW motors. This is followed by a gravity concentration circuit and in-line leach reactor and a hybrid CIL recovery circuit, consisting of 1 leach tank, 6 adsorption tanks and an elution circuit (consisting of carbon acid washing, cyanide elution, higher temperature regeneration). The gold in pregnant solution from the intensive leaching and elution circuit is recovered via electrowinning in the gold room. The recovered gold is smelted in a furnace to produce the final gold product (doré bars). Gold bars are poured from sludge from both the gravity and CIL electrowinning circuits. Gold is refined on-site to crude doré at 75- 90 % gold purity. Doré is dispatched to the Perth Mint refinery for further processing. A schematic process flow sheet for the process plant is shown in Figure 14.1.1.

Figure 14.1.1: Schematic flow diagram of the Gruyere process plant


Gruyere Gold Operations - Process Flow Chart
ROM Bin
Gyratory Crusher
Coarse Ore Stockpile
Lime
Grinding Media
Emergency Feeder
Pebble Crushers
SAG Mill
Cyclone feed Hopper
Grinding Media
Ball Mill
Cyclone Cluster
Gravity Screens
Knelsons Concentrators
Oxygen
Caustic
Cyanide
ILR
Oxygen
Cyanide
Flocculant
Trash Screens
Leach Tank
CIL Tanks
Pre-Leach Thickener
Carbon Safety Screens
Loaded Carbon Screen
ILR Electrolyte Tank
Flocculant
Carbon Fines
Carbon Regeneration Kiln
Elution Heater
ILR Electrowinning Cells
Acid Wash Column
Elution Column
Acid
Heat Exchanger
Caustic
Cyanide
Elution Electrowinning Cells
Tailings Thickener
Quench Tank
Pre-Treatment Tank
Fresh Water Tank
Elution Electrolyte Tank
Filter
Tails Hopper
Borefield Water
TSF
Process Water Pond
Raw water pond
Elution Recirculation Tank
Furnace
Bullion
Safe
AU-GRU-P00068AA-J00056

Source: Gruyere CPR, 2021

Standard practice at the process plant ensures that all spillages are captured within bunds and hosed into sumps for return into the process. There are two main areas for gold to collect outside of the electrowinning/smelting and tailings streams: the gold room sump and mill liners. The gold room sump is cleaned monthly while the mill liners are pressure cleaned back into the circuit when removed from service following a reline.

## 14.2 Recent process plant performance

The recent performance of the Gruyere process plant is provided in Table 12.2.1.

The Gruyere reserve life of mine assumes that the production rate of the mill will be progressively increased to 10 Mtpa. Higher mill throughputs typically result in a reduction in unit processing operating cost. However, since the plant has only relatively recently been commissioned (2019), it has not yet been optimised as typically would occur during the life of a typical mineral processing plant. As such the plant has not demonstrated the ability to achieve in the longer term, the assumed 10 Mtpa throughput rate.

Campaign trials of milling 100 % fresh ore undertaken in 2021 has shown that instantaneous mill throughput rates of 1,200 tpoh can be sustained. Comminution circuit power modelling indicates the potential to achieve 1,260 tpoh with the available power of the installed mills.

However, to achieve 10 Mtpa at these levels of instantaneous throughput rates would require a mill time of 91 % to 95 % to be achieved for the operating year, which is higher than that which Gruyere has achieved since commissioning in 2019 on a longer-term basis.

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The following activities are in evaluation, planned or in progress to progressively achieve the 10 Mtpa production rate (noting this is not an exhaustive listing):

- Open pit blasting fragmentation optimisation
- Pebble crushing circuit upgrade
- Mill liner material optimisation for wear life (white iron liners)
- Optimisation of primary crusher and pebble crusher liners for wear life
- Optimisation of SAG mill discharge end grates and pulpies configuration
- Optimisation of the ball mill grinding balls top size selection and volume
- Optimisation of the hydrocyclones and classification circuit process control
- Maintenance and engineering modification program to improve high-wearing chutes, pipes, etc
- Re-evaluation of economically optimum final milling circuit grind size target

## 14.3 Process plant requirements

The key process plant requirements for the first five years of the Mineral reserve LoM plan are summarised in Table 14.3.1. These consumables quantities have been estimated using guidance from the 2022 Budget LoM, prorated based on plant feed mass. The number of plant employees required is in the range of 55 to 65.

Table 14.3.1: Process plant – key requirements summary

| Sources | Units | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 |
|---|---|---|---|---|---|---|---|---|
| Ore Processed | kt | 9,262 | 9,500 | 10,000 | 10,000 | 10,000 | 10,000 | 10,000 |
| Plant Power draw | MWhr | 271 | 278 | 293 | 293 | 293 | 293 | 293 |
| Grinding Media | t | 12,411 | 12,730 | 13,400 | 13,400 | 13,400 | 13,400 | 13,400 |
| Lime | t | 16,672 | 17,101 | 18,001 | 18,001 | 18,001 | 18,001 | 18,001 |
| Sodium Cyanide | t | 2,100 | 2,154 | 2,268 | 2,268 | 2,268 | 2,268 | 2,268 |
| Caustic | t | 227 | 233 | 245 | 245 | 245 | 245 | 245 |
| Activated Carbon | t | 138 | 142 | 149 | 149 | 149 | 149 | 149 |
| Hydrochloric Acid | t | 1,111 | 1,140 | 1,200 | 1,200 | 1,200 | 1,200 | 1,200 |

Source: Gruyere CPR 2021

## 14.4 Processing Risks

### 14.4.1 Major Equipment Failure

Industrial mineral processing plants consist of a series of dedicated unit processes, e.g., crushing, grinding, CIL, and carbon elution. There is inherent risk associated with catastrophic failure of one (or more) of the key equipment items associated with these unit processes, whereby such failure could lead to a significant period of plant downtime until repairs are completed, resulting in the inability of the processing plan to be achieved and/or higher operational costs incurred than anticipated.

Catastrophic failures could be associated with the structural, mechanical, or electrical components of the key processing equipment items. Key equipment items could include the crushers, grinding mills, or CIL tanks.

Risk minimisation activities to reduce the likelihood of such occurrences adopted by Gruyere includes:

- Dedicated on-site maintenance department which undertakes condition monitoring activities, preventative maintenance, and repairs

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P a g e 9 4 | 1 3 8  Critical spares (e.g., spare mill motors, bearings, and gearboxes)  Contingency operational plans (e.g., engage a contract/mobile crushing plant, CIL tank by-passing)  Fire suppression systems  Insurances Decisions associated with asset management, critical spares, insurances, etc. are outside the responsibility and accountability of the Qualified person, and that some inherent risk and uncertainty associated with catastrophic failure of processing equipment remains. 14.4.2 Plant Operational Management The processing facilities are managed and operated by dedicated teams of personnel, who are required to make many operational and maintenance decisions every day. These decisions can directly impact the performance of the plant while processing the future ore reserves. For example, a decision to process ores at a higher throughput could result in a coarser grind size from the grinding circuit, resulting in a lowering of the plant recoveries. Similarly, the choice to operate the leaching circuit at lower free cyanide or dissolved oxygen concentrations to reduce consumables usage rates, could result in lower plant recoveries being achieved than anticipated. It needs to be recognised that plant management and the associated decisions made by plant operating personnel, are outside the responsibility and accountability of the Qualified person, and that such decisions and actions taken by plant management can influence the achieved performance of the plant (e.g., throughput, costs, availability, and recoveries). 14.4.3 Operating Costs, Plant Consumables and Reagents The operating cost of the processing plant represents a significant cost element to the overall financial evaluation of the reserve’s life of mine plan. The processing facilities use relatively large quantities of power, reagents, and consumables, including fuels, cyanide, grinding steel media, lime, caustic, etc. The estimation of future processing costs is required as input into the cut-off-grade calculations and economic assessments of the reserves and resources. To estimate the processing costs, require assumptions to be made concerning consumables consumption rates, unit prices and inflation rates. Metallurgical testing undertaken on the future reserves, and recent plant performance, provides reasonable guidance of potential reagent consumption rates and mill throughput expectations, and this information is considered and reviewed by the plant metallurgist and the Qualified person. Gruyere, like many other operating gold processing plants that have a reasonable operating history, do not allow for a discreet operating cost contingency in their future operating cost forecast. The absence of contingency is considered by the Qualified person as being a common and reasonable approach to operational process plant cost forecasting. Consumables, commodity pricing and inflation are subject to external influences that are outside the control or predictive capability of the Qualified person. Further to this, operational decisions made by plant management, or unexpected variances in the nature of the ores being processed could unexpectedly impact reagent and consumables usage rates. Such variances are outside the control or predictive expectations of the Qualified person. The achievement of the reserve life of mine assumed unit process costs relies on the ability to achieve and sustain 10 Mtpa processing rates from 2025 onwards. 14.4.4 Mill throughput The limited operating experience of the Gruyere plant, commissioned recent in 2019, means that operating sustainably at 10 Mtpa on predominantly fresh ore, as assumed by the reserve life of mine plan, has not yet been demonstrated in practice.

Theoretical assessments (industrially benchmarked) using the available measured ore hardness samples test results, by a few different practitioners, indicate that such a throughput is possible, and has also shown to be possible operationally on a short-term basis.

Achieving 10 Mtpa requires operating the plant with a runtime of more than 92 %, which has not yet been demonstrated in the longer term.

A work program is underway to improve both plant runtime and instantaneous throughput. As such, the risk of not achieving the target 10 Mtpa remains, until demonstration of this is shown in the longer term.

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# 15 Infrastructure

Details on each major item of non-process infrastructure are discussed in this section. The site infrastructure layout is shown in Figure 4.4.1.

## 15.1 Tailings storage facilities (TSF)

The TSF is located immediately north of the processing plant and east of the pit (Figure 15.1.1). The TSF was initially designed to receive 8.0 to 8.2 Mtpa of tailings for the first 3 years, followed by 7.5 Mtpa of tailings for the remaining 9.12 years. The Engineer of Record (EoR) for the TSF is SRK Consulting.

Figure 15.1.1: Location of the TSF relative to the pit and processing plant



Map A
Gruyere Open Pit
Gruyere Mine Village
Airstrip
YAM14
Alaric
Montagne
Argos
Orleans
Yamarna Exploration Camp
Central Bore
Attila
Datum : WGS84
Kilometres
Miles
Gruyere Gold Mine - Infrastructure
LEGEND
Buildings
Main Roads
Ephemeral Watercourse
Lease Outline
Mines / Deposits
Open Pits
Stockpiles
Tailings Storage Facility (TSF)
Waste Storage Facility (WSF)
Map A
Stage 5
Stage 3
Stage 4
ROM
Plant
Kilometres
Miles

Source: Gruyere CPR 2021

The existing circular TSF adopts a downstream construction method and is raised using material sourced from the nearby Pit. The original starter embankment (crest elevation of RL 412 m) will be raised in five increments (in Stages) to reach a final embankment crest elevation of RL 439.2 m. The current Stage 2 has a crest level of RL 417 m, corresponding to a maximum embankment height of 18.5 m. The Stage 2 embankment raise design and construction supervision were provided by Coffey (currently known as Tetra Tech Coffey). The Stage 2 raise construction commenced in March 2020 and was completed by mid-December 2020.

The current Stage 3 raise construction commenced towards the end of this audit reporting period (end of June 2021) and is forecast to be complete by February 2022.

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Gold Fields

The facility consists of a zoned perimeter embankment with liner and cut-off trench; a central decant structure with pump for water recovery, an accessway to the decant structure, liner and associated herringbone underdrainage system around the central decant tower and perimeter underdrains. Tailings are deposited via a series of spigots located on the perimeter embankment of the TSF. Subsequently, a rockfill blanket drain was constructed at the downstream toe of the perimeter embankment, directly adjacent to the internal underdrainage sump. The rockfill blanket drain was installed to intercept seepage at the downstream toe.

The original design storage volume is approximately 62 $Mm^3$, and the tonnage capacity is approximately 93 Mt (at a dry density of 1.5 $t/m^3$). However, since the commissioning of the TSF in June 2019, the average tailings insitu density has been measured as 1.55 $t/m^3$ (SRK 2021), yielding a total capacity of ~99.5 Mt. The life expectancy of the existing TSF is limited to approximately 2030, beyond which additional storage capacity is required to accommodate an estimated 28.5 Mt of tailings to meet the end of 2021 increase in reserve declaration. The total life of mine tailings storage requirement is 128 Mt. A PFS study has been completed for a new TSF to accommodate the additional 28.5 Mt.

The Gruyere TSF must comply with the Global Industry Standard on Tailings Management (GISTM) in August 2025. A gap analysis has been completed, and the GISTM compliance program is underway in collaboration with the EoR.

Table 15.1.1: Life of Mine Reserve TSF storage balance

| LoM deposition (Mt) | Available capacity (Mt) | Surplus/ (Shortfall) (Mt) | Capital required (A$m) | Expenditure period (years) |
|---|---|---|---|---|
| 86.85 | 81.04 | -5.81 | 66.81 | 9 |

Source: Gruyere CPR, 2021

## 15.2 Waste rock dumps

The estimated mine waste volume from the presently optimised pit total is around 253.747 Mt of which about 56.6 % is anticipated to be fresh rock. The expected composition of mine waste material is summarised in Table 15.2.1.

Table 15.2.1: Likely Composition of Mine Waste Material

| Waste Type | Estimated Volume (kt) | Estimated % of Mine Waste |
|---|---|---|
| Transported Material | 4,118 | 1.6 |
| Permian (oxidised) | 23,437 | 9.2 |
| Saprolite (oxidised) | 32,909 | 13.0 |
| Saprock (oxidised) | 33,746 | 13.3 |
| Transitional | 16,173 | 6.3 |
| Fresh | 143,363 | 56.6 |
| Total | 253,747 | 100.00 |

Source: Gruyere CPR, 2021

Waste rock from the pit will be disposed at designated waste rock dumps located adjacent to the pit as shown in Figure 15.1.1. Some waste rock will also be utilised to construct the ROM pad and walls of the TSF within the IWL. The Gruyere WRD will be sited as close to the pit as safely possible taking into account necessary width for infrastructure around the open pit and DMIRS guidelines on the construction of safety bund walls and WRD's outside the long-term Zone of Instability (ZOI) around open pit mines.

All Gruyere competent waste rock is considered benign (on the basis of waste rock characterisation studies completed during the feasibility study) and suitable for use as construction material for embankments, waste rock landforms and TSF closure cover materials, with very low risk of seepage adversely affecting existing groundwater quality. Mafic volcanic (basalt) waste is expected to be the most competent waste rock type and will be mined later in the project and

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will therefore be preferentially placed on outer waste rock dump batters as mine closure approaches. The depth of cover of competent waste rock will be no less than 5 m and will be governed by Gruyere Joint Venture mining and dumping schedule during operations. Some of the highly weathered saprolite and possibly saprock material may be less suitable for construction and landforms as clay-sized material present is potentially dispersive. Potentially dispersive material will be mined early in the project and will be managed appropriately through Gruyere Joint Venture mining and dumping schedule and site procedures during the operational phase, specifically designed for mine engineers and geologists who are directing ore and waste movements. As the waste rock is non-saline and geochemically benign, there should be no need for a capillary break layer or a thick 'store and release' soil cover to minimise ingress of water and oxygen.

Waste rock dump height will be capped at a maximum of approximately 41 m above natural surface. The final dump embankments will be battered down to form a single continuous concave landform with a slope angle of approximately 17 degrees which is conventional/typical for the Goldfields region. Embankments will be constructed from fresh rock to prevent erosion with a thin layer of topsoil spread over the surface. A "minimum" amount of topsoil will be spread over the surface. "Minimum" is defined as 'enough to fill in voids between the coarse rock cover. Excess sandy soil will easily erode and therefore it is not beneficial to place any more than a minimum over the surface. A cross section and materials balance is shown in Table 15.2.2 and Table 15.2.2 respectively.

Table 15.2.2: Materials Balance for Fresh, Competent Rock (Mm3)

| Infrastructure Type | Fresh, Competent Rock (million broken meters cubed) | |
|---|---|---|
| | Available from Mining | Required for Armouring at 5 m Thickness |
| IWL | 17,883,900 | 3.0 |
| WRL | 82,084,125 | 9.0 |
| Abandonment Bunds | 32,564 | 0.5 |
| Total | 100,000,589 | 12.5 |

Source: Gruyere CPR, 2021

Table 15.2.3 summarises the WRD design criteria which will be applied to the project. During operations, further trials and studies will be undertaken on physical characteristics of "as mined" materials to confirm the final landform design. A change of final slope angle from the approved 15 degrees to 17 degrees has been approved by DMIRS.

Table 15.2.3: Waste Rock Dump Design Criteria for the Gruyere Gold Project

| Waste Rock Dump Design Criteria | Units | Value |
|---|---|---|
| Final Slope Angle | degrees(°) | 17 |
| Maximum Dump Height Above Natural Surface | m | 41 |
| Construction Berm Lifts | m | 10 - 20 |
| Construction Slope (Angle of Repose) | degrees(°) | 37 |

Source: Gruyere CPR, 2021

## 15.3 Water

All water used at Gruyere is sourced from groundwater. The primary and largest use of groundwater is for the processing of ore, followed by dust suppression with a small proportion processed for potable water. Mine dewatering is reused for dust suppression and to supplement process water.

Eight bores were commissioned at the Anne Beadell borefield which provides most of the water required for the accommodation village. Potable water is processed via a reverse osmosis (RO) plant and disinfected using ultra-violet light filtration systems. The Anne Beadell borefield is in a shallow paleochannel 23 km southeast of the mine site. Water extracted from the borefield is classed as brackish-saline water.

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P a g e 9 9 | 1 3 8 A water supply of up to 20,500 kL/day was developed at the Yeo borefield for mineral processing and ancillary services such as dust suppression. The Yeo borefield is approximately 28 km west of the process plant and comprises northern and southern borefield branches. Water is also be recycled from the TSF and returned to the process plant. The Gruyere water management strategy will be continually improved to better utilise and conserve the groundwater resources at Gruyere and identify new water sources to enhance water security. Water use is minimised through return of TSF supernatant water and interception and recovery bores around the perimeter of the facility. Currently the water demand is only around 60 % of the water availability with the current Ground Water Licence sufficient to provide substantially more water. 15.4 Power On-site power is provided via a 198 km gas pipeline and a 53 MW gas-fired power station with a 3 MW of diesel backup. APA Group (APA) designed, built and own the pipeline and power station. During 2021, a 4 MW gas engine, a 13 MW solar farm and 4.4 MW/4.4 MWh battery storage system was installed. Natural gas is procured separately and supplied to APA for power generation. APA recovers its investment cost through a gas transportation and electricity supply agreement. The 2021 power supply expansion increased the mines contracted maximum demand (CMD) from 35 MW to 39 MW to enable the plant to operate at 10 Mtpa. This expansion included a spare generator bay in powerhouse three if more gas generation capacity is required in the future. Power consumption varies with ore type, with fresh rock, mine load peaks at 39 MW. Future demand of an estimated 300 kW for the pebble crusher upgrade will be absorbed within the existing power infrastructure. Gold Fields 2030 ESG targets include an additional 26 MW of solar and 9 MW of battery power capacity to meet the regional emissions target, providing further surplus generation capacity and reduce reliance on natural gas. The work to implement this solar and battery is yet to enter the study phase. Power reticulation throughout the plant is via 11 kV cable. From the plant to the TSF is via 11 kV overhead line and from the plant to the accommodation village and out to the Yeo borefield is via 22 kV overhead line. The Anne Beadell borefield has local diesel generation, in 2022 there is budget to augment this diesel with local solar power. 15.5 Accommodation The 648 room residential camp, offices and recreational facilities were completed in July 2017. Accommodation and messing services for the camp are provided by Compass Group. 15.6 Site access Mine site access is dual lane elevated truck compacted roadways constructed from mining waste material connect the surface infrastructure. These roads connect the operating mines, infrastructure and residential camp. Other infrastructure on site includes;  Transport corridors  Dams and turkey nests  Fuel storage facilities  Workshops and laydown areas  Landfill Site  Administration and training facilities  Airstrip  A Solar Farm  Waste water treatment plant

- Vehicle wash down bays
- Bioremediation Pad
- Communication towers
- Pipeline corridors

## 15.7 Other infrastructure

Gruyere has ancillary infrastructure to support mining. These include an airfield, workshops, mine offices, training centres, communications, medical and emergency response, maintenance, laboratory, core yard/sample storage, contractors' yard, explosives compound, fuel and reagent storage, and sewage and renewable hybrid energy generation facilities.

The Qualified person is of the opinion that the infrastructure for the Gruyere mining operation is fit for the life of mine reserve estimation and that the Mineral reserve quantities are tested against dump and disposal capacities.

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GOLD FIELDS

# 16 Market studies

## 16.1 Preliminary market study

A review of metal prices for planning purposes is undertaken annually to monitor any significant changes in price trends or exchange rates that would warrant re-calibrating the price deck before the Strategic Planning process transitions into the Business Planning cycle.

This review of the metal price deck has taken account of the prevailing economic, commodity price and exchange rate (Fx) trends, together with market consensus forecasts, in addition to consideration of the Gold Fields' strategy and expectations for the operations.

Our strategy is to (1) mitigate annual volatility by holding planning metal prices as long as warranted to support stability in mine planning, notably regarding the underground MSO and open pit shell selections; (2) maintain appropriate margins on spot and long-term price forecasts to support the Group's BSC metrics; (3) protect against accelerating mining sector inflation and, (4) to confirm a separate gold price to be used specifically for the Operational Pan (budget) revenue streams and cash flows in Q3 each year.

The outcome of the pricing analysis was to use a gold price of $1,300/oz for Mineral reserves and $1,500/oz for gold Mineral resources for the December 2021 disclosure of estimates. The relevant copper and silver prices in US Dollars are shown in the summary table below. Note the A$/oz and ZAR/kg gold prices applied to the estimates in Australia and South Africa are included for transparency.

Table 16.1.1: Reserve and Resource metal prices

| Units | | December 2021 Metal price Deck | |
|---|---|---|---|
| Metal | Unit | Mineral reserve 31 Dec 2021 | Mineral resource 31 Dec 2021 |
| Gold | US$/oz | 1,300 | 1,500 |
| | A$/oz | 1,750 | 2,000 |
| | ZAR/kg | 650,000 | 750,000 |
| Copper | US$/lb. | 2.8 | 3.2 |
| Silver | US$/oz | 17.5 | 20.0 |

Source: Gruyere CPR, 2021

The above price deck comparison to market long-term forecasts assessed at the time of analysis is consistent with the Registrants approach to retaining good discipline in support of the Company strategy; this approach ensures Gold Fields' Mineral resources and reserves are not too volatile year-on-year and that the company is protected against possible downside scenarios if the gold price falls up to ~25 % in any specific year. Ensuring sufficient flying height to maintain our margins at prices that could be incrementally lower than the spot price ranges seen in 2021 is also important. Equally, with annual mining sector inflation estimated at $30-40/oz, we need to ensure we mitigate this escalation risk in the life of mine plans and Mineral reserve estimates.

Sensitivity analysis on gold price for project financial evaluation is done to provide flexibility/range analysis for all regional studies and site growth opportunities and investment purposes.

The Mineral resource gold price premium to the Mineral reserve price is circa 15 % and the differential is in general alignment to our peer group and industry standard practice. The Mineral resource price premium is to provide information on each operation's potential at higher gold prices and to indicate possible future site infrastructure and mining footprint requirements.

All gold produced at Gruyere is refined by the Perth Mint in Western Australia. The Perth Mint applies competitive charges for the collection, transport and refining services. The Perth Mint takes responsibility for the unrefined gold at collection from the operation where it engages a sub-contractor, Brinks Australia. Brinks delivers the unrefined gold

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P a g e 1 0 2 | 1 3 8 to the Perth Mint where it is refined, and the refined ounces of gold and silver are credited to the relevant metal accounts held by the operating company with the Perth Mint. The contractual arrangement with the Perth Mint continues until terminated by either party upon 90 days’ written notice. Gold Fields’ treasury department in the corporate office in Johannesburg, South Africa sells all the refined gold produced by the operating company. On collection of the unrefined gold from a mine site, the relevant operating company will notify Gold Fields’ treasury department of the estimated refined gold content, expressed in troy ounces, available for sale. After such confirmation, the treasury department sells the refined gold to authorised counterparties at a price benchmarked against the London Bullion Market Association PM gold auction price. All silver is sold to the Perth Mint at the London Bullion Market Association silver price on the last business day of each month. Gold Fields may periodically use commodity or derivative instruments to protect against low gold prices with respect to its production. Variations in gold price, currency fluctuations and world economics can potentially impact on the revenue received. No gold derivative instruments are in place at the date of this report. The majority of gold production is used for jewellery and for investment purposes, in the latter case because the market views it as a store of value against inflation. In addition, certain physical properties of gold, including its malleability, ductility, electric conductivity, resistance to corrosion and reflectivity, make it the metal of choice in a number of industrial and electronic applications. Supply of gold consists of new production from mining, the recycling of gold scrap and releases from existing stocks of bullion. Mine production represents the most important source of supply, typically comprising 75 per cent. each year. Annual demand requires more gold than is newly mined and the shortfall is made up from recycling. Management believes that long-term gold supply dynamics and global economy trends will support the gold price at levels above or aligned to $1,300 per ounce in the long-term. The market for gold is relatively liquid compared to other commodity markets, with London being the world’s largest gold trading market. Gold is also actively traded via futures and forward contracts. The price of gold has historically been significantly affected by macroeconomic factors, such as inflation, exchange rates, reserves policy and by global political and economic events, rather than simple supply/demand dynamics. Gold is often purchased as a store of value in periods of price inflation and weakening currency. The price of gold has historically been less volatile than that of most other commodities. Significant service contracts and/or leases that are in place to enable execution of the life of mine plan include:  Perth Mint - Refining  Maca – Mining & production Drilling  Maca – Ore Haulage  Coastal Midwest Transport - Freight haulage  EDL – Power supply  Civil Aviation Safety Authority – Flights  ESS – Camp Services  N – Exploration Drilling  ALS Global – Assay Services The Qualified person has relied on information provided by the Company in preparing its findings and conclusions regarding market studies related to gold sales from Gruyere. Refining services are based on well-established long-term agreements and expediting gold sales over the life of the asset does not represent any significant uncertainty. Service contracts, lease agreements and goods contracts e.g., diesel, cyanide and cement, necessary to develop the property as planned, are in place and have the capability to support the full projected cash flow period.

## 16.2 Metal Price history

- Gold prices London Metals Exchange afternoon close
    - Gold spot 30 December 2021 - $1,805.85/oz - A$2,484.32/oz
    - Fx 30 December 2021 A$1:$0727c
    - Gold spot 24 month average - $1,784.45/oz
    - Gold spot 36 month average - $1,653.71/oz
    - Gold spot 60 month average - $1,497.48/oz

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P a g e 1 0 4 | 1 3 8 17 Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. 17.1 Permitting Gruyere underwent formal environmental assessment by the Office of Environmental Protection Authority (OEPA) under Part IV of the Environmental Protection Act 1986 (EP Act). The management and protection of stygofauna (aquatic fauna that live in groundwater systems or aquifers) identified in the Yeo borefield area was the key environmental factor identified by OEPA that required formal impact assessment. Final project EPA Part IV approval was received on 29 December 2016. No Commonwealth environmental assessment was required under the Environment Protection and Biodiversity Conservation Act (EPBC Act). A Project Management Plan, Mining Proposal and Mine Closure Plan detailing information on the identification, evaluation and management of environmental impacts relevant to the mine and the surrounding environment was submitted to the Department of Mines, Industry Regulation and Safety (DMIRS) with approval granted in February 2017. In parallel with these proposals, Gruyere also received various works approvals and licences for construction and operations of prescribed premises under Part V of the EP Act. These approvals, from the Department of Water and Environmental Regulation (DWER) were also received in February 2017. The key operating environmental permits for the operation are issued by DMIRS and DWER and relate to:  Mining proposal which includes land clearing, disturbance and infrastructure  Environmental licence  Native vegetation clearing  Mine dewatering (category 06)  Water abstraction and groundwater operating strategies  Sewerage facility (category 54)  Putrescible landfill site; and  Mine Closure Plan The operation has these permits in place and manage the obligations through the INX InForm (legal register process). In Australia, with few exceptions, all onshore mineral rights are reserved to the government of the relevant state or territory. The Western Australian Mining Act 1978 (WA) (the “WA Mining Act”), is the principal piece of legislation governing exploration and mining on land in Western Australia. Licenses and leases for, among other things, prospecting, exploration and mining must be obtained pursuant to the requirements of the WA Mining Act before the relevant activity can begin. Where native title has not been extinguished, native title legislation may apply to the grant of tenure and some subsequent administrative processes. Heritage legislation may operate to preclude or regulate the disturbance of a particular area. The maximum initial term of a mining lease is 21 years and the holder has the right to renew the lease for a further period of 21 years. Subsequent renewals are subject to the minister’s discretion and the lease can only be assigned with the consent of the relevant minister. A general-purpose lease may also be granted for one or more of a number of permitted purposes. There are minimum expenditure requirements for most types of tenure, to ensure ongoing activity is undertaken and reported. Current leases are due for renewal over the period. E38/1964 and P38/4401.

Gold Fields maintains a tenement management auditing system that flags lease renewals to meet the renewal process timeline and to keep the tenement ownership in good standing by meeting expenditure and other commitments.

Gruyere has security of tenure for all current exploration and mining leases that contribute to future ore reserves in this CPR. If mining expansion is required into additional areas currently held under exploration, it would need to convert the relevant exploration licenses prior to commencing mining. This would also include negotiations with the relevant native title holders in order to obtain their consent to any proposed grant.

In 2017, the Yilka People and Sullivan Edwards families were successful in having their claim under the Native Title Act 1993 (Cth) (WCD2017/005) determined by the Federal Court over an area including the Gruyere mine. GRM is party to an agreement with the Yilka People that gives the necessary consents for the grant of mining and other tenure at Gruyere.

All other permitting and licensing procedures required to start any future mining operation, inclusive but not limited to issues of heritage, local disturbance, clearing, environmental, power and water extraction/disposal permitting, follow well established authorisation protocols with the relevant state authorities. Experiences to date and knowledge of local legislation indicate that this will continue for the foreseeable future and should not adversely impact any future mining of reserves.

Relevant environmental and social permitting to the Gruyere project is covered in Table 17.1.1.

Table 17.1.1: List of Gruyere permits

| Relevant Legislation | Environmental Factor Regulated / Affected | Relevant Approval Requirement |
|---|---|---|
| Aboriginal Heritage Act 1972 (DPLH) | Aboriginal Heritage Sites | Section 18 Approval (to interfere with Aboriginal heritage site).<br>Archaeological and ethnographic surveys have been conducted over the project area. One section 18 application has been required to date. |
| Dangerous Goods Safety Act 2004 (DMIRS) | The storage, transport and use of Dangerous Goods on site. | A Dangerous Goods licence (DGS022333) has been approved, to address storage and handling on the project, valid until Q2 2022. |
| Environmental Protection Act 1986 Part IV (EPA) | Key environmental factors assessed via EPA assessment under Part IV:<br>Subterranean fauna.<br>Flora. | Ministerial Statement received 29 December 2016. Conditions set in Ministerial Statement No. 1048.<br>Section 45c approved on 5 September 2017 and Ministerial Statement with attachment 1 was received.<br>Section 45c approved on 18 April 2018 and Ministerial Statement with attachment 1 was received. |
| Environmental Protection Act 1986 Part V (DWER) | Pollution control for emissions to:<br>Land.<br>Surface water.<br>Ground water.<br>Air.<br>Noise. | The project was granted a Works Approval (Works Approval W5997 and W6002) and the following categories are licenced under L9000/2016/1, valid until Q3 2037:<br>05 – Beneficiation of metallic and non-metallic ore.<br>12 - Screening etc. of material.<br>54 – Sewage facility.<br>64 – Class II or III putrescible landfill site.<br>73 – Bulk storage of chemicals.<br>The recent power plant expansion was approved under licence L9153/2018/1, and the following categories are valid until Q3 2038.<br>52 Electrical power generation. |
| Environment Protection and Biodiversity Conservation Act 1999 (EPBC Act) (Department of Environment and Energy) | Impacts to matters of national significance | GRM assessed the potential impacts of the Project and determined that there were no potential matters of nation environmental significance. Referral and approval under the EPBC act was therefore not required. |
| Health Act 1911<br>Department of Health (DoH) delegated to Shires | Relevant to waste water treatment for accommodation and workshops:<br>Biodiversity, flora, fauna and ecosystem.<br>Water resources. | Building Permit Application (sewage facility).<br>Waste Water Treatment Plant Approval (W6002/2016/1).<br>Gruyere Gold Accommodation Village Recycled Water Scheme Approval given 2017. |

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| Relevant Legislation | Environmental Factor Regulated / Affected | Relevant Approval Requirement |
|---|---|---|
| Mines Safety and Inspection Act 1994 (DMIRS) | Human Safety | A Project Management Plan has been approved by DMIRS for site operations. |
| Mining Act 1978 (Mining Act) (DMIRS) | Biodiversity, flora, fauna and ecosystem.<br>Water resources.<br>Mine closure. | Mining Proposal which details disturbance and operations. |
| Rights in Water and Irrigation Act 1914 (DWER) | Water resources.<br>Water dependent natural ecosystems. | 26D Licence to construct bores - CAW181658(1).<br>5c Licences to take groundwater - GWL 177087 (4) and GWL 176189 (5). |
| Biodiversity Conservation Act 2016 (DBCA) | Ethical handling of native fauna | Fauna handling permits required to handle native fauna. |

Notes:
a) The Qualified person has selected a few permits to demonstrate permitting
b) The Qualified person is of the opinion that the licenses are in good standing and that any current or future licensing can and will be obtained for the Mineral reserve or the Mineral resource.
c) The Qualified person is of the opinion that Gruyere has a good standing with licensing authorities, community groups and that licensing is not expected to be material to reserves or resources
d) Gruyere is conducting continues rehabilitation and has a large closure liability. The Qualified person is of the opinion that the closure estimates and duration are reasonable and practical

Source: Gruyere CPR, 2021

Other regulatory requirements including those associated with operation and management of the TSF, pipelines, dewatering, rehabilitation, and exploration, are managed under the Mining Act 1978 in the form of tenement conditions administered by the DMIRS.

The Gruyere Joint Venture manages these legal and other requirements as part of the ISO14001 certified Environmental Management System (EMS) and the Gruyere Environmental Obligation Register.

Gold Fields is a signatory to the International Cyanide Management Code (ICMC), which is a voluntary code on cyanide management. The Gruyere Joint Venture intends to achieve ICMC compliance in 2019.

There is no legal obligation in Western Australia to have unconditional performance bonds in place for mine closure liabilities. Such liabilities for continuing operations are now self-funding. In addition, companies are required to pay a levy to the state based on the total mine closure liability. This levy is 1 % of the total liability per mine, paid annually. This levy goes into a state administered fund known as the Mine Rehabilitation Fund. Capital and interest from the fund will be used to rehabilitate legacy sites or sites that have prematurely closed or been abandoned.

## 17.2 Environmental studies

Gruyere is entitled to mine all declared material falling within its respective Mining Leases with all necessary statutory mining authorisations and permits in place. Table 17.2.1 shows the current Environmental Impact Assessments (EIA) and Environmental Management Program Reports (EMPR) include:

Table 17.2.1: Flora and Fauna

| Survey | Project | Company | Year | Applicable Policy and Limitations |
|---|---|---|---|---|
| Flora and Fauna | | | | |
| Level 1 flora and vegetation survey (Autumn) 2014. | Gruyere | Botanica Consulting | 2014 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There were two minor limitations to the survey these were:<br>Timing of survey, weather and season - above average rainfall had been received before the survey; however the survey was conducted outside of optimal flowering period for the majority of species.<br>Survey intensity – Additional survey work may be required during optimal flowering periods. |
| Level 2 flora and vegetation survey (Spring) 2014. | Gruyere | Botanica Consulting | 2014 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b). |

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| Survey | Project | Company | Year | Applicable Policy and Limitations |
|---|---|---|---|---|
| | | | | Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>The only limitation to this survey was the fact that rainfall for the winter months preceding the survey were below average. This was considered a minor limitation. |
| Level 2 flora and vegetation survey (Autumn) 2015. | Gruyere | Botanica Consulting | 2015 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>The only limitation to this survey was relating to PATN data analysis due to BC staff only having basic statistical training. This was considered a minor limitation. The potential limitation was addressed by a peer review by an experienced statistician. |
| Level 1 flora and vegetation survey (Autumn) 2015. | Gruyere Borefields | Botanica Consulting | 2015 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There were two minor limitations to the survey these were:<br>Mapping reliability – high quality ortho aerial images were unobtainable, however aerials used were considered sufficient.<br>Area disturbance – vegetation was in various stages of fire regrowth. |
| Level 1 flora and vegetation survey (Autumn) 2016. | Gruyere Borefields | Botanica Consulting | 2016 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There was one minor limitation to the survey:<br>* Area disturbance – vegetation ranged from health rating 2 to 3 due to being in various stages of fire regrowth. |
| Level 1 flora and vegetation survey (Autumn) 2016. | Gruyere Accommodation Village and Airstrip | Botanica Consulting | 2016 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There was one minor limitation to the survey:<br>Area disturbance – vegetation had a health rating of 3 due to some signs of damage caused by human activities since European settlement. |
| Level 1 Flora and Fauna Survey Gruyere Borefields | Borefields | Botanica Consulting | 2016 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There was one minor limitation to the survey:<br>Area disturbance – vegetation ranged from health rating 2 to 3 due to being in various stages of fire regrowth. |
| Level 1 vertebrate fauna survey (Autumn) 2014. | Gruyere | Greg Harewood / Botanica Consulting | 2014 | Guidance Statement No. 20: Sampling of Short Range Endemic Vertebrate Fauna for Environmental Impact in Western Australia (EPA 2009).<br>Guidance Statement No. 54: Consideration of Subterranean Fauna in Groundwater and Caves during Environmental Assessment in Western Australia (EPA 2003).<br>Guidance Statement No 54a: Sampling Methods and Survey Considerations for Subterranean Fauna in Western Australia (EPA 2007).<br>Guidance Statement No. 56: Terrestrial Fauna Surveys for Environmental Impact Assessment (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>Technical Guide: Terrestrial Vertebrate Fauna Surveys for Environmental Impact Assessments (EPA 2010).<br>Limitations for this survey included:<br>No seasonal sampling being undertaken.<br>Some fauna species have been reported to potentially occur in the survey area based on there being suitable habitat. |
| Level 2 vertebrate fauna survey and SREs (Spring) 2014. | Gruyere | Rapallo Environmental | 2014 | Guidance Statement No. 20: Sampling of Short Range Endemic Vertebrate Fauna for Environmental Impact in Western Australia (EPA 2009).<br>Guidance Statement No. 56: Terrestrial Fauna Surveys for Environmental Impact Assessment (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>Technical Guide: Terrestrial Vertebrate Fauna Surveys for Environmental Impact Assessments (EPA 2010).<br>Two limitations were noted during this survey, they are: |

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| Survey | Project | Company | Year | Applicable Policy and Limitations |
|---|---|---|---|---|
| | | | | Proportion of fauna identified/recorded – Lower than anticipated numbers of species from common taxonomic groups were recorded.<br>Timing – hot, dry conditions may have contributed to lower than anticipated faunal abundance although survey timing did conform to EPA (2010) recommendations. |
| Level 1 vertebrate fauna survey (Spring) 2015. | Gruyere Borefields | Greg Harewood | 2015 | Guidance Statement No. 20: Sampling of Short Range Endemic Vertebrate Fauna for Environmental Impact in Western Australia (EPA 2009).<br>Guidance Statement No. 54: Consideration of Subterranean Fauna in Groundwater and Caves during Environmental Assessment in Western Australia (EPA 2003).<br>Guidance Statement No 54a: Sampling Methods and Survey Considerations for Subterranean Fauna in Western Australia (EPA 2007).<br>Guidance Statement No. 56: Terrestrial Fauna Surveys for Environmental Impact Assessment (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>Technical Guide: Terrestrial Vertebrate Fauna Surveys for Environmental Impact Assessments (EPA 2010). |
| Level 1 flora and vegetation survey (Autumn) 2016. | Gruyere Borefields | Botanica Consulting | 2016 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There was one minor limitation to the survey these were:<br>Area disturbance – vegetation ranged from health rating 2 to 3 due to being in various stages of fire regrowth. |
| Level 1 flora and vegetation survey (Autumn) 2016. | Gruyere Accommodation Camp and Airfield | Botanica Consulting | 2016 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There was one minor limitation to the survey:<br>Area disturbance – vegetation had a health rating of 3 due to some signs of damage caused by human activities. |
| Level 1 Flora and Fauna Survey Gruyere Borefields | Borefields | Botanica Consulting | 2016 | Guidance Statement No. 51: Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment in Western Australia (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>There was one minor limitation to the survey:<br>Area disturbance – vegetation ranged from health rating 2 to 3 due to being in various stages of fire regrowth. |
| Level 1 Flora and Fauna Survey Gruyere Borefields | Borefields | Botanica Consulting | 2017 | Technical Guide – Terrestrial Flora and Vegetation Surveys for Environmental Impact Assessment (DPaW and EPA 2016)<br>Guidance Statement No. 56: Terrestrial Fauna Surveys for Environmental Impact Assessment (EPA 2004b).<br>There was one minor limitation to the survey:<br>* Area disturbance – vegetation ranged from very good to good. Vegetation in various stages of fire regrowth. |
| Memorandum: Gruyere Camp and Airstrip Flora and Fauna Assessment Supplementary Information | Gruyere Camp and Airstrip | Botanica Consulting | 2018 | Desktop Assessment |
| Short Range Endemics | | | | |
| Level 2 SRE survey (Spring) 2015. | Gruyere | Greg Harewood | 2015 | Guidance Statement No. 20: Sampling of Short Range Endemic Vertebrate Fauna for Environmental Impact in Western Australia (EPA 2009).<br>Guidance Statement No. 54: Consideration of Subterranean Fauna in Groundwater and Caves during Environmental Assessment in Western Australia (EPA 2003).<br>Guidance Statement No. 56: Terrestrial Fauna Surveys for Environmental Impact Assessment (EPA 2004b).<br>Position Statement No. 3: Terrestrial Biological Surveys as an Element of Biodiversity Protection (EPA 2002).<br>Environmental Assessment Guideline12: Consideration of Subterranean Fauna in Environmental Impact Assessment in Western Australia (EPA 2013a). |
| Subterranean Fauna | | | | |

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| Survey | Project | Company | Year | Applicable Policy and Limitations |
|---|---|---|---|---|
| Subterranean fauna survey (mine area) 2015. | Gruyere | MBS Environmental | 2015 | Guidance Statement No 54a: Sampling Methods and Survey Considerations for Subterranean Fauna in Western Australia. (EPA 2007). Environmental Assessment Guideline12: Consideration of Subterranean Fauna in Environmental Impact Assessment in Western Australia (EPA 2013a). |
| Subterranean fauna survey 2015/2016 | Gruyere Borefields | Bennelongia | 2015 / 2016 | Guidance Statement No 54a: Sampling Methods and Survey Considerations for Subterranean Fauna in Western Australia. (EPA 2007). |
| | | | Early to Mid-2016 | Guidance Statement No 54a: Sampling Methods and Survey Considerations for Subterranean Fauna in Western Australia. (EPA 2007). |
| Water | | | | |
| Hydrogeological study 2015 | Gruyere | Pennington Scott | 2015 | State-wide Policy No. 5.12 – Hydrogeological Reporting Associated with a Groundwater Well Licence (DOW2009). |
| Hydrogeological summary 2016 | Gruyere | Pennington Scott | 2016 | State-wide Policy No. 5.12 – Hydrogeological Reporting Associated with a Groundwater Well Licence (DOW2009). |
| H3 Hydrogeological report updated 2016 | Gruyere | Pennington Scott | 2016 | State-wide Policy No. 5.12 – Hydrogeological Reporting Associated with a Groundwater Well Licence (DOW2009). |
| Soil and Landform | | | | |
| Soil and landform assessment 2015 | Gruyere | MBS Environmental | 2015 | Guideline on Laboratory Analysis of Potentially Contaminated Soil. Schedule B3 (NEPM 2013a). Guideline on Investigation Levels for Soil and Groundwater. Schedule V1 (NEPM 2013 b). |
| Waste Characterisation | | | | |
| Waste rock characterisation 2015 | Gruyere | MBS Environmental | 2015 | Guidelines for Fresh and Marine Water Quality (ANZECC 2000). |
| Tailings geochemical characterisation 2015 | Gruyere | MBS Environmental | 2015 | Global Acid Rock Drainage Guide (INAP 2009). |
| Heritage | | | | |
| Heritage survey 2004 | Yamarna Exploration Area | Traditional Owners Archaeologists | 2004 | N/A |
| Ethnographic Cultural Mapping survey (Spring) 2015 | Gruyere | Anthropologists Senior Men | 2015 | Guidance for the Assessment of Environmental Factors - Assessment of Aboriginal Heritage No. 41) (EPA, 20004). |
| Heritage surveys 2016 | Gruyere | Yilka Aboriginal Corporation / Yilka Heritage and Land Care | 2016 | Additional surveys undertaken pursuant to the native title agreement between the Yilka People and the Gruyere Project Joint Venture. |

Source: Gruyere CPR, 2021

## 17.3 Waste disposal, monitoring and water management

### 17.3.1 Tailings storage facilities (TSF)

Figure 17.3.1 shows the location of the vibrating wire piezometers (VWPs) around the perimeter embankment. All VWPs except VWP06 were recently installed during the construction of the Stage 2 embankment as the original VWPs were damaged, resulting in missing data before January 2021.

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Figure 17.3.1: VWP locations


6,905,500
6,905,000
6,904,500
6,904,000
6,903,500
Northing (m MGA)
584,500
585,000
585,500
586,000
586,500
Easting (m MGA)
VWP-11
VWP-10
VWP-07
VWP-08
VWP-09
VWP-06
0
500
1,000 m

Source: Gruyere CPR 2021

Except for VWP06, all VWPs measured negligible pore pressure during 2021. VWP06 and VWP09 have shown increasing pore pressure response, which coincides with the visible seepage along the southern part of the TSF. The response appears to be aligned with the increase in pond elevation, which will continue to rise with ongoing tailings deposition.

With increased seepage, it was recommended that the readings be collected more frequently (monthly), especially for the VWPs located at the seepage area. In addition, GRM plans to install a telemetry system as part of the Stage 3 raise project to enable real-time monitoring.

Monitoring of the piezometric levels will be continued, especially the rising of pore pressure measured by VWP06.

The monitoring bore locations are illustrated in Figure 17.3.2. The bores include eight previously installed monitoring bores (TSFM1 to TSFM8) and five recently installed bores (TSFM11 to TSFM15) following AECOM's (2020) recommendation to mitigate seepage and the rising groundwater levels.

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Figure 17.3.2: TSF monitoring bore locations (25 July 2020)


TSFM11
TSFM2
TSFM12
TSFM1
TSFM13
TSFM3
N
W
E
S
TSFM4
TSFM5
TSFM14
TSFM15
TSFM6
TSF Groundwater Monitoring Bores
Gruyere JV
0 90 180 360 540 720
m
TSFM8
TSFM7

Source: Gruyere CPR 2021

TSFM5, TSFM11 and TSFM13 were commissioned in October 2020, while TSFM2 was commissioned 2 months later. As a result, the groundwater at some of the bores started to drop in level, with others remaining high. Groundwater levels at each dewatering bore location, therefore, respond well to the dewatering, with the overall rise in groundwater discontinuing. However, some surrounding monitoring bores do not show the same response.

A detailed assessment of groundwater quality and levels was recently undertaken by AECOM (2021). In addition, GRM recently commissioned AECOM to undertake a study to investigate further measures needed to manage the mounding and therefore mitigate the impact of plume development, shallow seepage and surface expressions. This study is ongoing. While the quality of the abstracted water is decreasing, it indicates that the recovery bores and sump are effective under current-day conditions. Elsewhere around the TSF, the only area with a rising water table and increasing salinity is TSFM8. While the levels have risen at TSFM1 and TSFM7, increasing salinities have not yet been recorded.

Cyanide was detected at low concentrations in most bores at different times during late 2019 or 2020. Detections of WAD cyanide generally accompanied detections of total cyanide. The highest concentrations are associated with the two main seepage flowpaths currently subject to seepage recovery abstraction. At sites within the main seepage zones,

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the concentrations of several trace metals, including cobalt, iron, magnesium, manganese, and mercury, have increased shortly after the salinity increased. However, they are mostly below the applicable stock drinking water limits. Only mercury and, in one case, selenium, have consistently increased above their stock limits.

Table 17.3.1 details the available total freeboard against overtopping based on the quarterly survey conducted by Lone Star Surveys Pty Ltd. It is noted that the facility currently has ample freeboard, exceeding the minimum total freeboard requirement of 0.5 m. The next raise (Stage 3) construction will be completed well ahead of reaching the maximum capacity.

Table 17.3.1: Available freeboard

| Parameter | Q2, 2020 | Q3, 2020 | Q4, 2020 | Q1, 2021 | Q2, 2021 | Q3,2021 |
|---|---|---|---|---|---|---|
| Survey Date | 06/06/2020 | 27/09/2020 | 10/01/2021 | 18/04/2021 | 21/06/2021 | 13/10/2021 |
| Available Freeboard | ≥5.8 m (Stage 1) | ≥9.8 m (Stage 2) | ≥8.4 m (Stage 2) | ≥7.4 m (Stage 2) | ≥6.7 m (Stage 2) | >5.5 m |

Notes: Available freeboard refers to the vertical distance between the embankment crest and the pond elevation when the survey was taken

Source: Gruyere CPR, 2021

InSAR scans are carried out quarterly. From a facilities safety perspective, no areas of concern were noted over the past 12 months.

SRK carried out a stability review of the TSF in Q3 2021 ad confirmed that the factors of safety are above the minimum requirements as per the ANCOLD guidelines.

GRM manages and updates the site-wide GoldSim water balance every quarter when the topographical survey data become available. Groundwater Resource Management Pty Ltd originally developed the model to align with the requirements as stipulated by the Cyanide Code. The model includes additional components as follows:

- probabilistic analysis to estimate the impact on water volumes, water levels and the TSF freeboard under normal operating conditions and the DMIRS storm events (1:100 AEP, 72 h)
- assessment of a power outage scenario during a storm event, i.e., no pumping.

GRM is in the process of updating the water balance model to include more-accurate parameters such as seepage recovery and the recent changes due to the infrastructure, such as the seepage return sumps and groundwater being recovered. The requirement for flow meters for all new infrastructure will be assessed as part of this update.

The EoR carries out quarterly inspections and submits quarterly inspection reports along with an annual performance review report.

The Stage 3 lift has commenced in June 2021 and is due for completion in March 2022.

The TSF at Gruyere is being well managed from a facility safety and governance perspective:

a) The Qualified person has the opinion that the procedures and monitoring, water management practices are adequate for the life of mine reserve estimate.

### 17.3.2 Waste rock dumps

Design and construction parameters for waste rock landforms are determined through "best practice" materials characterisation and erosion testing and modelling. For new landforms, this process is undertaken as part of the Mining Proposal preparation process and for the existing and "legacy" landforms, these are undertaken as required, for remedial and closure planning. Unless indicated otherwise, each landform/project area has a specific set of design and construction parameters developed, representing a closure concept. The closure plan is updated with these details as required:

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P a g e 1 1 3 | 1 3 8 a) The Qualified person is of the opinion that the waste rock dumps at Gruyere are adequate for this life of mine reserve plan. Regular waste rock inspections are performed to assess safety. 17.3.3 Water management Raw and process water is abstracted from the Yeo borefield for use in the process plant and general amenities. Estimated plant usage is 20,500 kL/day and is delivered using a single transfer pumping station and a system of buried pipelines. Water recovered from dewatering of the Gruyere open pit is used for dust suppression and is supplemented by raw water from the borefields. Water requirements for dust suppression are estimated 0.6 GL/a. Any excess water from the pit or storm events is pumped to the process plant. Discharge from the ex- pit boreholes and horizontal seep wells is pumped to the raw water storage dam and utilised for dust suppression. Wastewater and treated wastewater from the sewerage plant are discharged via a spray field at both the village and site. Most of the water at Gruyere is reused within the mining and processing circuits. Storage is largely in settling and storage ponds. The key operational areas are supported with tanks that contain enough surge volume to ensure minimal interruption in the event of a pump failure at one of the ponds. Two 5C groundwater licences (GWLs) were issued in March 2013 to abstract up to 1,200,000 kL/a. GWL176189 was for 600,000 kL/a from the Yeo and Anne Beadell paleochannel aquifers for processing and other mining activities and GWL177087 was for 600,000 kL/a from the fractured rock aquifer around the mine operation area for dewatering purposes. Amendments were approved to GWL176189 and GWL177087 in December 2015 to use water about 30 km to the east of the mine and increase the allocation in both GWLs. The increase for GWL176189 was to abstract up to 7.8 GL/a from the Yeo and Anne Beadell WSAs and to increase the allocation from GWL177087 to 0.8 GL/a to cover the mine dewatering and construction water supplies. During 2016, an updated water balance based on new data from Coffey as part of the Gruyere feasibility study indicated an increase in water return from the TSF and an increase in water recovered through slurry thickening. The site water requirement dropped to 5,800,000 kL/a, with demand from Yeo reduced to 4,800,000 kL/a. Modelling and analysis conducted during 2016 confirmed that impacts were not too great to impact subterranean fauna. In February 2017, the OEPA granted approval based on the updated water balance indicating a total requirement of 5,800,000 kL/a and contingent on submission and approval of Subterranean Fauna Management Plan. In March 2017, a new water balance assumed no returns from the TSF, no rainfall and maximum evaporation, which increased demand from the Yeo borefield to 7,400,000 kL/a. Modelling and analysis again confirmed that this abstraction should not impact subterranean fauna. To enable the Project to move into the construction phase, 5C groundwater licences were obtained from the DWER in June 2017 including GWL176189(2) for 400,000 kL and GWL177087(3) for 400,000 kL for the purposes of the currently designed Project on relevant tenements. The Yeo bore field was excised from the licenses, due to constraints from subterranean fauna, and an application proceeded independently following completion of the field investigation program in March 2018. In August 2017, an application was submitted to the DWER for the transfer of a water entitlement from Gold Road Resources Ltd to Gruyere Management Pty Ltd for GWL176189(3) and GWL177087(4). This was granted on 15 January 2018. For construction purposes, four temporary 5C licences for the extraction of 90,000 kL each (GWL200521(1), GWL200522(1), GWL200523(1) & GWL200525(1)) were approved for the period from 20 November 2017 to 19 November 2018 for four bores in the Yeo Bore field. The subterranean fauna management plan was approved in December 2017.

In January 2018, Gruyere Management applied to take 600,000 kL/a from the Anne Beadell paleochannel aquifer for temporary construction purposes.

The project has acquired all required groundwater licences to meet both commissioning and operational phase requirements. The following groundwater licences were granted by the DWER:

- 400,000 kL/a from fractured rock under GWL177087(4) (valid to 31 May 2027); and
- 7,800,000 kL/a from Combined Fractured Rock West Paleochannel under GWL 176189(5) (valid to 28 November 2028).

Groundwater monitoring is conducted regularly as part of the licence operating strategies, tenement conditions, and Mining Proposal commitments. These programs currently monitor the groundwater levels and water quality at the borefields and the TSF. An Annual Monitoring Report is required to be submitted to the DWER each year.

Groundwater monitoring incorporates recording of abstraction volumes, water levels and groundwater quality. Table 17.3.2 summarises the monitoring commitments.

These monitoring commitments will be further adjusted following lead up to mine development and acquirement of further data.

Table 17.3.2: Summary of Monitoring Commitments

| Element | Commitment | Timing |
|---|---|---|
| Abstraction | Abstracted volumes to be reported to DoW. Meters to be installed as per Guidelines for Meter Installation 2009.<br>Separate water meters will be used on each water bore to ensure water use is monitored separately for each licence. | Monthly when production bores are operational |
| Water Levels | Water levels in all production bores.<br>Water levels in selected monitoring bores. | <br>Monthly |
| Water Quality | Total Dissolved Salts (TDS) or Electrical Conductivity (EC) and pH from all production bores<br>Comprehensive chemical analysis from all operating production bores. | <br>Monthly when production bores are operational |
| Water Efficiency | Visual Inspection of water pipes for leaks | Monthly |
| Reporting | Annual Meter Readings<br>Aquifer monitoring summary<br>Aquifer Review | By 7th July each Year<br>By 30th Sept each Year<br>Every 3 yrs (by 3rd Sept) |

Source: Gruyere CPR, 2021

## 17.4 Social and community

### 17.4.1 Native Title and heritage

The Gruyere property covers an area of which there is a Native Title determination.

The Yilka and Yilka #2 and Sullivan Family Native Title determination (WCD2017/005) was made by the Federal Court on the 27 September 2017. The Yilka People and Sullivan Family have appointed Yilka Talintji Aboriginal Corporation RNTBC as the prescribed body corporate (PBC) to hold the Native Title rights on trust for the whole group and provide a process by which the group can make decisions.

The Gruyere Joint Venture is party to an agreement with the Yilka People signed on 3 May 2016 that gives the necessary consents for the grant of mining and other tenure at Gruyere. Following the appointment of a PBC, it is proposed that the agreement will be assigned from the Yilka People to the PBC so that benefits can flow to the entire Native Title group. Currently a 0.8 % royalty on gold produced is payable to the group.

As part of the Native Title agreement, the Gruyere Joint Venture has undertaken extensive heritage surveys and cultural mapping across the entire Property area. The agreement contains certain exclusion zones and other identified areas of

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P a g e 1 1 5 | 1 3 8 cultural sensitivity that cannot be disturbed. This includes Bhildbit Soak in Minnie Creek approximately 10 km to the west of Gruyere, which is the most significant known heritage site in the vicinity of the mine. No registered aboriginal heritage sites are located within Mining Lease M38/1267. The Gruyere area has a minimal history of early European mining activities. No European historical remains have been identified on-site. 17.4.2 Social programs During 2021, the Gruyere Joint Venture assisted in the following social development activities in partnership with the host communities:  Local school programs – continued support for programs servicing Cosmo Newberry Primary School (Earbus, Sports Challenge Australia and Teach Learn Grow). The three programs collectively deliver outcomes relating to ear health, learning and development, self awareness, physical skills, and STEM subject mentoring.  General community donations – flight assistance for local community members and Yilka consultants between Gruyere and Perth (over 80 flights in 2021), community donations for National Aborigines and Islanders Day Observance Committee (NAIDOC) and the Cosmo Newberry Primary School, in-kind donations.  Support for NAIDOC week – activities on-site to raise awareness of NAIDOC and importance of the relationship with Yilka.  Cultural awareness sessions – supports local business to provide indigenous cultural awareness sessions in 2021 with over 87 % of on-site personnel attending a session.  Indigenous employment - supported local indigenous employment with a total of 11 current employees classified as a Local Participant Group (Yilka or Yilka associated) and a total of 23 indigenous employees on-site in total.  Indigenous business – facilitating the development of indigenous business partnerships with the mining contractor. Four Yilka business owners have signed contracts for services including cleaning, labour hire, minor plant and equipment, and major plant hire. All four businesses are fully operational on-site.  Community infrastructure development – provision of demountable buildings to assist with business and community relations offices at the local community with installation expected for 2022. Gold Fields’ socio-economic initiatives are focused on supporting the communities in the areas in which it operates. These initiatives include the educational, health, well-being and environmental outcomes of these communities. Recognising the important role that innovation and technology play in the mines of the future, the company continues to support various STEM (Science, Technology, Engineering and Mathematics) initiatives across the region. The Company also developed its first Reflect Reconciliation Action Plan which focuses on indigenous procurement and employment opportunities with the Company. Gold Fields has a partnership with Football West which was further extended by a two-year sponsorship agreement in 2019 to support the regional development office in Kalgoorlie, on top of the existing three-year State team sponsorship. The commitment and support to Football West is based on its commitment and focus at a regional level, which includes cultural diversity, inclusiveness and gender diversity. Membership of the Gold Industry Group (GIG) enables the Company to participate in various community investments across the region. During 2019, GIG committed to a three-year, A$5 million partnership with Netball WA, along with West Coast Fever and Shooting Stars. The partnership, which is the largest investment in Netball WA’s 95-year history, will enable GIG to work with Netball WA to create a clear pathway for women to gain employment in the gold industry, pursue higher education opportunities and become leaders and role models in the sector. 17.5 Mine closure Closure costs are reviewed internally on an annual basis with a third-party review undertaken on a rotating basis between each of Gold Fields Australian operations. The annual review records any changes in statutory requirements, closure commitments, and new disturbances or rehabilitation. Rehabilitation provisions are provided to Gold Fields annually as part of the group budgeting process.

A 2020 cost closure estimate was prepared by external consultant, SRK Consulting. The process estimated the costs associated with rehabilitating the site to the standard detailed in the Mine Closure Plan as approved by the DMIRS. The LoM closure cost estimate for Gruyere in 2020 was estimated at A$64.6 million.

### 17.5.1 Post Closure Mine Landforms

It is envisaged that at the time of mine closure, all mine infrastructure shall be removed, with only the major mine landforms remaining post closure. These landforms, which include the open mine pit, the WRDs and the TSF, shall be rehabilitated to be safe, geotechnically and geochemically stable, thereby ensuring minimal impact to the surrounding natural environment.

Closure domains are classified based on areas with similar decommissioning, remediation and rehabilitation requirements to achieve the final landform and land use. The Gruyere Gold Mine has been categorised into a number of physically distinct 'domains' and 'features' to facilitate effective mine closure planning and progressive rehabilitation. Figure 17.5.1 and Figure 17.5.2 illustrate the key closure domains identified at the Gruyere Gold Mine. These closure domains and their associated features/structures are listed in Table 17.5.1.

Table 17.5.1:Gruyere Gold Mine Closure Domains

| No. | Closure Domain | Feature/Structure/Facility |
|---|---|---|
| 1 | Mining Areas | Gruyere Mine Pit |
| 2 | Mine Waste Landforms | Integrated Mine Waste Rock Dump – WD1, WD2, WD3, WD4, WD5, WD6 |
| | | ROM pad |
| | | Topsoil and Construction Material Stockpiles |
| | | Marginal Grade Ore Stockpiles |
| 3 | Tailings Storage Facilities | TSF |
| 4 | Infrastructure Areas | Process Plant area, Power Station |
| | | Mine Workshops |
| | | Stores, Magazine, Core Shed, Laydowns |
| | | Fuel Farm |
| | | Administration area |
| 5 | Water Management Facilities | Water Treatment Plant (RO Plant), Sprayfield |
| | | Turkeys Nest, Process Pond, Stormwater Pond |
| | | Flood Control Structures |
| 6 | Borefields | Yeo Water Supply, Anne Beadell Water Supply, Mine Dewatering, TSF monitoring |
| 7 | Accommodation Village | Village, WWTP and Sprayfield |
| 8 | Landfills | Landfill & Bioremediation Farm |
| 9 | Roads & Service Corridors | Roads, Tracks & Service Corridors |
| 10 | Exploration Areas | Tracks, Drill pads, Bores, Sumps |
| 11 | Airstrip | Buildings |
| | | Fueling Station |
| | | Landing Strip & Hardstand areas |

Source: Gruyere CPR, 2021

Mine closure activities that are required for the rehabilitation of the landforms remaining post closure differ from domain to domain.

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P a g e 1 1 7 | 1 3 8 Figure 17.5.1: Location of Regional Mine Closure Domains Source: Gruyere CPR 2021 Figure 17.5.2: Location of Central Mine Closure Domains Source: Gruyere CPR 2021

P a g e 1 1 8 | 1 3 8 17.5.2 Closure Criteria Industry leading practice requires that completion criteria must be sufficient to ensure that the overall objectives of rehabilitation have been met. These criteria must also be designed to allow effective reporting and auditing to define an endpoint for rehabilitation activities. Guidelines published by ANZMEC and MCA (2000) for completion criteria state that they should be:  Specific enough to reflect unique sets of environmental, social and economic circumstances.  Flexible enough to adapt to changing circumstances without compromising objectives.  Include environmental indicators suitable for demonstrating that rehabilitation trends are heading in the right direction.  Undergo periodic review resulting in modification if required due to changed circumstances or improved knowledge.  Based on targeted research which results in more informed decisions.  Completion criteria are agreed standards to be achieved on particular aspects of the project. Progressive assessment against these criteria demonstrates the relative success of rehabilitation in achieving desired outcomes.  DMIRS (2020a) recognise that for each site a specific set of completion criteria needs to be developed, to determine whether the rehabilitation end point has been reached. Where possible, completion criteria should be developed from actual rehabilitation trials and site experience rather than arbitrary baseline studies conducted on analogue (local pristine) sites, which may have little edaphic or physical/chemical similarity to the mine’s soils. The significant earthworks and disturbance associated with mining often results in post-mining landforms with soil structure and properties significantly different to the pre-mining state. These differences may mean that return of pre- mining ecosystems is not readily achievable. It is crucial that closure planning is based on results of field evaluations and trials to ensure that rehabilitation methods are effective, durable and achievable. In most cases, appropriate methodologies may take years to develop and may be markedly different to initial concepts. Completion criteria will be achieved when monitoring data recorded at rehabilitated areas trends towards parameters observed at analogue sites or selected trial sites. Data previously collected and recorded through Landscape Function Analysis (LFA) at analogue sites and rehabilitated sites during the construction, operational and closure phase of mining will be analysed to develop specific closure criteria that are relevant to the site mining activity.

# 18 Capital and operating costs

## 18.1 Capital costs

Project development and the establishment of infrastructure at Gruyere is complete. Ongoing capital costs for Gruyere includes items classified as project capital and sustaining capital.

Sustaining capital includes processing and administration capital works based on current cost forecasts and feasibility/pre-feasibility study estimates. Exploration costs are not included in the Mineral reserve LoM plan except for the first year (A$6 million). The processing plant capital expenditure for 2021 is budgeted at A$19.3 million. LoM TSF capital is budgeted at A$66.81 million.

The forecast capital costs are summarized in Table 18.1.1.

Table 18.1.1: Capital costs ($ million)

| Capital cost item | Units | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2301 | 2032 | 2033 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Mining MP&Dev | $ million | 32.9 | 110.3 | 95.3 | 107.1 | 95.8 | 155.0 | 110.8 | 117.5 | - | - | - | - |
| Mining Capital Works | $ million | 3.5 | 3.7 | 3.7 | 3.7 | 3.7 | 6.9 | 6.9 | 5.0 | 2.5 | 1.1 | - | - |
| Processing (incl. TSFs) | $ million | 18.4 | 20.4 | 14.8 | 8.9 | 8.9 | 8.1 | 42.2 | 43.4 | 4.9 | 4.9 | 4.9 | 0.1 |
| G&A Capital | $ million | 7.1 | 1.4 | 1.5 | 1.5 | 1.5 | 1.2 | 0.9 | 1.3 | 1.5 | 1.5 | 1.5 | 0.0 |
| Exploration | $ million | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 | 0.5 |
| Capital costs | $ million | 62.3 | 136.3 | 115.9 | 121.7 | 110.5 | 171.8 | 161.3 | 167.7 | 9.4 | 8.0 | 6.9 | 0.6 |

Notes:
a) Rounding of figures may result in minor computational discrepancies
b) The capital costs are based on the 31 December 2021 life of mine schedule for proven and probable reserves.
c) No inferred Mineral resource is included in the life of mine processing schedule or techno-economic evaluation.
d) Exploration costs are limited to year one in the life of mine cash flow model. Gold Fields is expecting to spend between $80 million and $100 million per annum on reserve generation exploration to replace depletion with approximately a quarter share going to Gruyere.
e) Closure cost is 'Day of Assessment' as at 31 December 2021 with subsequent life of mine disturbance rehabilitation added.
f) Tailing storage facilities are costed according to the life of mine requirements. The current in-pit tailings storage facility is expected to have reached capacity before the reserve life of mine is consumed. The cost of the replacement facility is included in the life of mine financial model

Source: Gruyere CPR, 2021

## 18.2 Operating costs

Operating costs are divided into three main areas with the following average costs over the Mineral reserve LoM plan: mining - A$3.60/t mined, processing - A$13.98/t treated and onsite/offsite general administration - $3.78/t treated.

Mining costs are based on the schedules from the current mining contract and owners cost as per the 2021 business plan. Open pit mining cost estimates for the satellite pits are based on the 2020 pre-feasibility study.

Lease costs include power and gas pipeline leases plus the mining fleet and maintenance facility. The take or pay agreement with APA is for 15 years. Power generation capacity charges and gas transportation changes are increased in the final 4 years as the LoM plan does not currently extend to 15 years.

Budgeted operating costs for the 31 December 2021 Mineral reserve LoM plan are summarized in Table 18.2.1.

Table 18.2.1: Operating costs ($ million)

| Operating cost item | Units | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2301 | 2032 | 2033 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Mining | $ million | 60.9 | 37.0 | 52.0 | 40.0 | 51.6 | 35.8 | 79.3 | 48.0 | 98.6 | 45.1 | - | - |
| Processing | $ million | 118.3 | 118.3 | 118.5 | 118.5 | 118.5 | 123.7 | 130.1 | 123.0 | 118.5 | 118.5 | 118.5 | 4.5 |
| G&A Operating | $ million | 30.8 | 32.0 | 33.7 | 33.7 | 33.7 | 33.7 | 33.7 | 33.7 | 33.7 | 33.7 | 33.7 | 1.1 |
| Operating costs | $ million | 209.9 | 187.3 | 204.2 | 192.2 | 203.8 | 193.2 | 243.1 | 204.7 | 250.9 | 197.3 | 152.2 | 5.6 |

Notes: a) Rounding of figures may result in minor computational discrepancies

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P a g e 1 2 0 | 1 3 8 b) The operating costs are based on the 31 December 2021 life of mine schedule for proven and probable reserves. The Mineral resource and exploration required to replace depleted reserves is no included in this techno-economic assessment c) No inferred Mineral resource is included in the life of mine processing schedule or techno-economic evaluation d) Costs are first principles based on the Mineral reserve life of mine schedule e) This operating cost summary estimate is for the Mineral reserve life of mine schedule Source: Gruyere CPR, 2021 Overhead costs at Gruyere are largely based on the required and necessary technical and administrative support services required to sustain current and future mining production. Usually these are assigned with fixed and variable cost components per tonne of ore. Corporate costs are assigned as variable based on ounces sold. Gruyere has an estimated rehabilitation liability of $47.8 million. Terminal benefits liabilities are not included in overhead costs as per group policy and directives. Rehabilitation costs are included following completion of mining. Table 18.2.2: Closure and holding cost post life of mine reserves Sources Units 2034 2035 2036 2037 2038 Post Reserve LOM Closure $ million 10.1 5.0 5.2 1.0 16.0 Source: Gruyere CPR, 2021 The Qualified person’s opinion on capital and operating costs is summarized below: a) The financial schedule is wired to the life of mine plan to ensure the provision of capital is linked to when the major budgeted items require to be funded b) The capital, operating and closure cost estimation levels of accuracy meet the minimum pre-feasibility study requirements at an estimated accuracy of ±25 % and require no more than 15 % contingency. The specific engineering estimation methods have an accuracy equal to or better than this range. c) Gruyere has improved capital estimation and capital delivery through the application of Group Capital Standards and capital projects review by a select team with improved implementation planning. Gold Fields also perform post investment reviews across all major capital studies and share key learnings. d) Gold Fields’ two-year business planning cycle captures operating and capital costs along with key physicals and revenue. The business plans are internally reviewed, presented to the Executive Committee for approval, prior to sanctioning by the Gold Fields board of directors. The business plans are aligned with the Registrant’s strategic direction and equate to the first two years of the life of mine plan. e) Capital expenditure, once sanctioned, must follow the company capital reporting standard. Monthly and quarterly reviews are held to assess capital programs, operating unit costs, mine physicals, plan execution and revenue streams. f) Operating unit costs are based on recent valid historical performance and where necessary take account of future changing circumstances that are anticipated to impact future operating costs

## 19 Economic analysis

### 19.1 Key inputs and assumptions

Under the 31 December 2021 Mineral reserve LoM plan, the Gruyere processing facility is not at full capacity for the full life of the operation. A portion of incrementally costed material is included, which supplements the fully costed feed but does not extend the life of the operation. The mining of the incremental material covers the full unit cost of mining, the variable unit costs of processing, rehabilitation and closure, and positively contributes to fixed overheads and off-site costs. Detailed assessments were undertaken, with iterative reviews prior to inclusion of this material in the 12-year LoM plan

The economic assumptions on which the analysis is based include:

- The reserve gold price of $1,300/oz.
- A state royalty rate of 2.5 %.
- A corporate tax rate of 30 %.
- Assessed losses and capital expenditure being offset against corporate taxes as Gold Fields' Australian operations are considered as a unit for taxation purposes.
- A real, base case discount rate of 3.8 % as determined by Gold Fields Corporate Finance on an annual basis.
- The discounted cash flow (DCF) being applied to annual post-tax, pre-finance cash flows reported in financial years ending December.

The Mineral reserve LoM physical inputs, operating and capital costs, including rehabilitation, leasing and closure costs, and revenue assumptions for the economic analysis are summarised in Table 19.1.1.

Table 19.1.1: Gruyere Mineral reserve LoM plan

| Sources | Units | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2031 | 2032 | 2033 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Open Pit | | | | | | | | | | | | | |
| LOM Processed | koz | 357.5 | 388.5 | 373.6 | 339.9 | 366.6 | 424.0 | 443.4 | 410.1 | 405.8 | 456.0 | | |
| Recovery | % | 92 % | 91 % | 91 % | 91 % | 91 % | 91 % | 90 % | 91 % | 91 % | 92 % | | |
| Sold | koz | 328.5 | 353.8 | 341.7 | 309.7 | 333.4 | 385.6 | 399.8 | 371.8 | 370.0 | 417.4 | | |
| Stockpiles | | | | | | | | | | | | | |
| LOM Processed | koz | | | 29 | 51 | 3 | | 1 | | | | 388 | 12 |
| Recovery | % | | | 91 % | 91 % | 91 % | | 88 % | | | | 91 % | 89 % |
| Sold | koz | | | 26 | 47 | 3 | | 1 | | | | 355 | 18 |
| Total Sold | koz | 328.5 | 353.8 | 368.0 | 356.7 | 336.1 | 385.6 | 400.7 | 371.8 | 370.0 | 417.4 | 355.1 | 18.1 |
| Costs, Revenue and Cash flow | | | | | | | | | | | | | |
| Revenue | $ million | 427.1 | 459.9 | 478.4 | 463.7 | 436.9 | 501.3 | 520.9 | 483.4 | 481.0 | 542.7 | 461.6 | 23.6 |
| Operating Costs | $ million | 214.7 | 192.8 | 210.0 | 198.0 | 209.6 | 199.0 | 248.9 | 210.5 | 256.7 | 203.1 | 158.0 | 5.8 |
| Capital Costs | $ million | 62.3 | 136.3 | 115.9 | 121.7 | 110.5 | 171.8 | 161.3 | 167.7 | 9.4 | 8.0 | 6.9 | 0.6 |
| Other | $ million | 26.9 | 21.8 | 26.7 | 26.9 | 25.7 | 21.2 | 22.2 | 28.7 | 35.8 | 25.8 | 18.9 | 35.4 |
| Royalties | $ million | 14.1 | 15.2 | 15.8 | 15.3 | 20.5 | 24.2 | 25.2 | 23.3 | 23.1 | 26.0 | 22.2 | 1.1 |
| Government levies | $ million | - | - | - | - | - | - | - | - | - | - | - | - |
| Interest (if applicable) | $ million | - | - | - | - | - | - | - | - | - | - | - | - |
| Costs | $ million | 318.0 | 366.1 | 368.3 | 361.9 | 366.3 | 416.1 | 457.6 | 430.2 | 324.9 | 262.9 | 206.0 | 43.0 |
| Taxes | $ million | 8.0 | 7.3 | 17.3 | 7.2 | 8.9 | 14.6 | 20.2 | 18.5 | 76.1 | 92.7 | | |
| Cash flow | $ million | 101.1 | 86.5 | 92.8 | 94.5 | 61.7 | 70.5 | 43.1 | 34.7 | 80.0 | 187.0 | 255.6 | -19.4 |

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P a g e 1 2 2 | 1 3 8 Sources Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 Discounted cash flow at 3.8% (NPV) $ million 101.1 83.3 86.1 84.5 53.2 58.5 34.5 26.7 59.3 133.7 176.1 -12.9 Notes: a) Rounding of figures may result in minor computational discrepancies b) The capital costs are based on the 31 December 2021 life of mine schedule for proved and probable Reserve only. The Mineral resource and exploration required to replace dealation is no included in this techno-economic assessment c) No Inferred Mineral resource is included in the life of mine processing schedule or techno-economic evaluation Source: Gruyere CPR, 2021 19.2 Economic analysis The NPV for Gruyere of $437.3 million is based on the DCF forecast on an annual basis and a discount rate of 3.8% (real) using the scheduled Mineral reserves for the life of the project (as shown in Table 19.2.1). Table 19.2.1: Gold Fields 50 % Attributable Gold, FCF and NPV Sources Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 50 % Attributable gold koz 164.3 176.9 184.0 178.3 168.1 192.8 200.4 185.9 185.0 208.7 177.5 9.1 50 % Free Cash Flow $ million 57.6 50.1 58.1 53.9 41.4 49.4 38.6 33.3 84.7 147.0 134.4 -8.2 Discounted cash flow at 3.8% (NPV) $ million 437.3 Notes: a) Rounding of figures may result in minor computational discrepancies Source: Gruyere CPR, 2021 19.3 Breakdown of ESG expenditure Table 19.3.1: Breakdown of ESG expenditure included in tables 18.1, 18.2 and 19,1 100 % basis Sources Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 Progressive Closure* $ million 9.5 5.0 5.0 5.0 5.0 5.0 5.1 5.0 4.8 Notes: a) Rounding of figures may result in minor computational discrepancies Source: Gruyere CPR, 2021 19.4 Sensitivity analysis 50 % Attributable Sensitivity analyses were performed to ascertain the impact on NPV to changes in capital, operating costs, discount rate and gold price as summarised in Table 19.4.1 to Table 19.4.5. Table 19.4.1: NPV sensitivity to changes in gold price Gold Price – real -15% -10% -5% 0% 5% 10% 15% 25% 31 % Gold Price $/oz 1,105 1,170 1,235 1,300 1,365 1,430 1,495 1,625 1,700 NPV ($ million) 204.3 284.1 361.4 437.3 513.2 587.2 660.9 815.4 903.1 Source: Gruyere CPR, 2021 Table 19.4.2: NPV sensitivity to changes in grade Grade -15% -10% -5% 0% 5% 10% 15 % NPV ($ million) 206.0 285.1 361.9 437.3 512.7 586.2 659.3 Source: Gruyere CPR, 2021 Table 19.4.3: NPV sensitivity to changes in capital costs

P a g e 1 2 3 | 1 3 8 Capital costs -15% -10% -5% 0% 5% 10% 15 % NPV ($ million) 486.9 470.4 453.8 437.3 420.8 404.2 387.7 Source: Gruyere CPR, 2021 Table 19.4.4: NPV sensitivity to changes in operating costs Operating costs -15% -10% -5% 0% 5% 10% 15 % NPV ($ million) 544.0 508.5 472.9 437.3 401.7 366.1 330.5 Source: Gruyere CPR, 2021 Table 19.4.5: NPV sensitivity to changes in discount rate Discount rate 2% 3% 3.8% 5 % NPV ($ million) 480.3 455.6 437.3 412.0 Source: St Ives CPR, 2021 The Qualified person is of the opinion that the tecno-economic model based on the Mineral reserve physicals. The Recent historic assumptions are used to test the Mineral reserve economic assumptions. The material assumptions have been found to be valid and used in the tecno-economic studies. The discounted cash flow has economic viability and a NPV of US$437.3 million at a discount rate of 3.8%. The IRR has not been presented for this tecno-economic study. The tecno-economic study for the Mineral reserves excludes all inferred Mineral resource material.

## 20 Adjacent properties

There are no adjacent properties that are considered material to Gruyere.

Gold Road's wholly-owned project area. Australian Potash has a large potash deposit at Lake Wells to the south. Other exploration companies active in the area include Great Boulder Resources and Woomera Mining.

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P a g e 1 2 5 | 1 3 8 21 Other relevant data and information Gold Fields’ commitment to materiality, transparency and competency in its Mineral resources and Mineral reserves disclosure to regulators and in the public domain is of paramount importance to the Qualified person and the registrants Executive Committee and Board of Directors continue to endorse the company’s internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Gruyere’s Mineral resource and Mineral reserve estimation and reporting process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value. However, to ensure consolidated coverage of the company’s primary internal controls in generating Mineral resource and reserve estimates the following key point summary is provided: a) A comprehensive quality assurance and quality control (QA/QC) protocol is embedded at Gruyere and all Gold Fields operations. It draws on industry leading practice for data acquisition and utilises national standards authority accredited laboratories which are regularly reviewed. Analytical QA/QC is maintained and monitored through the submission of sample blanks, certified reference material and duplicates and umpire laboratory checks. b) Corporate Technical Services (CTS), based in Perth, comprises subject matter experts across the disciplines of geology, resource estimation, geotechnical, mining, engineering, modernisation, capital projects, processing, metallurgy, tailings management and Mineral resource and reserve reporting governance. The CTS team budget for regular site visits to all operating mines when emphasis is placed on-site inspection and direct engagement with the technical staff to drive protocols and standards and enable on-site training and upskilling. CTS provides technical oversight and guidance to the operating Regions and mines and ensures an additional level of assurance to the Mineral resource and reserve estimates to supplement the mine sites and Regional technical teams. c) Independent audit review of fixed infrastructure is conducted annually with the appointed insurance auditor focussed on plant, machinery and mine infrastructure risks. An effective structural and corrosion maintenance programme with benchmark inspections is in place supported by equipment condition monitoring major critical component spares. Focus areas include the primary jaw crusher, ball mill shell or motor failure, structural failure of plant or conveyor, process tank failure and large transformer failure. Critical spares are well resourced and there are no large items not supported by on-site spares holdings. d) Mobile equipment is largely owned and well maintained by the mining contractor, Maca. There is some spare capacity in most of the fleets or within the Maca group, or hire units are readily available in the region. The contractors have the ability to provide larger or smaller fleets to support the life of mine reserve. e) Processing controls include the preparation of quarterly plant metal accounting reconciliation reports by the mine sites which are reviewed by the Regional Metallurgical Manager and Vice President (VP) Metallurgy in the CTS team. Any monthly reconciliation variance outside the limits provided within the Gold Fields Plant Metal Accounting Standard is flagged for follow up assessment and remediation if warranted. f) Gruyere has a tailings management plan that promotes risk minimisation to operators and stakeholders over the lifecycle of the tailings storage facility (TSF). Gruyere’s TSF’s are operated in accordance with the company TSF Management Guidelines which are aligned with the International Council on Metals & Mining’s (ICMM) Position Statement on preventing catastrophic failure of TSFs (December 2016). Active TSFs are subject to an independent, external audit every three years, as well as regular inspections and formal Facility safety reviews by formally appointed Engineers of Record (EoR). Further improvements in tailings management are expected through achievement of compliance with the new independently developed Global Industry Standard for Tailings Management (GISTM) issued in 2020. g) The integration of environmental, social and governance (ESG) themes into the estimation process continues as an important consideration for modifying factors, reasonable prospects for economic extraction (RPEE) assessments and to underpin the integrity of the Mineral resources and Mineral reserves. The company’s ESG Charter, issues and priorities are fully considered in the life of mine plan with particular emphasis on tailings

P a g e 1 2 6 | 1 3 8 management, integrated mine closure planning, security of energy and water and the social and regulatory license to operate. h) Gold Fields also follows an embedded process of third-party reviews to provide expert independent assurance regarding Mineral resource and Mineral reserve estimates and compliance with relevant reporting rules and codes. In line with Gold Fields policy, every material property is reviewed by an independent third-party on average no less than once every three years, or when triggered by a material year on year change. Certificates of compliance are received from the companies that conduct the external audits which are also configured to drive continuous improvement in the estimation process. i) Importantly, Gold Fields endorses a well embedded risk and control matrix (RACM) configured to provide an annual assessment of the effectiveness of the registrants’ internal controls concerning the life of mine planning process and Mineral resource and reserve estimation and reporting. j) The internal controls include coverage of the following (inter alia): i Reasonableness of parameters and assumptions used in the Mineral resource and reserve estimation process ii Reasonableness of the interpretations applied to the geological model and estimation techniques iii Integrity in the mine design and scheduling, including reasonableness of the mine planning assumptions, modifying factors, cut-off grades, mining and processing methods and supporting key technical inputs such as year on year reconciliation, geotechnical, mining equipment, infrastructure, water, energy and economic analysis iv Provision of the necessary skills, experience and expertise at the mine sites and the Regions to undertake and complete the work with the required level of technical ability and competency, including professional registration as a Qualified person. v Alignment with the SK 1300 rule (guidance and instruction) for the reporting of Mineral resources and reserves vi Review of the disclosure of the registrants’ Mineral resources and reserves process. k) Because of its inherent limitations, internal controls may not prevent or detect all errors or misstatements. Also, projections of any valuation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate. RCubed© is a proprietary cloud-based reporting system adopted by Gold Fields in 2021 to enhance the level governance and data security concerning Mineral resource and reserve reporting across all company properties. It ensures transparency and auditability for all data verification checks, information stage gating, the approvals process and confirmation of Qualified person credentials. The RCubed© reporting system is being incorporated into the risk and control matrix RACM matrix to support the December 2021 Mineral resource and reserve reporting.

P a g e 1 2 7 | 1 3 8 22 Interpretation and conclusions The views expressed in this technical report summary are based on the fundamental assumption that the required management resources and management skills are in place to achieve the Mineral reserve LoM plan projections for Gruyere. The Gruyere Mineral reserves currently support a 12 year LoM plan that values the operation at $437.3 million at the reserve gold price of $1,300/oz. Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. The Mineral reserve estimates contained in this report should not be interpreted as assurances of the economic life or the future profitability of Gruyere. Mineral reserves are only estimates based on the factors and assumptions described herein, thus future Mineral reserve estimates may need to be revised. For example, if production costs increase or product prices decrease, a portion of the current Mineral resources, from which the Mineral reserves are derived, may become uneconomic and would therefore result in a lower estimate of Mineral reserves. The LoM plans include forward-looking technical and economic parameters and involve a number of risks and uncertainties that could cause actual results to differ materially. The LoM plan for Gruyere has been reviewed in detail by the Qualified person for appropriateness, reasonableness and viability, including the existence of and justification for departure from historical performance. The Qualified person considers that the Technical Economic Parameters and Financial Models are based on sound reasoning, engineering judgement and technically achievable mine plan, within the context of the risk associated with the gold mining industry. The business of gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial accidents. In particular, hazards associated with Gold Fields’ open pit mining operations include:  Fires and explosions.  Collapses of open pit walls.  Flooding.  Accidents related to the presence of mobile machinery.  Ground and surface water pollution.  Other accidents and conditions resulting from drilling, blasting and removing and processing material from an open pit mine.  Accidents associated with operating a rock dump and production stockpile, and rock transportation equipment.  Production disruptions due to weather. Gold Fields is at risk of experiencing any of these environmental or industrial hazards. The occurrence of any of these hazards could delay or halt production, increase production costs and result in a liability for Gold Fields. 22.1 Gruyere risks and mitigating actions The major risks and mitigation actions at Gruyere based on a formal risk review and assessment using risk ranking software are summarised in Table 22.1.1. Senior management review and update the risk register on routine basis which is reported on a quarterly basis. Table 22.1.1: Gruyere risks and mitigating actions

| Risk description | Risk mitigating action |
|---|---|
| Revenue:<br><br>Gold Fields' revenues are primarily derived from the sale of gold that it produces. Gold Fields does not generally enter into forward sales, derivatives or other hedging arrangements in order to establish a price in advance of the sale of its gold production. As a result, it is exposed to changes in the gold price, which could lead to reduced revenue and reserves impacts should the gold price decline | Industry data about Gold Fields' markets obtained from industry surveys, industry publications, market research and other publicly available third-party information. In many cases, statements in this report regarding the gold mining industry and price have been made based on internal surveys, industry forecasts, market research, as well as Gold Fields' own experiences.<br><br>Risk mitigation includes price sensitivity analyses at a range of gold prices. |
| Exploration:<br><br>Exploration activities are focused on understanding the extent of the orebody and gaining additional geological understanding of the mineralisation controls. This will feed into operational flexibility and sustainability.<br><br>Exploration for gold and other metals associated with gold are speculative in nature involves many risks and is frequently unsuccessful. | The Group focuses on the extension of existing orebodies and the discovery and delineation of new or bodies both at existing sites and at undeveloped sites.<br><br>Best practices exploration techniques, technical peer reviews and technical specialists are employed to assist in conceptual targeting, execution and interpretation of the exploration programs.<br><br>Geological, geochemical, geophysical, geostatistical and geo-metallurgical techniques are constantly refined to improve effectiveness and the economic viability of prospecting and mining activities.<br><br>Once a potential orebody has been discovered, exploration is extended and intensified in conjunction with comprehensive infill drilling, to enable clearer definition of the orebody and its technical and economic probability. Reserves published do not require any additional discovery. |
| Geology & estimation:<br><br>The primary assumptions of continuity of the geologically homogenous zones are driven by the geological model, which is updated when new information arises. Any changes to the model are subject to peer and internal technical corporate review and external independent consultant review when deemed necessary | At the Australian operations, the estimation of reserves for both underground and open pit operations is based on exploration and sampling information gathered through appropriate techniques, primarily from diamond drilling, reverse circulation drilling, aircore and sonic drilling techniques.<br><br>Gold Fields and the sites have well documented processes, procedures and systems to ensure appropriate drilling, logging, sampling interpretation, geology orebody and lithology modelling, and estimation are completed appropriately.<br><br>Overall staff focus on geology recruitment with required expertise and skills, training coaching coupled with field and peer reviews by both site and corporate staff are integrated into routine exploration and mining geology.<br><br>Internal and external corporate audits, procedures and systems all enhance and support ongoing periodic review.<br><br>All models are documented with peer reviews and model on model reconciliations to explore and understand the impacts of additional information, data and interpretation / methodology to support delivery of the most appropriate and best-informed outcomes<br><br>Applications of alternative estimation methods to evaluate deposits are also routinely compiled to ensure the most relevant and appropriate |

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| | |
|---|---|
| | estimation for mine planning is delivered. These may include ordinary kriging (OK), simple kriging (SK), uniform conditioning and simulation. Localised conditioning estimation techniques to validate and inform options and decisions are also considered<br><br>The locations of sample points are spaced close enough to deduce or confirm geological and grade continuity depending on the Mineral resource classification category. Generally, drilling is undertaken on grids, which range between 12.5 m by 25 m up to 100 m by 100 m, although this may vary depending on the continuity of the orebody. |
| Mine planning & scheduling:<br><br>Changes in assumptions underlying Gold Fields' Mineral reserve estimates risk. | Modifying factors used to calculate the cut-off grades include adjustments to mill delivered amounts due to dilution and ore loss incurred in the course of mining, expected return on investment, and sustaining capital.<br><br>These may change but typically are reviewed and managed through detailed reconciliation processes to minimize variations and impacts. Modifying factors applied in estimating Mineral reserves are primarily based on historical empirical information, but commonly incorporate adjustments for planned operational improvements.<br><br>Geotechnical inputs and slope parameters are based on feasibility study estimates and reviewed for use in the mine design by qualified geotechnical personnel. Actual operational performance will be monitored and reviewed to validate and optimise slope parameters.<br><br>Mineral reserves also consider operating cost levels as well as necessary capital and sustaining capital provisions required at each operation and is supported by LoM plans.<br><br>Detail planning protocols and review processes by qualified and experienced technical staff both on-site and regional levels are held to ensure consistency and applicability of due process. |
| Mining execution:<br><br>The ability to achieve anticipated efficiencies and production plans due to nature of risk and impacts associated with normal mining routine activities. These could include geotechnical, equipment and maintenance, explosives, staffing, power and water supply. | Benchmarking and technical reviews of all mine plans to validate and test assumptions are normal resources & reserve processes. Assumptions applied in estimating mine planning for reserves are primarily based on historical empirical information, but commonly incorporate adjustments for planned operational performance.<br><br>Geotechnical evaluation and monitoring, seismic systems and open cut slope wall rock monitoring are all normal processes to mitigate risk.<br><br>Equipment planned schedule and maintenance programs and condition monitoring processes are in place to ensure production capability. |
| Social licence to operate:<br><br>Many mining companies face increasing pressure over their "social license to operate" which can be understood as the acceptance of the activities of these companies by local stakeholders. While formal permission to operate is ultimately granted by host governments, many mining activities require social permission from host communities and influential stakeholders to carry out operations effectively and profitably. | To maintain its social license to operate, Gold Fields may need to design or redesign parts of its mining operations to minimize their impact on such communities and the environment, either by changing mining plans to avoid such impact, by modifying operations, changing planned capital expenditures or by relocating the affected people to an agreed location.<br><br>Responsive measures may require Gold Fields to take costly and time-consuming remedial measures, including the full restoration of livelihoods of those impacted. |

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| | |
|---|---|
| This aspect could impact future Mineral resources and reserves, mining activity and delivery. | |
| Staffing & technical capability:<br><br>Gold Fields' ability to operate or expand effectively depends largely on the experience, skills and performance of its senior management team and technically skilled employees. | Gold Fields operates in a good labour market and stable political jurisdiction which adapts recruitment, staff development / retention policies to meet labour and staffing demand so support and deliver on operations. |
| Environmental and industrial accidents:<br><br>Gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial and mining accidents. These may include, for example, seismic events, fires, cave-ins and blockages, flooding, discharges of gases and toxic substances, contamination of water, air or soil resources, radioactivity and other accidents or conditions resulting from mining activities including, among other things, blasting and the transport, storage and handling of hazardous materials. | Gold Fields has appropriate staffing structures and processes and programs which manage, monitor and report on key environmental, health and safety compliance. Gold Fields also subscribes to a number of international regulatory frameworks (e.g. ISO 14001, ISO18001, Cyanide Code) which include process and external audits review ND monitoring for compliance. |

Notes: a) The Qualified person is of the opinion that the risks identifies have reasonable risk mitigations and that action plans current and future will not materially affect the life of mine reserve estimation

Source: Gruyere CPR, 2021

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P a g e 1 3 1 | 1 3 8 23 Recommendations The Gruyere Mineral reserves currently support a 12-year LoM plan that values the operation at $437.3 million at the reserve gold price of $1,300/oz. The latest life of mine expansion study shows a good balance between life and value. Ongoing exploration and geological interpretation suggest that the existing Gruyere mine and tenements have the potential to extend and replace existing Mineral resources and reserves. This can be achieved by identifying and exploring prospective structural and early-stage exploration targets for both potential surface and underground operations. Ongoing structural, geochemical and geophysical programs with specialist geological reviews and target evaluation will support further drilling in 2022 to define and identify these opportunities.

P a g e 1 3 2 | 1 3 8 24 References The primary reference documents that have written consent by the appointed Gold Fields Lead Qualified persons technical report summary are. Primary reference is the Gruyere Competent Person Report 31 December 2021 for Mineral resources and Mineral reserves. This report has written consent from Mark Roux who is the Gold Fields appointed Lead Competent Person or Qualified person for Gruyere Gold Mine. Mark has accepted responsibility for the Competent Person Report 31 December 2021 for Mineral resources and Mineral reserves as a whole. The Gruyere Competent Person Report 31 December 2021 for Mineral resources and Mineral reserves is referred to in this document as “Gruyere CPR 2021”.

P a g e 1 3 3 | 1 3 8 25 Reliance on information provided by the registrant The competent person has not identified any information provided by the registrant for Gruyere that requires noting under the reliance on information provided.

P a g e 1 3 4 | 1 3 8 26 Definitions 26.1 Adequate geological evidence When used in the context of Mineral resource determination, means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. 26.2 Conclusive geological evidence When used in the context of Mineral resource determination, means evidence that is sufficient to test and confirm geological and grade or quality continuity. 26.3 Cutoff grade Is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cutoff grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cutoff grade include net smelter return, pay limit, and break-even stripping ratio. 26.4 Development stage issuer Is an issuer that is engaged in the preparation of Mineral reserves for extraction on at least one Material property. 26.5 Development stage property Is a property that has Mineral reserves disclosed, pursuant to this subpart, but no material extraction. 26.6 Economically viable When used in the context of Mineral reserve determination, means that the Qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral reserve is economically viable under reasonable Investment and market assumptions. 26.7 Exploration results Are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral resources or Mineral reserves. A Registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. 26.8 Exploration stage issuer Is an issuer that has no Material property with Mineral reserves disclosed. 26.9 Exploration stage property Is a property that has no Mineral reserves disclosed. 26.10 Exploration target Is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral resource.

P a g e 1 3 5 | 1 3 8 26.11 Feasibility study Is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable Modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is Economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. 1. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a Preliminary feasibility study (or pre-feasibility study). It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. 2. The confidence level in the results of a feasibility study is higher than the confidence level in the results of a Preliminary feasibility study (or pre-feasibility study). Terms such as full, final, comprehensive, bankable, or definitive feasibility study are equivalent to a feasibility study. 26.12 Final market study Is a comprehensive study to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on final geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales, and prices), customer evaluation of product specifications, and market entry strategies or sales contracts. The study must provide justification for all assumptions, which must include assumptions concerning the Material contracts required to develop and sell the Mineral reserves. 26.13 Indicated Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Adequate geological evidence and sampling. The level of geological certainty associated with an indicated Mineral resource is sufficient to allow a Qualified person to apply Modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated Mineral resource has a lower level of confidence than the level of confidence of a Measured Mineral resource, an indicated Mineral resource may only be converted to a Probable Mineral reserve. 26.14 Inferred Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Limited geological evidence and sampling. The level of geological uncertainty associated with an inferred Mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred Mineral resource has the lowest level of geological confidence of all Mineral resources, which prevents the application of the Modifying factors in a manner useful for evaluation of economic viability, an inferred Mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral reserve. 26.15 Initial assessment Is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral resources. The initial assessment must be prepared by a Qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral resources but cannot be used as the basis for disclosure of Mineral reserves. 26.16 Investment and market assumptions When used in the context of Mineral reserve determination, includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the

P a g e 1 3 6 | 1 3 8 Mineral reserves. The Qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is Economically viable. 26.17 Limited geological evidence When used in the context of Mineral resource determination, means evidence that is only sufficient to establish that geological and grade or quality continuity are more likely than not. 26.18 Material Has the same meaning as under Part 230.405 or Part 240.12b-2. The term material, when used to qualify a requirement for the furnishing of information as to any subject, limits the information required to those matters to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to purchase the security registered. 26.19 Material of economic interest When used in the context of Mineral resource determination, includes mineralisation, including dumps and tailings, mineral brines, and other resources extracted on or within the earth's crust. It does not include oil and gas resources resulting from oil and gas producing activities, as defined in Part 210.4-10(a)(16)(i) of this chapter, gases (e.g., helium and carbon dioxide), geothermal fields, and water. 26.20 Measured Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Conclusive geological evidence and sampling. The level of geological certainty associated with a measured Mineral resource is sufficient to allow a Qualified person to apply Modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured Mineral resource has a higher level of confidence than the level of confidence of either an Indicated Mineral resource or an Inferred Mineral resource, a measured Mineral resource may be converted to a Proven Mineral reserve or to a Probable Mineral reserve. 26.21 Mineral reserve Is an estimate of tonnage and grade or quality of Indicated Mineral resources and Measured Mineral resources that, in the opinion of the Qualified person, can be the basis of an Economically viable project. More specifically, it is the economically mineable part of a measured or Indicated Mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. 26.22 Mineral resource Is a concentration or occurrence of Material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral resource is a reasonable estimate of mineralisation, taking into account relevant factors such as Cutoff grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. 26.23 Modifying factors Are the factors that a Qualified person must apply to Indicated Mineral resources and Measured Mineral resources and then evaluate in order to establish the economic viability of Mineral reserves. A Qualified person must apply and evaluate modifying factors to convert Measured Mineral resources and Indicated Mineral resources to Proven Mineral reserves and Probable Mineral reserves. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics

P a g e 1 3 7 | 1 3 8 of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. 26.24 Preliminary feasibility study (or pre-feasibility study) Is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a Qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. 1. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the Modifying factors and the evaluation of any other relevant factors that are sufficient for a Qualified person to determine if all or part of the Indicated Mineral resources and Measured Mineral resources may be converted to Mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is Economically viable. 2. A pre-feasibility study is less comprehensive and results in a lower confidence level than a Feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an Initial assessment. 26.25 Preliminary market study Is a study that is sufficiently rigorous and comprehensive to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on preliminary geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales, and prices), customer evaluation of product specifications, and market entry strategies. The study must provide justification for all assumptions. It can, however, be less rigorous and comprehensive than a Final market study, which is required for a full Feasibility study. 26.26 Probable Mineral reserve Is the economically mineable part of an Indicated Mineral resource and, in some cases, a Measured Mineral resource. 26.27 Production stage issuer Is an issuer that is engaged in material extraction of Mineral reserves on at least one Material property. 26.28 Production stage property Is a property with material extraction of Mineral reserves. 26.29 Proven Mineral reserve Is the economically mineable part of a Measured Mineral resource and can only result from conversion of a Measured Mineral resource. 26.30 Qualified person Is an individual who is: 1. A mineral industry professional with at least five years of Relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the Registrant; and 2. An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. For an organisation to be a recognised professional organisation, it must: i Be either:

P a g e 1 3 8 | 1 3 8 A. An organisation recognised within the mining industry as a reputable professional association; or B. A board authorised by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; ii Admit eligible members primarily on the basis of their academic qualifications and experience; iii Establish and require compliance with professional standards of competence and ethics; iv Require or encourage continuing professional development; v Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and vi Provide a public list of members in good standing. 26.31 Relevant experience Means, for purposes of determining whether a party is a Qualified person, that the party has experience in the specific type of activity that the person is undertaking on behalf of the Registrant. If the Qualified person is preparing or supervising the preparation of a technical report concerning Exploration results, the relevant experience must be in exploration. If the Qualified person is estimating, or supervising the estimation of Mineral resources, the relevant experience must be in the estimation, assessment and evaluation of Mineral resources and associated technical and economic factors likely to influence the prospect of economic extraction. If the Qualified person is estimating, or supervising the estimation of Mineral reserves, the relevant experience must be in engineering and other disciplines required for the estimation, assessment, evaluation and economic extraction of Mineral reserves. 1. Relevant experience also means, for purposes of determining whether a party is a Qualified person, that the party has experience evaluating the specific type of mineral deposit under consideration (e.g., coal, metal, base metal, industrial mineral, or mineral brine). The type of experience necessary to qualify as relevant is a facts and circumstances determination. For example, experience in a high-nugget, vein-type mineralisation such as tin or tungsten would likely be relevant experience for estimating Mineral resources for vein-gold mineralisation, whereas experience in a low grade disseminated gold deposit likely would not be relevant. Note 1 to paragraph (1) of the definition of relevant experience: It is not always necessary for a person to have five years' experience in each and every type of deposit in order to be an eligible Qualified person if that person has relevant experience in similar deposit types. For example, a person with 20 years' experience in estimating Mineral resources for a variety of metalliferous hard-rock deposit types may not require as much as five years of specific experience in porphyry-copper deposits to act as a Qualified person. Relevant experience in the other deposit types could count towards the experience in relation to porphyry-copper deposits. 2. For a Qualified person providing a technical report for Exploration results or Mineral resource estimates, relevant experience also requires, in addition to experience in the type of mineralisation, sufficient experience with the sampling and analytical techniques, as well as extraction and processing techniques, relevant to the mineral deposit under consideration. Sufficient experience means that level of experience necessary to be able to identify, with substantial confidence, problems that could affect the reliability of data and issues associated with processing. 3. For a Qualified person applying the Modifying factors, as defined by this section, to convert Mineral resources to Mineral reserves, relevant experience also requires: i Sufficient knowledge and experience in the application of these factors to the mineral deposit under consideration; and ii Experience with the geology, geostatistics, mining, extraction and processing that is applicable to the type of mineral and mining under consideration.

# Date and Signature Page

| Qualified Person | Signature | Date |
|---|---|---|
| Dr Julian Verbeek | /s/ Dr. Julian Verbeek | 27 March 2022 |
| Richard Butcher | /s/ Richard Butcher | 28 March 2022 |
| Dr Winfred Assibey-Bonsu | /s/ Dr Winfred Assibey-Bonsu | 27 March 2022 |
| Andrew Engelbrecht | /s/ Andrew Engelbrecht | 28 March 2022 |
| Peter Andrews | /s/ Peter Andrews | 27 March 2022 |
| Daniel Hillier | /s/ Daniel Hillier | 28 March 2022 |
| Johan Boshoff | /s/ Johan Boshoff | 28 March 2022 |
| Andre Badenhorst | /s/ Andre Badenhorst | 27 March 2022 |
| Fiona Phillips | /s/ Fiona Phillips | 29 March 2022 |
| Trent Strickland | /s/ Trent Strickland | 29 March 2022 |
| Marco Tassone | /s/ Marco Tassone | 30 March 2022 |
| Hamish Guthrie | /s/ Hamish Guthrie | 29 March 2022 |
| Mark Roux | /s/ Mark Roux | 29 March 2022 |